   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1999

                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ---------------------------

                               COMSTAR.NET, INC.
             (Exact Name of Registrant as Specified in its Charter)

              GEORGIA                                7379                              58-2235514
  (State or Other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)        Classification Code Number)             Identification Number)

                                2812 SPRING ROAD
                                   SUITE 210
                             ATLANTA, GEORGIA 30339
                                 (770) 485-6000
                           (770) 485-6100 (FACSIMILE)
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                         CHRISTOPHER K. MARTIN, C.P.A.
                            CHIEF FINANCIAL OFFICER
                               COMSTAR.NET, INC.
                                2812 SPRING ROAD
                                   SUITE 210
                             ATLANTA, GEORGIA 30339
                                 (770) 485-6000
                           (770) 485-6100 (FACSIMILE)
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                          ---------------------------

                                   Copies to:

               CHARLES D. VAUGHN, ESQ.                                 M. HILL JEFFRIES, ESQ.
               JENNIFER A. MCCOID, ESQ.                                MARC L. HARRISON, ESQ.
      NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.                         ALSTON & BIRD LLP
            FIRST UNION PLAZA, SUITE 1400                               ONE ATLANTIC CENTER
              999 PEACHTREE STREET, N.E.                             1201 WEST PEACHTREE STREET
                ATLANTA, GEORGIA 30309                              ATLANTA, GEORGIA 30309-3424
                    (404) 817-6000                                         (404) 881-7000
              (404) 817-6050 (FACSIMILE)                             (404) 881-4777 (FACSIMILE)

                          ---------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                          ---------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM
                                                              AGGREGATE OFFERING      AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED            PRICE(1)        REGISTRATION FEE
----------------------------------------------------------------------------------------------------
Common Stock, no par value..................................     $54,475,000           $15,150
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                          ---------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1999

                            (COMSTAR.NET, INC. LOGO)

                                              SHARES

                                  COMMON STOCK

     comstar.net, inc. is offering                      shares of its common
stock, and the selling shareholders are offering an additional shares. This is our initial public offering, and no public market currently exists for our shares.

     We have applied to list the shares on the Nasdaq National Market under the symbol "CSTX." We anticipate that the initial public offering price will be
between $          and $          per share.

                          ---------------------------

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................  $           $
Underwriting discounts......................................  $           $
Proceeds to comstar.net.....................................  $           $
Proceeds to the selling shareholders........................  $           $

     comstar.net has granted the underwriters a 30-day option to purchase up to
an additional                shares of common stock to cover any
over-allotments.

     The underwriters expect to deliver the shares of common stock to purchasers
on             , 1999.

                          ---------------------------

SCOTT & STRINGFELLOW, INC.                         SUNTRUST EQUITABLE SECURITIES

               The date of this prospectus is             , 1999.

INSIDE COVER GRAPHICS

A map of the United States and the comstar.net logo appears at the top of the inside front cover page. The map shows comstar.net's (1) current data center in Atlanta, GA; and (2) current points of presence in Athens, Columbus and Atlanta, GA; Miami, FL, Raleigh, NC; and Birmingham, AL. It also shows (1) data centers comstar.net plans to build or acquire using a portion of the net proceeds from the offering in Chicago, IL; Washington, D.C.; Boston, MA; Phoenix, AZ; Miami, FL; Dallas, TX; and San Francisco, CA; and (2) points of presence comstar.net plans to build or acquire using a portion of the net proceeds from the offering in New York, NY; Los Angeles, CA; Houston, TX; Pittsburgh, PA; New Orleans, LA; Seattle, WA; Columbia, SC; Hartford, CT; Columbus and Cincinnati, OH; and Charlotte, NC.

The following text appears in a key below the map of the United States:

          - Existing Data Center.
          - Existing Points of Presence.
          - Planned Data Centers.
          - Planned Points of Presence.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Summary..........................       1
Risk Factors.....................       6
Use of Proceeds..................      25
Capitalization...................      26
Dividend Policy..................      26
Dilution.........................      27
Selected Financial Data..........      28
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations......      30
Business.........................      44

                                      PAGE
                                      ----
Management.......................      64
Related Party Transactions.......      71
Principal and Selling
  Shareholders...................      72
Description of Capital Stock.....      74
Shares Eligible for Future
  Sale...........................      78
Underwriting.....................      80
Legal Matters....................      83
Experts..........................      84
Where You Can Find More
  Information....................      84
Index to Financial Statements....     F-1

                          ---------------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     In this prospectus, "comstar.net," "we," "us" and "our" refer to comstar.net, inc. and its subsidiaries unless the context otherwise requires.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that you should consider before buying shares in this offering. We urge you to read the entire prospectus carefully, including the information provided under "Risk Factors," before deciding to invest in our common stock. Unless otherwise stated, all information in this prospectus assumes that the price of our common stock to the public will
be $          per share, that the underwriters will not exercise their
over-allotment option and that all outstanding shares of common stock series A and common stock series B will convert into shares of common stock immediately on the closing of this offering.

                               COMSTAR.NET, INC.

OUR BUSINESS

     We are a rapidly growing Internet service provider, or ISP, that targets middle market businesses, educational institutions and governmental organizations. Our services provide high quality, cost-effective business solutions that allow our customers to take advantage of the Internet while outsourcing a significant portion of their Internet technology and staff.

     Our primary services, which we tailor to meet each customer's needs, include:

     - dedicated Internet access through our highly reliable network, which provides our customers with Internet access that is "always on,"

     - co-location services, in which we provide secure space to house customer-owned Internet equipment, and

     - managed application hosting, in which we provide and maintain a server for the customer's exclusive use to install any software application the customer chooses.

     Data center services include, among others, our co-location services and our managed application hosting services. These are similar to the services offered by computer service providers, or CSPs, which house, maintain and supply power to their customers' Internet equipment.

     We can deliver our services to customers throughout the world from our Atlanta, Georgia data center. We also have various other points of presence, or POPs, located in the southeastern United States that aggregate our customers' Internet traffic and transport the traffic to our data center. We connect the traffic to very large ISPs, including UUNET, GTE Internetworking, Sprint and Intermedia Internet, who provide access to central Internet exchanges. Through our network, most of our customers' Internet traffic bypasses congested points on the Internet and avoids breakdowns at the central Internet exchanges and network access points. We believe our innovative network infrastructure and superior customer support by our network experts give us a significant competitive advantage over many other Internet access and Internet-based solutions providers.

     Our senior management team has more than sixty years of combined experience in designing, implementing and managing telecommunications networks.

OUR INDUSTRY

     The number of businesses, educational institutions and governmental organizations using the Internet as a means of conducting business is growing rapidly. According to International Data Corporation, corporate Internet access and value-added services, such as Web hosting and co-location, are the fastest growing services offered by ISPs. Corporate access revenue and value-added services revenue were $5.9 billion in 1998 and are expected to grow to approximately $25.0 billion by 2003.

     Many of the enterprises using the Internet lack the expertise to cost-effectively develop and maintain their Web sites while also managing their core operations. In addition, these organizations often do not have the resources needed to keep up with rapidly changing technologies and to support a network infrastructure that must be both reliable and expandable. As a result, we believe enterprises of all sizes are seeking collaborative outsourcing arrangements to:

     - acquire reliable Internet access,

     - help them establish effective, secure and reliable Web sites,

     - provide required monitoring and maintenance of their Internet-related facilities, and

     - control their Internet service costs.

     Recent changes in the regulations affecting the telecommunications industry in the United States and abroad have made it easier and more cost-effective for new companies to compete with existing carriers in providing local voice and data communication services. These communication services can often be offered via the same communication lines over which companies currently offer Internet access. This increase in competition, combined with customer demand to acquire all communications services from a single source, is driving the convergence of voice and data communications technologies toward providers capable of delivering a broad range of communications services.

OUR BUSINESS STRATEGY

     We intend to become a leader in providing businesses, educational institutions and governmental organizations with high quality, cost-effective Internet services. To accomplish this objective, we intend to continue to rely on the following core elements of our business strategy:

     - delivering highly reliable Internet access that enables our customers' traffic to avoid congestion and breakdowns at major Internet exchanges,

     - increasing the percentage of our revenues from value-added data center services, which typically provide higher margins than our Internet access services,

     - targeting middle market business, educational and governmental customers rather than individual consumers to take advantage of the outsourcing needs of these enterprises, and

     - providing superior customer support by our network experts.

     We intend to further develop our business by focusing on the core elements of our business strategy discussed above and pursuing the following key growth strategies

     - expanding our network nationally and internationally,

     - broadening our marketing activities,

     - pursuing strategic sales and distribution alliances,

     - engaging in strategic acquisitions, and

     - eventually becoming an integrated communications provider offering both voice and data services.

OUR CUSTOMERS

     Since our inception in 1996, we have grown rapidly and now provide Internet services to more than 500 customers across the United States and in Cuba. In addition to middle market enterprises, we currently provide service to other ISPs and larger customers like BellSouth Wireless, Net.B@nk, AGL Resources, Mohawk Industries, Hartsfield Atlanta International Airport and Guantanamo Bay Naval Air Station, Cuba under a contract with Local Communications Network.

     Our revenues for the year ended December 31, 1998 were $2,142,345, an increase of 217% from our revenues of $675,569 for the year ended December 31, 1997. Our revenues for the six months ended June 30, 1999 were $1,485,544, an increase of 73.2% from our revenues of $857,786 for the six months ended June 30, 1998. For the six months ended June 30, 1999, we derived 61.3% of our revenues from providing Internet access and 38.7% of our revenues from all our other services. For the six months ended June 30, 1999, our average monthly revenue per customer was approximately $517.

OUR CORPORATE PROFILE

     comstar.net, inc. was formed in March 1996 as ComStar Communications, Inc., a Georgia corporation. We changed our name to comstar.net, inc. in July 1999. We began operating on June 10, 1996, and by December 31, 1996, we had 27 customers. Our customer base increased to 244 customers at the end of 1997, and to 472 customers at the end of 1998. We had 510 customers at September 1, 1999.

     Our principal executive offices are located at 2812 Spring Road, Suite 210, Atlanta, Georgia 30339, and our main telephone number is (770) 485-6000. We operate our business primarily from our data center located at our offices in Atlanta, Georgia. We also have POPs in Raleigh, North Carolina; Birmingham, Alabama; Athens, Columbus and Gainesville, Georgia; and Miami, Florida. We are establishing a POP in Houston, Texas.

     Our Web site is located at http://www.comstar.net. Information on our Web site is not, however, part of this prospectus, and you should rely only on the information contained in this prospectus before deciding to invest in our common stock.

                                  THE OFFERING

Common stock offered by
  comstar.net........................              shares

Common stock offered by the selling
  shareholders.......................              shares

Over-allotment option................    Up to                shares to be issued by
                                         comstar.net. If the over-allotment option is
                                         exercised in full by the underwriters at a
                                         public offering price per share of $          ,
                                         the total offering proceeds will be
                                         $          , underwriting discounts will be
                                         $          and proceeds to comstar.net will be
                                         $          .

Common stock to be outstanding
  immediately after the offering.....              shares

Use of proceeds......................    Repay debt; develop and deploy new data centers
                                         and services; expand sales, marketing and
                                         advertising efforts; and fund working capital
                                         and general corporate purposes, including
                                         acquisitions.

Proposed Nasdaq National Market
  symbol.............................    CSTX

                          ---------------------------

     Comstar Internet & Wireless(TM), Comstar Internet Service, Inc. (with logo design)(TM), comstar.net, inc.(TM) and Switch Hotel(TM) are trademarks of comstar.net. We have applied for federal registration of the Comstar Internet & Wireless (with logo design)(TM), Comstar Internet Service, Inc. (with logo design)(TM) and comstar.net, inc. (with logo design)(TM) trademarks.

     This prospectus includes statistical data regarding the Internet industry. This data is taken or derived from information published by International Data Corporation, a provider of market and strategic information for the technology industry. We believe that this data is generally indicative of the matters reflected in this source. This data is inherently imprecise, however, and we caution you not to place undue reliance on it.

                             SUMMARY FINANCIAL DATA

     You should read the following summary financial data of comstar.net along with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. For an explanation of the determination of the number of shares used to compute basic and diluted net loss per share and weighted average shares outstanding, see note 2 of the notes to our financial statements. The data "as adjusted for the offering" reflect the
sale by us of                      shares of common stock at an assumed initial
offering price of $          per share and our receipt and application of the
estimated net proceeds as described in "Use of Proceeds."

                              PERIOD FROM
                               INCEPTION              YEAR ENDED               SIX MONTHS ENDED
                            (MARCH 5, 1996)          DECEMBER 31,                  JUNE 30,
                            TO DECEMBER 31,    -------------------------   -------------------------
                                 1996             1997          1998          1998          1999
                           -----------------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS
  DATA:
Revenues.................     $    65,398      $   675,569   $ 2,142,345   $   857,786   $ 1,485,544
Operating loss...........        (267,686)        (487,585)     (445,138)      (25,834)     (536,897)
Net loss.................        (278,120)        (547,244)     (597,730)      (96,387)     (703,721)
Net loss per share (basic
  and diluted)...........     $      (.03)     $      (.06)  $      (.06)  $      (.01)  $      (.07)
                              ===========      ===========   ===========   ===========   ===========
Weighted average shares
  outstanding............      10,000,000       10,000,000    10,005,731    10,000,000    10,165,825
                              ===========      ===========   ===========   ===========   ===========

                                                                 AS OF JUNE 30, 1999
                                                              -------------------------
                                                                            AS ADJUSTED
                                                                              FOR THE
                                                                ACTUAL       OFFERING
                                                              -----------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 1,045,071   $
Working capital (deficit)...................................   (1,038,135)
Total assets................................................    2,567,834
Total debt, including current maturities....................    2,048,917
Total shareholders' deficit.................................       (4,071)

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. Before you invest in our common stock, you should carefully consider the risks described below, along with all of the other information included in this prospectus. Any of the following risks could seriously harm our business and results of operations. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "will," or similar words. You should read statements that contain these words carefully because they:

     - discuss our future expectations,

     - contain projections of our future results of operations or financial condition, or

     - state other "forward-looking" information.

     We believe that it is important to communicate our future expectations to our investors. Events may occur in the future, however, that we have not accurately predicted or over which we have no control. These events may affect our future operating results, our ability to implement our business plan, our efforts to address year 2000 issues and potential competition, among other things. The risk factors listed in this section, as well as other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

RISKS RELATED TO COMSTAR.NET

WE ARE AN EARLY STAGE COMPANY IN A RAPIDLY EVOLVING INDUSTRY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS.

     We began operations in June 1996, and our limited operating history makes an evaluation of us and our prospects difficult. You should consider our business and our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in the new and rapidly evolving market for Internet services and technologies. Some of the risks we may face as an early stage company include our ability to:

     - implement our business model and strategy and adapt it as needed,

     - continue to attract Internet access and data center services customers,

     - develop strategic relationships with other Internet-based service providers that can refer customers to us, and

     - continue to develop and upgrade our network systems and infrastructure.

If we fail to manage these early stage risks successfully or the Internet services industry does not evolve as we expect, current evaluations of our business and prospects may prove to be inaccurate.

WE EXPECT TO CONTINUE TO SUFFER LOSSES AND EXPERIENCE NEGATIVE CASH FLOW.

     We have incurred substantial losses since inception and expect to continue to suffer substantial losses in the future. Our business has not generated sufficient cash flow to fund our operations without acquiring capital from other sources. We have incurred net losses and negative cash flows from operations as follows:

                                                                   NET CASH USED IN
                                                     NET LOSS    OPERATING ACTIVITIES
                                                     ---------   --------------------
Period from inception (March 5, 1996) to December
  31, 1996.........................................  $(278,120)       $(202,080)
Year ended December 31, 1997.......................   (547,244)        (402,451)
Year ended December 31, 1998.......................   (597,730)        (210,355)
Six months ended June 30, 1999.....................   (703,721)        (645,268)

As of June 30, 1999, we had an accumulated deficit of approximately $2.1 million. We expect to incur additional capital costs and other expenses in developing and expanding our network and business. As a result, we expect to incur significant additional losses and negative operating cash flow for the foreseeable future, and we may not ever be able to achieve profitability. Even if we do achieve profitability and positive cash flow, we may not be able to sustain or increase profitability and positive cash flow on a quarterly or annual basis. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our business will suffer and the market price of our common stock could decline substantially.

OUR OPERATING RESULTS AND LIQUIDITY ARE UNPREDICTABLE AND MAY FLUCTUATE, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

     Our results of operations are difficult to predict. We have experienced significant fluctuations on a quarterly and annual basis in our results of operations, which has affected our liquidity. We expect our operating results and liquidity to fluctuate significantly from quarter to quarter in the future. If our future results of operations fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially. Our results of operations and liquidity may fluctuate significantly in response to the risk factors described in this section, as well as the following factors, some of which are beyond our control:

     - how quickly we are able to acquire new customers,

     - how expensive it is to acquire new customers,

     - how much money we have to spend to improve our business and expand our operations,

     - how quickly we are able to develop new services that our customers require,

     - how much our operating expenses increase,

     - the mix of services we sell,

     - the timing and size of our capital expenditures and changes in our working capital,

     - pricing decisions by us or our competitors,

     - whether we experience business disruptions resulting from year 2000 computer problems,

     - changes in laws and regulations which affect our business,

     - the extent to which we experience increased competition in our markets, and

     - general economic factors that might cause our existing and potential customers to decrease what they spend on their Internet operations.

WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR RAPID GROWTH, WHICH IS PLACING AND MAY CONTINUE TO PLACE A STRAIN ON OUR RESOURCES AND MAY CONTRIBUTE TO FUTURE LOSSES.

     We have rapidly expanded our operations and customer base and anticipate further growth in the future. Our rapid growth has placed significant demands on our financial resources, management, personnel, systems, procedures and controls, which may be inadequate to support our existing and future operations. If we are unable to manage our growth, we may not be able to implement our business plan and strategy, and our financial results may suffer. To manage our growth effectively, we must:

     - accurately predict growth in the demand for our Internet access and data center services and our capacity to meet that demand,

     - continue to expand and improve our operating and financial systems, procedures and controls,

     - attract, train, motivate, manage and retain key employees, particularly our network experts,

     - continue to provide high quality Internet access, data center services and customer support, while dealing with the distractions and strain of rapid growth,

     - acquire and install new equipment and facilities,

     - successfully integrate the operations and personnel of any ISPs or other businesses we acquire, and

     - respond quickly and effectively to unanticipated changes in the industry.

IF WE ARE UNABLE TO MANAGE AND EXECUTE OUR PLANNED GEOGRAPHIC EXPANSION, WE MAY INCUR SUBSTANTIAL COSTS BUT NOT RECEIVE THE REVENUES WE ANTICIPATE.

     A key element of our growth strategy is the planned domestic and international expansion of our network by opening additional data centers. We cannot guarantee that we will successfully manage this geographic expansion. To do so we must perform the following tasks successfully:

     - efficiently assess potential markets,

     - identify data center sites,

     - acquire and make necessary improvements to facilities,

     - install equipment,

     - expand our employee base to staff new data centers adequately,

     - adjust our operational and financial systems to accommodate the new data centers, and

     - integrate the completed data centers into our network.

     We may not accurately anticipate the customer demand for the services these additional data centers will provide, and we may be unable to attract a sufficient number of customers to our new facilities to justify the expense of establishing the facility. If we are unable to attract customers for these new data centers as we expect, our costs of establishing these facilities may exceed the revenues we derive from them, which would adversely affect our financial results.

     Part of our geographic expansion strategy includes opening POPs throughout the United States and at various international sites to supplement our data centers. Although the cost to establish a POP is typically much less than to establish a data center, we also face some of the above risks in establishing additional POPs.

WE MAY BE UNABLE TO FUND OUR PLANNED BUSINESS EXPANSION AND OTHER CAPITAL REQUIREMENTS, WHICH MAY LIMIT OUR OPERATIONS AND GROWTH POTENTIAL.

     We expect our planned business expansion to require significant cash expenditures, including increased sales and marketing expenses and expenditures to establish new data centers and POPs. Although we believe that the net proceeds of this offering and our cash reserves will be adequate to fund our operations and the development of additional data centers and POPs until the end of the year 2000, we may need additional funds either during or after that period. We may not be able to obtain additional financing or, if additional financing is available, we may not be able to obtain it on terms favorable to us. If we raise additional funds by issuing equity securities, your ownership interest could be significantly diluted, and any additional equity securities we issue may have rights, preferences or privileges senior to your rights. In addition, the terms of any additional financing we obtain may significantly limit our future financing and operating activities. If we cannot obtain adequate funds to satisfy our capital requirements, we may be forced to limit our operations and expansion plans significantly, sell assets, or seek to refinance outstanding obligations. Any of these events could significantly harm our business and financial condition and limit our growth.

WE MAY MAKE ACQUISITIONS OR INVESTMENTS THAT ARE NOT SUCCESSFUL AND THAT ADVERSELY AFFECT OUR ONGOING OPERATIONS.

     To execute our growth strategy, we may make acquisitions and investments to complement and strengthen our business. We could acquire or invest in: businesses, including other ISPs; customer lists and related customer accounts; products; services; or technologies. We have very limited experience in these activities. In making acquisitions or investments, we face numerous risks, including:

     - the difficulty of identifying and hiring one or more senior executives with acquisition experience,

     - the difficulty of identifying suitable acquisition or investment candidates and negotiating acceptable terms for acquisitions and investments,

     - our need for additional debt or equity financings to complete any acquisitions,

     - the terms of any additional financing used to fund an acquisition may significantly limit our future financing and operating activities,

     - the potential disruption of our ongoing business,

     - the potential distraction of our management and diversion of our resources,

     - our inability to maintain uniform standards, controls and procedures,

     - the difficulty of successfully integrating the services, products and personnel of any acquired business or assets into our operations,

     - our retention and motivation of key employees of the acquired businesses,

     - our entry into geographic markets in which we have little or no prior experience,

     - competition for acquisition opportunities with competitors that are larger than us or have greater financial and other resources than we have; and

     - our inability to maintain good relations with the customers and suppliers of the acquired businesses.

OUR MANAGEMENT TEAM HAS WORKED TOGETHER FOR ONLY A SHORT TIME AND MAY EXPERIENCE INTEGRATION DIFFICULTIES THAT COULD CAUSE OUR BUSINESS TO SUFFER.

     We have recently hired several key employees and officers, including our Chief Operating Officer, Cynthia A. St. Ores; our Chief Financial Officer, Christopher K. Martin; and our Executive Vice President of Sales and Marketing, Steven J. Edwards. As a result, our complete management team has worked together for only a brief time. Our ability to execute our growth strategies effectively will depend in part on our ability to integrate these and future executives into our operations. If we are unsuccessful in integrating the new members of our management team quickly and effectively, our business could suffer significantly.

IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL, WE MAY HAVE TO EMPLOY LESS QUALIFIED PERSONNEL AND WE MAY EXPERIENCE HIGH PERSONNEL TURNOVER COSTS.

     The loss of the services of one or more of our key employees or our failure to attract and retain additional qualified personnel could cause us to employ less qualified personnel, increase our personnel costs or otherwise have a significant adverse effect on our business. Our success depends in significant part upon the continued services of our key management, technical and sales personnel, including our Chief Executive Officer, J. Cary Howell, and our Chief Technology Officer, Edward N. Landa. None of our officers or employees is a party to an employment agreement. Any officer or employee can terminate his or her relationship with us at any time.

     To execute our strategy successfully, we must attract, train, retain and motivate highly qualified management, technical, marketing and sales personnel. Competition for personnel with the technological and other attributes we require is intense, and turnover of technical personnel is particularly high in our industry. We may not be able to attract or retain qualified key personnel, and we may not recoup the cost of training employees if they leave after a short time.

IF WE CANNOT IMPLEMENT OUR SALES AND MARKETING PLAN, WE WILL NOT ACHIEVE OUR PROJECTED GROWTH.

     Our projected growth depends on our ability to successfully execute our sales and marketing plan. Our marketing efforts have been limited in the past, and we have only recently hired our Executive Vice President of Sales and Marketing, Steven J. Edwards. To improve our sales and marketing results, we must recruit and retain a competent and sufficient sales force and marketing group. If we are unable to develop our sales and marketing expertise, our business will not grow and our financial results will suffer. If we have insufficient funds to launch the necessary marketing programs, we may lose customers or fail to attract additional customers, which would prevent us from achieving our sales goals and could slow or eliminate our growth.

OUR ABILITY TO SUSTAIN OR GROW OUR BUSINESS MAY BE HARMED IF WE ARE UNABLE TO PROVIDE ADEQUATE CUSTOMER SUPPORT.

     Our ability to continue to grow our business and to retain current and future customers depends in part on our ability to provide responsive and knowledgeable customer support through our network experts. A failure to offer adequate customer support could materially and adversely affect our reputation, cause us to lose customers or cause demand for our services to decline significantly.

WE MAY BE UNABLE TO RETAIN OUR CUSTOMERS AFTER THEIR CONTRACTS WITH US EXPIRE, WHICH WOULD REDUCE OUR REVENUES.

     Our success substantially depends not only on adding new customers but on retaining the ones we have. We face the risk that our current and future customers may not renew their initial contracts after they expire. Therefore, to grow as we intend, we must add to our customer base to offset any customer cancellations. If we fail to retain our existing customer base, we may not only fail to meet our growth projections but may experience declining revenues.

DISRUPTIONS OF OUR SERVICES AT OUR DATA CENTER COULD RESULT IN CUSTOMER CANCELLATIONS, SIGNIFICANT CREDITS FOR FREE SERVICE TO AFFECTED CUSTOMERS AND LIABILITY FOR DAMAGES THAT EXCEED OUR LIABILITY INSURANCE.

     The bulk of our computer and telecommunications equipment, including critical equipment dedicated to our Internet access services, is presently located at one data center in Atlanta, Georgia. Despite precautions we take, we may experience system failures or shut downs at our data center, particularly due to natural disasters, vandalism, severed telecommunications lines resulting from utility construction or repairs near our data center or other unanticipated problems. If disruptions occur, we may have no means of replacing these network services on a timely basis or at all. Extensive or multiple interruptions in providing customers with Internet access and other services are primary reasons for customer decisions to switch to another ISP or cancel their use of Internet access and related services. Accordingly, any disruption of our services at our data center could cause us to lose existing customers and damage our ability to gain new customers.

     Our customer contracts currently provide a limited service level warranty related to the continuous availability of service on a 24 hours per day, seven days per week basis, except for scheduled maintenance periods. This warranty provides a credit for free service for disruptions in our Internet access services. If we incur significant free service obligations because of these disruptions, we will likely suffer financial losses for the periods in which we provide the free service. In addition, although our service contracts limit our liability to our customers for actual damages, we may be found liable for damages that exceed our liability insurance.

BREACHES IN THE SECURITY OF OUR NETWORK COULD REQUIRE US TO PAY MONEY DAMAGES TO OUR CUSTOMERS FOR LOSS OF INFORMATION AND COULD RESULT IN LOSS OF CUSTOMERS AND NEGATIVE PUBLICITY.

     To conduct electronic commerce and communications effectively, we must ensure our customers that the information they transmit over our network will be safe. We provide security for our customers' information by licensing encryption and authentication technology from others. Despite our design and implementation of a variety of network security measures, our network, our data center or our POPs may be the victim of unauthorized access, computer viruses, accidental or intentional acts and other disruptions of our business. We may be held responsible and required to pay damages for the loss of any confidential information stored in our computers or the equipment of our customers arising from the inappropriate use of our network by others. We may also lose customers if any of these disruptions occur.

     Although we provide industry-standard security measures, these measures have been defeated in the past, and we cannot guarantee that they will not be defeated on our network or at our data center or POPs. Any security breach could result in expensive litigation and harmful publicity. In addition, if many enterprises choose not to use the Internet because of security concerns, the growth of the Internet would be inhibited, which would have a material adverse effect on our business.

IF WE CANNOT EXPAND OUR TELECOMMUNICATIONS NETWORK RAPIDLY OR BROADLY ENOUGH TO MEET CUSTOMER DEMAND, THE QUALITY OF OUR SERVICE MAY SUFFER.

     We must continue to expand and adapt our network infrastructure as the number of customers and the amount of information they wish to transport increases and their requirements evolve. A rapid and significant expansion of our network will place additional stress upon our network hardware and traffic management systems. The ability of our network to connect and manage a substantially larger number of customers at high transmission speeds has not been tested. Consequently, we face the risk that we cannot expand our network as we intend. Even if we are able to do so, we face the risk that an expanded network will not maintain the levels of performance our network currently provides.

     From time to time we must upgrade our infrastructure to increase bandwidth capacity. This allows us to handle increases in information flow while maintaining the speeds of data transfer our customers require. We believe that further expansion and improvement of our network infrastructure will require substantial financial, operational and management resources that may not be available when we need them. We may not be able to acquire additional network capacity from our suppliers when we need it, on reasonable terms or at all. In addition, as we upgrade our infrastructure, we may need to use equipment or software that is incompatible with our current network. As a result, we may experience delays in installing the needed equipment or software. Without additions to our infrastructure, we may not be able to install or maintain sufficient bandwidth capacity to provide transportation speeds that are acceptable to our customers, especially if they significantly increase their usage. If we are unable to maintain acceptable speeds or if we encounter delays in upgrading our network, we may lose customers and our revenues could decline significantly.

A DISRUPTION OR REDUCTION IN THE INTERNET CAPACITY OF ANY OF THE ISPS THAT PROVIDE OUR INTERNET CONNECTION COULD LOWER THE QUALITY OF OUR SERVICE AND CAUSE US TO LOSE CUSTOMERS.

     Our success depends upon the size, ease of expansion, reliability and security of our network infrastructure, including the transmission capabilities we lease from the ISPs that connect us to the Internet. In particular, we depend on UUNET, GTE Internetworking, Sprint and Intermedia Internet for our Internet connection. Although we lease Internet access capacity from multiple suppliers, a disruption or reduction in Internet capacity by any of them could prevent us from maintaining the high quality of our service and cause us to lose customers. If our business relationship with any of these providers were to be terminated, we would need to identify and acquire alternative sources for the service, which may not be available at all or on prices and terms acceptable to us.

IF PROVIDERS OF LOCAL AND LONG DISTANCE TELECOMMUNICATIONS LINES EXPERIENCE DISRUPTIONS OR CAPACITY CONSTRAINTS, OUR ABILITY TO PROVIDE SERVICE TO OUR AFFECTED CUSTOMERS MAY BE ELIMINATED OR SUBSTANTIALLY CONSTRAINED.

     We presently rely on BellSouth and other regional and local companies to provide data communications capacity via local telecommunications lines and leased long-distance lines to connect us to our customers. We may experience disruptions or capacity constraints in these telecommunications services. If disruptions or capacity constraints occur, we may have no means of replacing these services on a timely basis or at all. In particular, local telephone service is sometimes available only from BellSouth or another incumbent local exchange carrier in the markets we serve. Although we believe that the federal Telecommunications Act of 1996 will generally lead to increased competition in the local telephone service market, we cannot predict when or to what extent this will occur or the effect of increased competition on pricing or supply. In addition, our telecommunica-tions carriers also sell or lease services to our competitors and either are, or in the future may become, competitors themselves. As a result, when capacity constraints and disruptions occur, our carriers may allocate any remaining capacity to themselves or to our competitors.

IF OUR SUPPLIERS ARE UNABLE TO SUPPLY THE EQUIPMENT WE NEED TO MAINTAIN AND IMPROVE OUR NETWORK AND DATA CENTER SERVICES, OUR SERVICE QUALITY MAY SUFFER AND WE MAY LOSE CUSTOMERS.

     We depend on a few suppliers of hardware components for which alternative sources are not readily available. We purchase some of our parts from Cisco Systems, Inc. and Lucent Technologies, Inc. under purchase orders we place from time to time. We do not have a long-term contract or guaranteed supply arrangement with these providers, and we do not carry significant inventories of these parts. If we are unable to obtain these parts on a timely basis and at an acceptable cost, we could be unable to upgrade or repair our network as required to remain competitive. As a result, we could lose customers and our business could be significantly harmed.

OUR SALES CYCLE FOR SOME OF OUR CUSTOMERS IS LONG, AND WE MAY INCUR SUBSTANTIAL SALES-RELATED EXPENSES BEFORE WE RECEIVE REVENUES, IF ANY, FROM THESE CUSTOMERS.

     The period from our initial contact with a potential customer to the commencement of services for that customer generally varies in relation to the level of services we provide. For example, services that are more comprehensive have a four-to-six month sales cycle. Our customers' decisions regarding Internet service are often critical to their business, and they frequently require extensive information and education regarding the benefits of our Internet access and data center services. We expect that most of our sales-related expenses will occur before our customers commit to use our services. This places demands on our working capital and exposes us to the risk that we may expend significant marketing resources to pursue customers who ultimately choose not to use our services. Although we intend to significantly increase our sales and marketing expenditures to attract new customers, we expect that the sales cycle for new customers who desire more than basic Internet access will continue to be lengthy.

ANY FAILURE BY US TO PROTECT OUR PROPRIETARY TECHNOLOGY AND OTHER PROPRIETARY RIGHTS COULD RESULT IN THE LOSS OF OUR RIGHTS, LOSS OF BUSINESS OR INCREASED COSTS.

     One important element of our success and competitive ability is our technology and our technological expertise. We rely on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our services. We have no patented technology that would preclude or inhibit competitors from entering our market. To limit access to and disclosure of our proprietary information, we enter into confidentiality agreements with our employees and consultants, and, if possible, nondisclosure agreements with appropriate suppliers and customers. These contractual arrangements and any other steps we take to protect our intellectual property may not prevent misappropriation of our technology or deter others from developing similar technologies. In addition, the laws of some foreign countries may not protect our services or intellectual property rights to the same extent as do the laws of the United States.

     To date, we have not been notified that our services infringe the proprietary rights of others, but others may claim that we infringe their proprietary rights in current or future products or services. We expect that participants in our markets will be increasingly subject to infringement claims as the number of competitors in our industry grows. An infringement claim against us could result in a loss of our proprietary rights and, whether meritorious or not, could be time-consuming, result in costly litigation, or require us to enter into royalty or licensing agreements on terms that are unfavorable to us. Acceptable royalty or licensing agreements might not be available to us. As a result, any infringement claim could seriously harm our business.

IF WE FAIL TO PROTECT OUR COMSTAR SERVICE MARKS, WE COULD LOSE THE RIGHT TO USE THOSE MARKS AND WOULD HAVE TO INCUR SUBSTANTIAL COSTS TO BUILD A NEW NAME.

     We believe we have begun to build awareness of the comstar.net brand in our markets, and we intend to use part of the net proceeds from this offering to further increase market awareness of the comstar.net name. However, several other companies use the mark "Comstar" and similar terms for their company names and various products, services, and brands. Some of these companies have obtained trademark registrations from the United States Patent and Trademark Office to protect their use of the mark "Comstar" and similar terms. We have recently filed applications with the United States Patent and Trademark Office to obtain federal trademark registration of the following marks: comstar.net, inc., together with our design logo; Comstar Internet Services, Inc., and the related design; and Comstar Internet & Wireless, Inc., and the related design. If the Patent and Trademark Office finds that the marks in these registration applications are likely to be confused with the marks of another company, they will not grant our applications to register the marks. If the Patent and Trademark Office does not grant our registrations, we will likely experience greater expense and difficulty in protecting our trademarks. We may also be unable to stop others from using similar marks in connection with competing goods or services. If that happens, our customers, suppliers and others in our industry could confuse us and our products and services for another person or company and its products and services. This could weaken the value of the comstar.net name and result in our losing business to competitors.

     In addition, other companies that use or have registrations for the mark "Comstar" or terms similar to "Comstar" for various products and services, or for their company or brand name, could claim that we are infringing their federal or state trademark rights by our use of the mark "comstar.net" or its derivations. An infringement claim of that nature, whether meritorious or not, could be time consuming and result in costly litigation. In addition, it could result in our loss of the right to use the mark "comstar.net" and its derivations, including losing the right to use them

     - in our corporate name,

     - as part of the services we offer, and

     - as part of our URL, or our address on the World Wide Web, which is currently www.comstar.net.

Litigation or settlement of an infringement claim could also require us to enter into royalty or licensing agreements on terms that are unfavorable to us. If we are unable to use the mark "comstar.net" and its derivations, we will be required to adopt a new company and brand name, and market our services under a new name. To do so, we will be required to incur significant costs. Any of these events could materially and adversely affect our business or financial condition.

POTENTIAL YEAR 2000 PROBLEMS MAY CAUSE US TO LOSE CUSTOMERS AND SUBJECT US TO SIGNIFICANT LIABILITIES AND COSTS.

     The risks posed by year 2000 issues could adversely affect our business in a number of significant ways. We note in particular that the information technology systems we depend on may not be year 2000 compliant by the end of 1999. These systems include:

     - our own critical information technology and non-information technology systems,

     - the systems of suppliers on which we rely, including the ISPs that provide our link to the Internet, and

     - the systems of our customers, particularly those who maintain their Internet operations on UNIX-based servers that may be particularly affected by year 2000 complications.

Further, our costs and liabilities related to year 2000 issues may be significant, and we may become involved in litigation related to year 2000 issues.

     If year 2000 problems cause the failure of any of our systems, the systems of our suppliers on which we rely, or the servers or other internal systems of our customers, we could lose customers, incur significant disruption in our business, lose revenues, and incur substantial liabilities and expenses. In addition, the Internet could face serious disruptions arising from year 2000 issues, which generally may have an adverse impact on traffic and commerce on the Internet.

     Even if year 2000 problems do not cause any of these failures or disruptions, if our suppliers, current or prospective customers or others expect that these failures or disruptions will occur, during the fourth quarter of 1999 it could:

     - cause potential customers to delay purchases from us until the year 2000,

     - reduce the growth of the Internet and electronic commerce,

     - hamper existing Internet activity and electronic commerce, and

     - reduce the demand for our services.

If this happens, it could materially and adversely affect our business, particularly our results of operations. For more information about how year 2000 issues affect us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

IF WE SUCCEED IN OUR GOAL OF BECOMING A COMPETITIVE LOCAL EXCHANGE CARRIER, WE COULD BE SUBJECT TO NUMEROUS ADDITIONAL RISKS.

     One of our goals is to become licensed as a competitive local exchange carrier, or CLEC, within the state of Georgia and in other states in which we operate. A CLEC provides local access lines as well as long-distance or other telecommunications services. The approval process for becoming a CLEC can be costly and lengthy, and obtaining this approval will divert important management and capital resources from our business. We may be unable to obtain approval as a CLEC in some or all of the states in which we operate.

     None of our current management team has any experience in managing a CLEC, and we may have to retain senior management with that experience to successfully capitalize on being authorized as a CLEC. We cannot assure you that we will be able to locate and hire appropriate management personnel on terms we find to be reasonable or at all.

     Even if we do obtain approval to operate as a CLEC, we cannot assure you that we will be a successful competitor in the industry. Numerous companies, some of which are our competitors in our current business, already have obtained this approval and have invested significant resources to build their access lines, hire and train personnel, develop their services and obtain customers. We may not be able to fund the substantial capital and other costs that may be required to operate as a CLEC. In addition, to operate successfully as a CLEC, we will need to enter into interconnection agreements with incumbent local exchange carriers, such as BellSouth. These agreements permit carriers to exchange telecommunications traffic. We may experience difficulties in entering into these agreements on terms that are acceptable to us and in enforcing these agreements.

     If we attain CLEC status and conduct business as a CLEC, the telecommunications services that we provide will be subject to significant regulation at the federal, state and local levels. We may experience delays in receiving required regulatory approvals or onerous conditions imposed on these approvals.

     Recent federal laws and regulation governing the United States telecommunications industry remains subject to judicial review and rule-making by the Federal Communications Commission. As a result, we cannot predict the effect these laws and regulations will have on our future operations or results. Federal, state and local authorities have initiated many regulatory actions regarding important items that impact CLECs. Changes in current or future regulations adopted by federal, state or local regulators, or other legislative or judicial initiatives relating to the telecommunications industry, could have a material adverse effect on us if we become a CLEC.

     If we attain CLEC status, we will be required to publicly file our tariffs with governmental authorities. These tariffs describe the prices we will charge our customers for telecommunications services and the terms and conditions for some intrastate, interstate and international telecommunications services. If governmental regulators or others challenge these tariffs, we could incur substantial legal and administrative expenses.

     We also may be subject to requirements in some states to obtain prior approval for, or notify the state commission of, any transfers of our voting securities, sales of our assets, corporate reorganizations involving us, issuances of our stock or debt instruments and similar transactions involving us.

OUR PLANNED EXPANSION INTO INTERNATIONAL MARKETS MAY BE DIFFICULT, COSTLY AND UNSUCCESSFUL.

     One of our longer-term goals is to expand into international markets, and we currently plan to open a data center in the London metropolitan area in 2001. As we have experience operating in only a limited number of markets and no experience operating internationally, we may not be able to adapt our services to the needs of customers in different markets. In addition, we may not be able to obtain the required permits and licenses to hire and train employees and to market, sell and successfully deliver our services outside the United States. We intend to outsource the initial operation of our London data center. As a result, we will depend, at least initially, on others to operate and manage our London data center. If we enter into international markets, we will face these and other risks of international operations, any of which could materially and adversely affect our business and financial performance.

MEMBERS OF MANAGEMENT HAVE CONFLICTS OF INTEREST INVOLVING OTHER COMPANIES WITH WHICH WE DO BUSINESS OR IN WHICH WE OWN A SUBSTANTIAL MINORITY INTEREST.

     Dr. Samuel F. Dayton, our Chairman of the Board, and James L. Bruce, Jr., one of our directors, are substantial shareholders of both comstar.net and db Telecom Technologies, Inc. Dr. Dayton and Mr. Bruce are also officers and directors of db Telecom Technologies. Because db Telecom Technologies has in the past and is expected in the future to perform services for us and engage in other transactions with us, conflicts of interest may arise in connection with those transactions. For example, we expect that from time to time we will retain db Telecom Technologies to perform work for us as a subcontractor on communications projects.

     In addition, we own 25% of the outstanding common stock of nschool Communication Systems, Inc., a company involved in developing and licensing software to link educators, parents and students. We also have a bilateral license agreement with nschool governing our rights and the rights of nschool relating to software we developed for nschool. Dr. Samuel F. Dayton, our Chairman of the Board, is the chairman of the board of directors of nschool. As a result, conflicts of interest may arise in connection with any transaction between nschool and us.

     We have a policy that requires any material transaction with our officers, directors, or principal shareholders, or their affiliates, to be on terms no less favorable to us than we reasonably could have obtained in arm's-length transactions with independent parties. We believe that all current relationships between either db Telecom Technologies or nschool on one hand and comstar.net on the other hand comply with this policy. Nevertheless, transactions between us and db Telecom Technologies or nschool could result in substantial benefits to Dr. Dayton and/or Mr. Bruce at our expense.

OUR EXISTING SHAREHOLDERS WILL CONTROL SHAREHOLDER ACTIONS AFTER THIS OFFERING, AND THEY MAY VOTE THEIR SHARES IN WAYS WITH WHICH YOU DISAGREE.

     When this offering is closed and all shares of our common stock series A and common stock series B are converted into shares of our common stock, our present executive officers, directors and current holders of more than 5% of the
common stock will, in the aggregate, beneficially own approximately      % of
our outstanding common stock. As a result, these shareholders, voting together, will have the ability to control all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership may have the effect of delaying or preventing a change in control of comstar.net or of impeding or discouraging a merger, consolidation, takeover or other business combination involving comstar.net.

RISKS RELATED TO OUR INDUSTRY

IF OUR TARGET MARKET DOES NOT INCREASE ITS USE OF THE INTERNET, WE WILL BE UNABLE TO CONTINUE OUR GROWTH.

     The increased use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has only recently begun to develop, and our success depends upon the continued growth of the Internet. The Internet will grow only if those enterprises that have relied upon more traditional means of commerce and communications accept the Internet as a new medium of communicating, conducting business and exchanging information. Despite growing interest in the commercial uses of the Internet, many businesses have not purchased Internet services for a number of reasons, including:

     - inadequate protection of confidential information moving across the Internet,

     - inconsistent quality of service,

     - inability to integrate business applications on the Internet,

     - incompatibility between the products of multiple vendors, and

     - lack of availability of cost-effective, high-speed services.

     Future demand and market acceptance of the Internet may not develop. If the Internet as a commercial or business medium fails to develop or develops more slowly than expected, we will be unable to continue our growth or may grow more slowly than anticipated.

OUR SUCCESS DEPENDS ON THE CONTINUED DEVELOPMENT AND RELIABILITY OF THE INTERNET INFRASTRUCTURE.

     The recent growth of the Internet has caused periods of diminished performance, requiring entities with links to the Internet to periodically upgrade the links and components that form the infrastructure of the Internet to alleviate congestion. Because the Internet access we provide is limited by the speed and reliability of the networks of others, including the ISPs that provide our connection to the Internet, the public perception of our services could be undermined by any publicized or perceived downturn in the performance of the Internet as a whole. Consequently, the emergence and growth of the market for our services depends on improvements being made to the entire Internet infrastructure to alleviate congestion.

THE TECHNOLOGY USED IN OUR INDUSTRY IS RAPIDLY CHANGING, AND OUR BUSINESS MAY SUFFER IF WE DO NOT ADAPT TO THE CHANGING STANDARDS.

     Our future success will depend, in part, on our ability to offer services that:

     - incorporate leading technology,

     - address the increasingly sophisticated and varied needs of our current and prospective customers, and

     - respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

     We may not be able to incorporate future technological advances into our business on a cost-effective and timely basis or at all. Moreover, technological advances may encourage our current or future customers to rely on in-house personnel and equipment to provide the services we currently provide, which would reduce those customers' need for our services. In addition, we may require substantial expenditures and lead-time to keep pace and ensure compatibility with technological advances in our industry.

     We believe that our future success also depends upon the continued ability of our services to work with the products, services and other technologies offered by various vendors. New products may not be compatible with our network and services or adequately address the changing needs of our customers. In addition, industry standards may not be established, or we may not be able to conform to new standards in a timely fashion to remain competitive. Our failure to conform to prevailing technology standards, or the failure of common technology standards to emerge, could limit our ability to compete and adversely affect our business. In addition, the products, services or technologies developed by others may make our services less competitive or obsolete.

OUR INDUSTRY IS VERY COMPETITIVE, AND MANY OF OUR COMPETITORS HAVE GREATER RESOURCES THAN WE DO.

     The Internet services and technologies industries are highly competitive. The tremendous growth and potential size of the market for Internet services has attracted many new start-ups as well as existing businesses. It is relatively easy for new entities to enter the industry, and we expect that competition will continue to grow as use of the Internet increases. We may not have the resources or expertise to compete successfully with existing or new competitors, which include:

     - national, regional and local ISPs, including the ISPs that provide our connection to the Internet,

     - national and regional long distance and local exchange telecommunications carriers,

     - cable operators and their affiliates,

     - providers of co-location and other data center services, and

     - wireless and satellite ISPs.

     When compared to us, many of our competitors have substantially greater financial, technical, marketing and personnel resources; a broader range of services; larger customer bases; more extensive networks and facilities; longer operating histories; greater name recognition and market presence; and more established business relationships in the industry. As a result, some of our competitors may be better able than we are to:

     - develop and expand their network infrastructures and service offerings,

     - adapt to new or emerging technologies and changes in customer requirements,

     - take advantage of acquisitions and other opportunities,

     - devote resources to the marketing and sale of their services, and

     - adopt aggressive pricing policies.

     Advances in technology, as well as changes in the marketplace and the regulatory environment, are constantly occurring, and we cannot predict the effect that ongoing or future developments may have on us or on the pricing of our services. We may not be able to remain competitive with the prices of our competitors or with their mix of services. In particular, intense price competition could significantly reduce our operating margins and adversely affect our operating results. Any failure by us to compete effectively could significantly harm our business.

     We also potentially face competition from companies that provide broadband connections to businesses and other organizations, including local and long distance telecommunications carriers, cable television operators and their affiliates, and satellite and wireless communications companies. Broadband technologies enable subscribers to transmit and receive print, video, voice and data in digital form at significantly faster access speeds than existing dial-up modems. Although we do not believe that we face competition in the near future from broadband providers in the business-to-business ISP market, we could face competition of that type in the future. In particular, the companies that own these broadband networks could prevent us from delivering Internet access through the wire and cable connections that they own. Cable television operators are not currently required to allow ISPs to access their broadband facilities, and the availability and terms of ISP access to broadband local telephone company networks are under regulatory review. Our ability to gain access to these facilities and networks is uncertain and depends in large part on future regulatory developments. If high-speed, broadband facilities increasingly become the preferred mode by which businesses access the Internet and we are unable to gain access to these facilities on reasonable terms, our business could be materially and adversely affected.

     If we expand our operations outside the United States, we will face new competitors and competitive environments. In some cases, we will be forced to compete with and buy services from government-owned or subsidized telecommunications providers. Some of these providers may enjoy a monopoly on telecommunications services essential to our business. We may not be able to purchase those services at a reasonable price or at all. In addition to the risks associated with our domestic competitors, foreign competitors may pose an even greater risk, as they may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. We may not be able to obtain similar levels of local knowledge in foreign markets, which could place us at a significant competitive disadvantage.

THE MARKET FOR OUTSOURCED INTERNET SOLUTIONS IS UNCERTAIN, AND THE FAILURE OF THIS MARKET TO DEVELOP AS WE ANTICIPATE COULD PREVENT OUR GROWTH.

     Although we believe that the desire of middle market businesses to outsource their Internet systems and technologies is still growing, future growth is uncertain. We cannot guarantee that the outsourced Internet solutions market will ultimately prove to be viable or, if it becomes viable, that it will grow. The market for our services may not develop as we anticipate, and our potential customers may not continue to use the Internet for commerce and communication. To succeed, we must differentiate ourselves from our competition through service offerings. If we incur increased costs or experience delays in the development and introduction of new services or enhancements of our existing services, we may not achieve market acceptance of our services. If our market develops more slowly than we expect, or if our services do not achieve market acceptance, we may not achieve our growth plans or develop our business.

OUR INDUSTRY MAY BECOME SUBJECT TO GOVERNMENTAL REGULATION AND OTHER LEGAL UNCERTAINTIES THAT COULD INCREASE OUR COSTS, RESULT IN DELAYS AND DECREASE THE DEMAND FOR OUR SERVICES.

     We are not currently subject to direct federal, state or local government regulation as a result of the Internet services we provide, other than regulations applicable to businesses generally. Currently, only a small body of laws and regulations directly apply to access to or commerce on the Internet. Due to the increasing popularity and use of the Internet, however, laws and regulations may be adopted at the federal, state and local levels. We cannot predict what regulations may be adopted in the future or to what extent existing laws and regulations may be altered in response to use of the Internet and the convergence of traditional telecommunications services with Internet communications. The adoption of new laws or regulations governing the Internet or changes made to existing laws might decrease the growth of the Internet. This would likely decrease the demand for our services or increase the cost of doing business. Any new laws or regulations or changes to existing laws or regulations could also subject us and/or our customers to potential liability, which in turn could have a material adverse effect on our business.

     In addition, any one of the numerous states where we provide Internet services or where we facilitate sales by our customers to end users may require us to qualify to do business as a foreign corporation in the state. We are qualified to do business in only a limited number of states, and our failure to qualify as a foreign corporation in a jurisdiction where we are required to qualify could subject us to taxes and penalties for failing to qualify, including the inability to enforce contracts in the jurisdictions. The application of the laws or regulations of jurisdictions whose laws do not currently apply to our business could adversely affect our business.

WE MAY BE LIABLE FOR THE MATERIAL OUR CUSTOMERS DISTRIBUTE OVER THE INTERNET.

     The law relating to the liability of ISPs for information carried on or disseminated through their networks is currently unsettled. We may become subject to legal claims relating to the content in the Web sites we host. For example, lawsuits may be brought against us claiming that material inappropriate for viewing by young children can be accessed from Web sites we host. Other potential claims include defamation, invasion of privacy and copyright infringement. Providers of Internet services have been sued in the past, sometimes successfully, based on the content of material available on their networks or through their services. Our business could suffer if we have to take costly measures to reduce our exposure to these risks or if we incur liability for, or are required to defend ourselves against, those types of claims.

RISKS RELATED TO THE OFFERING

THIS IS OUR INITIAL PUBLIC OFFERING, AND A LIQUID MARKET FOR OUR SHARES MAY NOT DEVELOP.

     Before this offering, you could not buy or sell our common stock publicly. The initial public offering price for the shares will be determined by negotiation among us, the representatives of the underwriters and the selling shareholders based on several factors, and it may not indicate future market prices. You may not be able to sell your stock for a price equal to or greater than the initial offering price. As this is our initial public offering, the number of shares available for public sale will be relatively small, and we cannot predict how liquid the market for our shares will be. An active public market for our common stock may not develop or be sustained after the offering.

OUR COMMON STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL SHAREHOLDERS.

     If our revenues or results of operations fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially. The market price of the common stock may fluctuate significantly in response to the following and other factors, some of which are beyond our control:

     - variations in quarterly operating results,

     - announcements of significant contracts, technological innovations or new services by us or our competitors,

     - changes in financial estimates by securities analysts,

     - the operating and stock price performance of other companies in our industry, and

     - fluctuations in stock market price and volume, which are particularly common among securities of Internet companies.

     Further, the stock markets, and in particular the Nasdaq National Market on which we intend to list our common stock, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies. These fluctuations often have been unrelated or disproportionate to the operating performance of the companies. Because our business is Internet-related, the price of our common stock could fluctuate widely if the market price of equity securities of other Internet-related companies becomes volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. Litigation of that nature is expensive and could divert our management's attention and our other resources.

THE FUTURE SALE OF SHARES OF OUR COMMON STOCK COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     Substantial sales of our common stock in the public market following this offering, or the perception by the market that those sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional funds through the sale of equity in the future. Those sales also could make it harder for us to sell stock or equity-related securities in the future at a time or price that we believe is fair. The shares of common stock being sold in this offering will generally be freely tradable without
restriction. The remaining                      shares of common stock
outstanding will be "restricted securities" as defined in Rule 144 under the Securities Act. Except as described in the following paragraph, the holders of these securities may sell them in the future without registration under the Securities Act, subject to compliance with Rule 144, Rule 701 or any other applicable exemption under the Securities Act.

     We and our directors and executive officers have agreed with the underwriters not to sell any common stock or securities convertible into or exchangeable for common stock for 180 days after the date of this prospectus, subject to some exceptions. When these lock-up agreements expire, shares of common stock will be eligible for resale in the future without registration under the Securities Act, subject to compliance with Rule 144, Rule 701 or any other applicable exemption under the Securities Act. In addition, within approximately 90 days after the date of this prospectus, we expect to register under the Securities Act a total of 2,900,000 shares of common stock issuable on
exercise of stock options, of which approximately                      shares
will then be issuable and freely tradable upon the exercise of vested options. You should read "Shares Eligible for Future Sale" for a more detailed description of these risks.

OUR MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING AND MAY FAIL TO USE THEM EFFECTIVELY TO GROW OUR BUSINESS.

     The net proceeds of this offering are estimated to be approximately
$          million. We have allocated approximately $2.1 million of this amount for the repayment of debt, including accrued interest, to various lenders. Our board of directors and management will have significant flexibility in applying the remaining net proceeds of this offering, and they may use these funds for purposes you may think are unwise. Our failure to apply these funds effectively could impede our ability to grow our business.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION AND PAY A HIGHER PRICE FOR OUR COMMON STOCK THAN EXISTING SHAREHOLDERS.

     The initial public offering price will be substantially higher than the book value per share of our outstanding common stock and the price per share paid by existing shareholders. If you buy our common stock in this offering, the shares you buy will experience an immediate dilution in tangible book value per share. The shares of common stock owned by our existing shareholders will receive a material increase in the tangible book value per share. The dilution
to investors in this offering will be approximately $          per share. For
more information about this dilution, see "Dilution."

OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DISCOURAGE CHANGE IN CONTROL TRANSACTIONS.

     Our articles of incorporation and bylaws contain provisions that may make it more difficult for others to acquire control of comstar.net, even if the change in control would be beneficial to our shareholders. If these provisions discourage any proposed change in control that could be beneficial to shareholders, our stock price could decline significantly.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the                shares of common
stock offered by us are estimated to be $               , assuming an initial
public offering price of $               per share and after deducting the
estimated underwriting discounts and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling shareholders. For more information regarding the selling shareholders, see "Principal and Selling Shareholders."

     We intend to use the net proceeds from this offering to:

     - repay outstanding debt and accrued interest of approximately $2.1 million for the following obligations:

                                                      PRINCIPAL   MATURITY      ANNUAL
LENDER                                                 AMOUNT       DATE     INTEREST RATE
----------------------------------------------------  ---------   --------   -------------
    db Telecom Technologies, Inc....................  $270,188      1/1/00           10%
    Premier Bank....................................   100,100     11/1/99    prime + 1%
    Premier Bank....................................   700,000     11/1/99    prime + 1%
    Dr. Samuel F. Dayton and James L. Bruce, Jr.....   618,549      1/1/00           10%
    Dr. Samuel F. Dayton and James L. Bruce, Jr.....   283,985    12/27/99         8.75%

     - purchase or lease up to seven new data centers and eleven POPs in targeted major metropolitan areas throughout the United States,

     - expand our sales and marketing staffs and our overall marketing and advertising efforts to increase our access to and visibility in the marketplace, and

     - fund research and development of new and enhanced services.

We will use any remaining net proceeds from this offering for general corporate purposes, including acquisitions and increased working capital requirements resulting from our growth.

     We will pay the $283,985 we currently owe to Dr. Dayton and Mr. Bruce directly to The First National Bank of Commerce, their lender. This payment will satisfy the remaining balance of the $383,985 that Dr. Dayton and Mr. Bruce borrowed from First National on our behalf, which they loaned us to fund our purchase of Athens' ISP, Inc. in July 1998 and to provide working capital.

     The amount of funds that we actually use for these purposes, other than debt repayment, will depend on many factors, including revisions to our business plan, material changes in our revenues or expenses, and other factors described under "Risk Factors." Accordingly, our management will have significant discretion over the use and investment of the net proceeds from the offering.

     From time to time in the ordinary course of business, we evaluate the acquisition of customer lists and related customer accounts, businesses, products, services and technologies that may increase the size of our customer base or complement our business. We may use a portion of the net proceeds for any of these acquisitions. Currently, however, we do not have any understandings, commitments or agreements with respect to any acquisitions, and we may not be able to identify suitable acquisition candidates or complete any acquisition.

     Pending application of the net proceeds described above, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

                                 CAPITALIZATION

     The following table describes our capitalization at June 30, 1999 on a historical basis and as adjusted to give effect to our sale of shares of common stock offered in this offering and the application of the net proceeds from the offering. The information in the table does not include 577,250 shares of common stock that may be issued under outstanding options at June 30, 1999 at an exercise price of $5.71 per share. You should read this table along with our financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data appearing elsewhere in this prospectus.

                                                             JUNE 30, 1999
                                                       -------------------------
                                                         ACTUAL      AS ADJUSTED
                                                       -----------   -----------
Long-term debt, including current maturities.........  $ 2,022,822   $        --
Obligations under capital leases, including current
  portion............................................       26,095        26,095
Shareholders' deficit:
  Preferred stock, no par value:
     Undesignated, 5,000,000 shares authorized, none
       issued and outstanding........................           --            --
  Common stock, no par value:
     Undesignated, 80,000,000 shares authorized, none
       issued and outstanding (actual),      issued
       and outstanding (as adjusted).................           --
  Series A voting, 10,000,000 shares authorized,
     5,371,762 shares issued and outstanding
     (actual), none outstanding (as adjusted)........    2,122,744            --
  Series B voting, 10,000,000 shares authorized,
     5,000,000 shares issued and outstanding
     (actual), none outstanding (as adjusted)........           --            --
Accumulated deficit..................................   (2,126,815)   (2,126,815)
                                                       -----------   -----------
       Total shareholders' deficit...................       (4,071)  (          )
                                                       -----------   -----------
                                                       $ 2,044,846   $
                                                       ===========   ===========

                                DIVIDEND POLICY

     We have never paid any cash dividends on our common stock. We currently anticipate that we will retain all future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future.

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 1999 was $(312,813) or $(0.03) per share of common stock. Pro forma net tangible book value per share is equal to total tangible assets less total liabilities, divided by the total pro forma number of shares of common stock outstanding, after giving effect to the conversion of all outstanding shares of common stock series A and common stock series B into common stock. After giving effect to our receipt of the net
proceeds of our sale of           shares of common stock at an assumed initial
public offering price of $          per share, our adjusted pro forma net
tangible book value as of June 30, 1999 would have been $          , or
$          per share. This amount represents an immediate increase in pro forma
net tangible book value of $          per share to existing shareholders and an
immediate dilution of $          per share to new investors. The following table
illustrates this per share dilution:

Assumed initial public offering price.......................           $
  Pro forma net tangible book value as of June 30, 1999.....  $(0.03)
  Increase in net tangible book value attributable to new
     investors..............................................
                                                              ------
Pro forma net tangible book value after the offering........
                                                                       ------
Dilution to new investors...................................
                                                                       ======

     The following table summarizes, on an as adjusted pro forma basis as of June 30, 1999, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing shareholders and to be paid by new investors at an assumed initial public offering price of
$          per share, before deducting estimated underwriting discounts and offering expenses:

                                    SHARES PURCHASED     TOTAL CONSIDERATION     AVERAGE
                                  --------------------   --------------------     PRICE
                                    NUMBER     PERCENT     AMOUNT     PERCENT   PER SHARE
                                  ----------   -------   ----------   -------   ---------
Existing shareholders...........  10,371,762         %   $2,122,744         %     $0.21
New investors...................
                                  ----------    -----    ----------   ------
Total...........................                100.0%   $             100.0%
                                  ==========    =====    ==========   ======

     Sales by the selling shareholders in this offering will reduce the number
of shares held by existing shareholders to                , or      % of the
total number of shares of common stock outstanding after the offering, and will
increase the number of shares held by new investors to                , or
     % of the total number of shares of common stock outstanding after the offering. For more information regarding these sales, see "Principal and Selling Shareholders."

     The above computations exclude 1,672,250 shares of common stock issuable under options outstanding as of September 1, 1999 at a weighted average exercise price of $5.71 per share. To the extent any of these options are exercised, new investors will incur further dilution. We have reserved an additional 1,227,750 shares of common stock for issuance under our stock option plans. For more information regarding our stock option plans, see "Management -- Option Plans."

                            SELECTED FINANCIAL DATA

     The following selected financial data of comstar.net for the period from inception, March 5, 1996, to December 31, 1996, and for the years ended December 31, 1997 and 1998 and as of December 31, 1997 and 1998 are derived from our audited financial statements. The selected statement of operations data for the six month periods ended June 30, 1998 and 1999 and the selected balance sheet data as of December 31, 1996 and June 30, 1999 are derived from our unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information provided in them. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results for a full year. For an explanation of the determination of the number of shares used to compute basic and diluted net loss per share and weighted average shares outstanding, see note 2 of the notes to our financial statements. The balance sheet data "as adjusted" as of June 30, 1999 reflect our sale of
shares of common stock at an assumed initial offering price of $     per share
and our receipt and application of the estimated net proceeds as described in "Use of Proceeds." You should read the following data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

                               PERIOD FROM
                                INCEPTION
                             (MARCH 5, 1996)
                                   TO                 YEAR ENDED                  SIX MONTHS
                              DECEMBER 31,           DECEMBER 31,               ENDED JUNE 30,
                             ---------------   -------------------------   -------------------------
                                  1996            1997          1998          1998          1999
                             ---------------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Internet access..........    $    29,579     $   399,167   $ 1,334,053   $   552,991   $   910,540
  Data center services.....         33,048         205,171       417,112       156,202       280,726
  Circuit rebill...........            276          44,459       255,230        90,881       244,830
  Other....................          2,495          26,772       135,950        57,712        49,448
                               -----------     -----------   -----------   -----------   -----------
Total......................         65,398         675,569     2,142,345       857,786     1,485,544
                               -----------     -----------   -----------   -----------   -----------
COSTS AND EXPENSES:
  Cost of network
    services...............         73,963         528,835     1,235,862       423,292       917,980
  Salaries and wages.......        150,448         370,145       521,570       222,923       508,568
  General and
    administrative.........         67,259         131,767       379,036        94,680       322,435
  Rent.....................         21,792          33,152       106,417        42,931        61,339
  Management fees..........          8,000          42,000        60,000        30,000        30,000
  Depreciation and
    amortization...........         11,622          57,255       284,598        69,794       182,119
                               -----------     -----------   -----------   -----------   -----------
Operating Loss.............       (267,686)       (487,585)     (445,138)      (25,834)     (536,897)
                               -----------     -----------   -----------   -----------   -----------
OTHER (EXPENSE) INCOME:
  Interest expense.........        (10,434)        (66,201)     (150,605)      (60,752)     (102,593)
  Other income (loss)......             --           6,542        (1,987)       (9,801)      (18,513)
  Equity in net loss of
    investee...............             --              --            --            --       (82,744)
                               ===========     ===========   ===========   ===========   ===========
NET LOSS...................    $  (278,120)    $  (547,244)  $  (597,730)  $   (96,387)  $  (703,721)
                               ===========     ===========   ===========   ===========   ===========
NET LOSS PER SHARE (BASIC
  AND DILUTED).............           (.03)           (.06)         (.06)         (.01)         (.07)
                               ===========     ===========   ===========   ===========   ===========
WEIGHTED AVERAGE SHARES
  OUTSTANDING..............     10,000,000      10,000,000    10,005,731    10,000,000    10,165,825
                               ===========     ===========   ===========   ===========   ===========

                                         AS OF DECEMBER 31,              AS OF JUNE 30, 1999
                                ------------------------------------   ------------------------
                                  1996         1997         1998         ACTUAL     AS ADJUSTED
                                ---------   ----------   -----------   ----------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents.....  $   6,402   $   54,676   $   283,621   $1,045,071   $
Working capital (deficit).....   (379,483)    (883,047)   (2,174,370)  (1,038,135)
Total assets..................    123,965      529,519     1,649,847    2,567,834
Total debt, including current
  maturities..................    328,924    1,128,845     2,214,232    2,048,917
Total shareholders' (deficit)
  equity......................   (278,120)    (825,364)   (1,058,272)      (4,071)

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     You should read the following discussion in conjunction with our financial statements and related notes and other financial information appearing elsewhere in this prospectus. This discussion contains forward-looking statements relating to our future financial performance, business strategy, financing plans and other future events that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of many known and unknown factors, including those factors described in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are a rapidly growing ISP that targets middle market businesses, educational institutions and governmental organizations. Our primary services include Internet access, co-location services and managed application hosting services.

     We began operations in June 1996. From inception through December 31, 1996, we had total revenues of $65,398, and at December 31, 1996 we had 27 customers. During the year ended December 31, 1997, we expanded operations from one to three POPs and purchased the business customers of one Atlanta-based ISP to end the year with revenues totaling $675,569 and 244 customers, an approximate ten-fold growth in revenues. During the year ended December 31, 1998, we expanded our Atlanta data center, purchased the business customers of two Atlanta-based ISPs and purchased Athens' ISP, Inc., based in Athens, Georgia. For the year ended December 31, 1998, we had revenues totaling $2,142,345, and at December 31, 1998, we had 472 customers. For the six months ended June 30, 1999, we had revenues totaling $1,485,544, and at June 30, 1999, we had 487 customers. Since 1997, our rate of growth has declined due to the lack of capital needed to expand our network, market and sell our services and add technical and support staff. However, we believe that the capital we receive from this offering will provide us the means to grow our business. We expect our rate of growth to increase, due in part to our plan to use a portion of the net proceeds of this offering to expand our operations into new markets, roll out a new marketing campaign and increase our sales force.

     Although we have experienced significant growth in customers and in revenues, we have experienced operating losses and negative cash flows from operations in each quarterly and annual period since our inception. We expect to continue to incur losses and negative cash flows for the foreseeable future. As of June 30, 1999, we had an accumulated deficit of approximately $2.1 million.

     We derive most of our revenues from Internet access fees and data center services. Our data center services currently include co-location, Web hosting and managed application hosting. We expect revenues derived from our higher-priced, value-added services, such as co-location, managed application hosting and leased lines, to increase as a percentage of revenues in the future. For example, monthly leased line revenues increased by 53.0% during the six month period ended June 30, 1999. We also expect Web hosting revenues to decline as a percentage of revenues in the future.

     We offer a variety of services to our customers. Depending on the complexity of their Internet strategies, our customers subscribe to as few as one service to over 20 services. For the six months ended June 30, 1999, the average customer subscribed to 2.9 services. Based on revenues during this period, our top three Internet access services were ISDN, T1 and frame relay, and our top two data center services were co-location and Web hosting. For the first six months of 1999, the average number of customers using each of these services was 380 for ISDN, 31 for T1, 26 for frame relay, 28 for co-location and 118 for Web hosting.

     We generally provide our services under one-year, two-year or three-year contracts. Of the 122 contracts signed during the six months ended June 30, 1999, 83 were one-year contracts, 36 were two-year contracts and three were three-year contracts. We have experienced a low rate of customer turnover, averaging 1.3% for the year ended December 31, 1997, 2.4% for the year ended December 31, 1998 and 1.9% for the six months ended June 30, 1999.

     We charge non-refundable fees for the initial installation of Internet access and monthly access fees based on a set amount of bandwidth, with additional incremental fees if the customer orders additional bandwidth. Bandwidth refers to the amount of data that can be moved in a given period. We charge non-refundable installation fees to recover our cost of installing and setting up each customer for data center services. We charge monthly fees for data center services according to the services we provide under our agreement with the customer, recognizing all installation fees in the period of installation. We recognize Internet access revenues and data center services revenues in the period in which the services are provided.

     We also receive revenues from circuit rebill charges, which primarily result from the resale to our customers of distance-sensitive circuits that we purchase from local circuit providers such as BellSouth. Circuit rebill charges consist of both one-time fixed fees for circuit installations that connect the customer to the local provider and variable recurring circuit charges. Recurring circuit charges are billed on a monthly basis and vary based upon circuit type, the distance the circuit spans and/or the circuit usage, as well as the term of the contract. The local circuit provider charges us for the installation and recurring charges, and we then rebill those charges to the customer. Our bill to the customer includes an add-on charge to the recurring circuit charges for which the provider bills us.

     We also receive other revenues, consisting primarily of transaction processing fees and miscellaneous hardware sales. Transaction processing fees are revenues generated from our e-commerce software and are recognized based on monthly usage. Hardware sales consist of the resale of some hardware components to our customers. Because hardware sales are one-time sales, the revenues we derive from them may vary significantly from period to period.

     Our most significant expense item is our cost of network services, which consists of data communications costs for upstream access, or our connections to the Internet, and data communications charges for downstream access, or our connections to our customers. Upstream access costs consist primarily of payments to network providers such as UUNET, MCI Worldcom, Sprint, GTE Internetworking and other providers. Our downstream access costs consist primarily of payments to BellSouth and MediaOne. The next most significant expense item is salaries and wages paid to our employees.

     Our other costs and expenses include:

     - selling, general and administrative expenses, including advertising costs, employee benefits, professional fees, insurance, general office expense, recruiting, utilities and equipment rentals incurred in the normal course of business,

     - management fees, consisting of charges from db Telecom Technologies, Inc., an affiliated company that provided us with consulting and management services through June 30, 1999, after which no more management fees will accrue,

     - depreciation and amortization, consisting primarily of the depreciation of our fixed assets, ordinarily over a three to ten-year period, and the amortization of our customer lists, on a customer-by-customer basis, over the lesser of three years or the period the customer uses our services, and

     - interest incurred on our debt.

     An important aspect of our strategy is to significantly increase our sales and marketing activities through the expansion of our sales force, increased emphasis on developing reseller and referral channels and increased marketing efforts to build the comstar.net brand. In June 1999, we hired Steven J. Edwards, our Executive Vice President of Sales and Marketing, to design and implement a comprehensive sales and marketing plan. Before his hiring, we had not undertaken significant marketing activities. As a result, we expect sales and marketing expenses to increase substantially in future periods.

RESULTS OF OPERATIONS

     The following table provides a summary statement of operations, expressed as a percentage of revenues, for the period from inception (March 5, 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998, and for the six months ended June 30, 1998 and 1999. Operating results for any period are not necessarily indicative of results for any future period.

                            PERIOD FROM
                             INCEPTION
                          (MARCH 5, 1996)
                                TO                 YEAR ENDED                 SIX MONTHS
                           DECEMBER 31,           DECEMBER 31,              ENDED JUNE 30,
                          ---------------    -----------------------    -----------------------
                               1996            1997          1998         1998          1999
                          ---------------    --------     ----------    --------     ----------
REVENUES:...............      $65,398        $675,569     $2,142,345    $857,786     $1,485,544
                              =======        ========     ==========    ========     ==========
Internet access.........         45.2%           59.1%          62.3%       64.5%          61.3%
Data center services....         50.5            30.4           19.5        18.2           18.9
Circuit rebill..........          0.5             6.5           11.9        10.6           16.5
Other...................          3.8             4.0            6.3         6.7            3.3
                              -------        --------     ----------    --------     ----------
Total...................        100.0%          100.0%         100.0%      100.0%         100.0%
                              =======        ========     ==========    ========     ==========
COSTS AND EXPENSES:
Cost of network
  services..............        113.1%           78.3%          57.7%       49.3%          61.8%
Salaries and wages......        230.0            54.8           24.3        26.0           34.2
General and
  administrative........        102.9            19.5           17.7        11.0           21.7
Rent....................         33.3             4.9            5.0         5.0            4.1
Management fees.........         12.2             6.2            2.8         3.5            2.0
Depreciation and
  amortization..........         17.8             8.5           13.3         8.1           12.3
                              -------        --------     ----------    --------     ----------
OPERATING LOSS..........       (409.3)%         (72.2)%        (20.8)%      (3.0)%        (36.1)%
                              =======        ========     ==========    ========     ==========
OTHER (EXPENSE) INCOME:
Interest expense........        (16.0)%          (9.8)%         (7.0)%      (7.1)%         (6.9)%
Other income (loss).....          0.0             1.0           (0.1)       (1.1)          (4.3)
                              -------        --------     ----------    --------     ----------
NET LOSS................       (425.3)%         (81.0)%        (27.9)%     (11.2)%        (47.4)%
                              =======        ========     ==========    ========     ==========

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

REVENUES

     Total revenues increased 73.2% to $1,485,544 for the six months ended June 30, 1999 from $857,786 for the six months ended June 30, 1998 due to substantial increases in Internet access revenues, data center services revenues, circuit rebill revenues and other revenues as described in the following paragraphs. The increase in total revenues is attributable primarily to a larger number of customers and a higher amount of sales per customer. We had 487 customers at June 30, 1999 with an average monthly billing of approximately $517 per customer for the six months ended June 30, 1999 compared with 346 customers with an average monthly billing of approximately $489 per customer for the six months ended June 30, 1998. The increase in customers at June 30, 1999 was due in part to our acquisition of Athens' ISP and our purchase of the business customer list of another ISP in July 1998. The average monthly billing per customer for the six months ended June 30, 1999 increased by approximately 5.7% over the average monthly billing per customer for the six months ended June 30, 1998 due to existing customers upgrading their level of service and new customers purchasing our higher-priced data center services.

     Internet access. Internet access revenues increased 64.7% to $910,540, or 61.3% of total revenues, for the six months ended June 30, 1999 from $552,991, or 64.5% of total revenues, for the six months ended June 30, 1998 primarily due to the overall increases in the customer base and average billing per customer discussed above.

     Data center services. Data center services revenues increased 79.7% to $280,726, or 18.9% of total revenues, for the six months ended June 30, 1999 from $156,202, or 18.2% of total revenues, for the six months ended June 30, 1998 primarily due to the overall increase in the customer base and average billing per customer discussed above. We completed our expansion of the Atlanta data center facilities in April 1998. This expanded facility, which allowed us to offer our data center services to a broader market, was available to us for the entire six months ended June 30, 1999, compared to only two of the six months ended June 30, 1998.

     Circuit rebill. Circuit rebill revenues increased to $244,830, or 16.5% of total revenues, for the six months ended June 30, 1999 from $90,881, or 10.6% of total revenues, for the six months ended June 30, 1998. The increase is due to new and existing customers purchasing or upgrading to higher-end, more expensive services such as T1 and frame relay.

     Other. Other revenues decreased to $49,448, or 3.3% of total revenues, for the six months ended June 30, 1999 from $57,712, or 6.7% of total revenues, for the six months ended June 30, 1998. The decrease is primarily attributable to a $33,708 decrease in revenues from non-recurring hardware resales offset by a $27,322 increase in revenues from transaction processing fees related to our e-commerce software. We began offering our e-commerce software for customer use in July 1998.

COSTS AND EXPENSES

     Cost of network services. Cost of network services increased to $917,980, or 61.8% of total revenues, for the six months ended June 30, 1999 from $423,292, or 49.3% of total revenues, for the six months ended June 30, 1998. The increase in cost of network services is due primarily to the increase in the amount of upstream and downstream access we purchased to serve our growing customer base. As a percentage of revenues, the cost of network services increased due to our purchase of excess upstream capacity to ensure the availability of bandwidth for network growth.

     Salaries and wages. Salaries and wages increased to $508,568, or 34.2% of total revenues, for the six months ended June 30, 1999 from $222,923, or 26.0% of total revenues, for the six months ended June 30, 1998. We had 27 employees at June 30, 1999 compared to 15 employees at June 30, 1998.

     General and administrative. General and administrative expenses increased to $322,435, or 21.7% of total revenues, for the six months ended June 30, 1999 from $94,680, or 11.0% of total revenues, for the six months ended June 30, 1998. The increase in general and administrative expenses is attributed primarily to an increase in advertising costs, employee benefits, professional fees, insurance, general office expenses, recruiting, utilities and equipment installation and rentals. These costs increased as we added senior management and other personnel to plan for future growth and to prepare for this offering.

     Rent. As a percentage of total revenues, rent decreased to 4.1% for the six months ended June 30, 1999 from 5.0% for the six months ended June 30, 1998. Rent increased to $61,339 for the six months ended June 30, 1999 from $42,931 for the six months ended June 30, 1998. The increase in rent is primarily attributed to the addition of the offices in Athens, Georgia in July 1998, Raleigh, North Carolina in February 1999 and Miami, Florida in April 1999.

     Management fees. The dollar amount of management fees remained constant at $30,000 but decreased as a percentage of sales to 2.0% for the six months ended June 30, 1999 from 3.5% for the six months ended June 30, 1998. As of July 1, 1999, we assumed the management functions provided by db Telecom Technologies, and we will no longer pay management fees to db Telecom Technologies. We expect no material effects on our results of operations as a result of the cancellation of this arrangement. For more information about our relationship with db Telecom Technologies, see "Management -- Compensation Committee Interlocks and Insider Participation."

     Depreciation and amortization expense. Depreciation and amortization increased to $182,119, or 12.3% of total revenues, for the six months ended June 30, 1999 from $69,794, or 8.1% of total revenues, for the six months ended June 30, 1998 as we purchased more network equipment to serve our growing customer base and office equipment to serve our growing employee base. Property and equipment totaled $1,035,717 at June 30, 1999 and $640,750 at June 30, 1998. The cost basis of customer lists and related customer accounts totaled $547,974 at June 30, 1999 and $116,146 at June 30, 1998. Customer lists increased due to our acquisition of Athens' ISP in July 1998 and our purchase of the business customer list of another ISP in July 1998.

     Interest expense. As a percentage of total revenues, interest expense decreased to 6.9% for the six months ended June 30, 1999 from 7.1% for the six months ended June 30, 1998. Interest expense increased to $102,593 for the six months ended June 30, 1999 from $60,752 for the six months ended June 30, 1998 due to the additional debt we incurred to fund our capital purchases, the Athens' ISP acquisition, the business customer list purchase and working capital needs. Total debt and obligations under capital leases at June 30, 1999 was $2,048,917 compared to $1,407,627 at June 30, 1998.

     Other loss. Other loss increased to $64,231, or 4.3% of total revenues, for the six months ended June 30, 1999 from $9,801, or 1.1% of total revenues, for the six months ended June 30, 1998. Other loss increased primarily due to our equity in the net losses of our investment in nschool Communication Systems, Inc. For more information about our relationship with nschool, see "Management -- Compensation Committee Interlocks and Insider Participation."

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

REVENUES

     Total revenues increased 217.1% to $2,142,345 for the year ended December 31, 1998 from $675,569 for the year ended December 31, 1997 due to substantial increases in Internet access revenues, data center services revenues, circuit rebill revenues and other revenues as described in the following paragraphs. The increase in total revenues is attributable primarily to a larger number of customers, partially offset by a lower amount of sales per customer. We had 472 customers at December 31, 1998 and an average monthly billing of approximately $493 per customer for the year ended December 31, 1998, as compared to 244 customers at December 31, 1997 and an average monthly billing of approximately $537 per customer for the year ended December 31, 1997. The increase in customers at December 31, 1998 was due in part to our purchase of the business customer lists of two ISPs in April 1998 and July 1998 and our purchase of Athens' ISP in July 1998. The average monthly billing per customer for the year ended December 31, 1998 decreased by approximately 8.2% over the average monthly billing for the year ended December 31, 1997 because revenues from lower-priced Internet access services increased at a higher rate than revenues from higher-priced data center services.

     Internet access. Internet access revenues increased to $1,334,053, or 62.3% of total revenues, for the year ended December 31, 1998 from $399,167, or 59.1% of total revenues, for the year ended December 31, 1997 primarily due to the overall increase in the customer base, partially offset by a decrease in the average monthly billing per customer. Internet access revenues increased 234.2% for the year ended December 31, 1998 over the year ended December 31, 1997.

     Data center services. Data center services revenues increased to $417,112, or 19.5% of total revenues, for the year ended December 31, 1998 from $205,171, or 30.4% of total revenues, for the year ended December 31, 1997 primarily due to the overall increase in the customer base, partially offset by a decrease in the average monthly billing per customer. We completed our expansion of the Atlanta data center facilities in April 1998. This expanded facility allowed us to offer our data center services to a broader market. Data center services revenues increased 103.3% for the year ended December 31, 1998 over the year ended December 31, 1997.

     Circuit rebill. Circuit rebill revenues increased to $255,230, or 11.9% of total revenues, for the year ended December 31, 1998 from $44,459, or 6.5% of total revenues, for the year ended December 31, 1997. The increase is due to new and existing customers purchasing or upgrading to higher-end, more expensive services such as T1 and frame relay.

     Other. Other revenues increased to $135,950, or 6.3% of total revenues, for the year ended December 31, 1998 from $26,772, or 4.0% of total revenues, for the year ended December 31, 1997. The increase is primarily due to a $42,846 increase in non-recurring hardware resales and $37,533 in transaction processing fees associated with our e-commerce software. We began offering our e-commerce software for customer use in July 1998.

COSTS AND EXPENSES

     Cost of network services. As a percentage of total revenues, cost of network services decreased to 57.7% for the year ended December 31, 1998 from 78.3% for the year ended December 31, 1997. Cost of network services increased to $1,235,862 for the year ended December 31, 1998 from $528,835 for the year ended December 31, 1997. This increase in cost of network services is due primarily to the increase in the amount of upstream and downstream access we purchased to serve our growing customer base. The decrease as a percentage of revenues is due to increased use of excess upstream capacity resulting from the increase in our customer base.

     Salaries and wages. As a percentage of total revenues, salaries and wages decreased to 24.3% for the year ended December 31, 1998 from 54.8% for the year ended December 31, 1997. Salaries and wages increased to $521,570 for the year ended December 31, 1998 from $370,145 for the year ended December 31, 1997. The increase in salaries and wages is primarily due to the increased workforce needed to serve the expanding customer base. We had 18 employees at December 31, 1998 compared to nine employees at December 31, 1997.

     General and administrative. As a percentage of total revenues, general and administrative expenses decreased to 17.7% for the year ended December 31, 1998 from 19.5% for the year ended December 31, 1997. General and administrative expenses increased to $379,036 for the year ended December 31, 1998 from $131,767 for the year ended December 31, 1997. The increase in general and administrative expenses is primarily attributable to increases in advertising expenditures, additional insurance policies, professional fees, general office equipment and computer supply costs as well as dues for our membership in various industry trade organizations.

     Rent. Rent increased to $106,417, or 5.0% of total revenues, for the year ended December 31, 1998 from $33,152, or 4.9% of total revenues, for the year ended December 31, 1997. This increase in rent is due primarily to additional rent incurred with the expansion of our data center and our assumption of a lease in our acquisition of Athens' ISP.

     Management fees. As a percentage of total revenues, management fees decreased to 2.8% for the year ended December 31, 1998 from 6.2% for the year ended December 31, 1997. Management fees increased to $60,000 for the year ended December 31, 1998 from $42,000 for the year ended December 31, 1997. The increase is directly attributable to an increase in monthly management fees from $2,000 to $5,000 that became effective on July 1, 1997.

     Depreciation and amortization expense. Depreciation and amortization increased to $284,598, or 13.3% of total revenues, for the year ended December 31, 1998 from $57,255, or 8.5% of total revenues, for the year ended December 31, 1997. The increase in depreciation expense is primarily due to an increase in the capitalized costs of property and equipment acquired during the year. The cost basis of property and equipment increased to $849,828 at December 31, 1998 from $384,300 at December 31, 1997. The increase in amortization expense is directly attributed to the amortization of the customer lists and related customer accounts purchased from two other ISPs in April and July 1998 and the amortization of the customer list and related customer accounts acquired with Athens' ISP in 1998. The cost basis of customer lists increased to $547,974 at December 31, 1998 from $85,338 at December 31, 1997.

     Interest expense. As a percentage of total revenues, interest expense decreased to 7.0% for the year ended December 31, 1998 from 9.8% for the year ended December 31, 1997. Interest expense increased to $150,605 for the year ended December 31, 1998 from $66,201 for the year ended December 31, 1997 due to the additional debt we incurred to fund our capital purchases, customer list purchases, the Athens' ISP acquisition, and working capital needs. Total debt and obligations under capital leases at December 31, 1998 was $2,214,232 compared to $1,128,845 at December 31, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE PERIOD FROM INCEPTION (MARCH 5,
1996) TO DECEMBER 31, 1996

REVENUES

     Total revenues increased 933.0% to $675,569 for the year ended December 31, 1997 from $65,398 for the period from inception to December 31, 1996 due to substantial increases in Internet access revenues, data center services revenues, circuit rebill revenues and other revenues as described in the following paragraphs. The increase in total revenues is primarily attributable to a full twelve months of operations for the year ended December 31, 1997 compared to only seven months of operations for the period from inception to December 31, 1996, as well as a significant increase in the number of customers due to the opening of POPs in Miami, Florida and Raleigh, North Carolina in August 1997 and another POP in Athens, Georgia in September 1997 and the purchase of a customer list in July 1997. Overall, our customer base increased from 19 at December 31, 1996 to 244 at December 31, 1997.

     Internet access. Internet access revenues increased to $399,167, or 59.1% of total revenues, for the year ended December 31, 1997 from $29,579, or 45.2% of total revenues, for the period from inception to December 31, 1996. This increase in access revenues resulted primarily from internal growth, from the opening of the additional POPs and from the acquisition of a customer list referred to above.

     Data center services. Data center services revenues increased to $205,171, or 30.4% of total revenues, for the year ended December 31, 1997 from $33,048, or 50.5% of total revenues, for the period from inception to December 31, 1996. The increase in data center services revenues was attributable to the increase in the customer base for the reasons described above as well as expanded data center service offerings.

     Circuit rebill. Circuit rebill revenues increased to $44,459, or 6.5% of total revenues, for the year ended December 31, 1997 from $276, or 0.5% of total revenues, for the period from inception to December 31, 1996. During the year ended December 31, 1997, we began offering our customers the option of a total access package and consolidated billing to include the local circuit fees, which we previously required our customers to pay directly to the telecommunications carriers.

     Other. Other revenues increased to $26,772, or 4.0% of total revenues, for the year ended December 31, 1997 from $2,495, or 3.8% of total revenues, for the period from inception to December 31, 1996. The increase is due primarily to the increase in revenues from non-recurring hardware resales.

COSTS AND EXPENSES

     Cost of network services. As a percentage of total revenues, cost of network services decreased to 78.3% for the year ended December 31, 1997 from 113.1% for the period from inception to December 31, 1996. Cost of network services increased to $528,835 for the year ended December 31, 1997 from $73,963 for the period from inception to December 31, 1996. This increase in cost of network services is due primarily to the increase in the amount of upstream and downstream access we purchased to serve our growing customer base. The decrease as a percentage of total revenues is due to our increased use of excess upstream capacity resulting from the increase in our customer base.

     Salaries and wages. As a percentage of total revenues, salaries and wages decreased to 54.8% for the year ended December 31, 1997 from 230.0% for the period from inception to December 31, 1996. Salaries and wages increased to $370,145 for the year ended December 31, 1997 from $150,448 for the period from inception to December 31, 1996. We had nine employees at December 31, 1997 compared to seven employees at December 31, 1996.

     General and administrative. As a percentage of total revenues, general and administrative expenses decreased to 19.5% for the year ended December 31, 1997 from 102.9% for the period from inception to December 31, 1996. General and administrative expenses increased to $131,767 for the year ended December 31, 1997 from $67,259 for the period from inception to December 31, 1996. The increase in general and administrative expenses is attributed primarily to an increase in advertising costs, travel and entertainment expenses relating to potential customers and the new POPs in Miami, Raleigh and Athens; equipment and software purchases and installation costs related to the expansion of the data center facilities; and equipment rentals. The decrease as a percentage of revenues is due to the economies of scale realized, as general and administrative costs generally do not fluctuate with increases and decreases in total revenues.

     Rent. As a percentage of total revenues, rent decreased to 4.9% for the year ended December 31, 1997 from 33.3% for the period from inception to December 31, 1996. Rent increased to $33,152 for the year ended December 31, 1997 from $21,792 for the period from inception to December 31, 1996. This increase in rent expense is due primarily to a full twelve months of rent in the year ended December 31, 1997 compared to only seven months for the period from inception to December 31, 1996.

     Management fees. As a percentage of total revenues, management fees decreased to 6.2% for the year ended December 31, 1997 from 12.2% for the period from inception to December 31, 1996. Management fees increased to $42,000 for the year ended December 31, 1997 from $8,000 for the period from inception to December 31, 1996. We paid db Telecom Technologies $2,000 per month from January 1, 1997 through June 30, 1997 and $5,000 per month from July 1, 1997 through December 31, 1997 compared to $1,000 per month for the period from inception to December 31, 1996.

     Depreciation and amortization. As a percentage of total revenues, depreciation and amortization decreased to 8.5% for the year ended December 31, 1997 from 17.8% for the period from inception to December 31, 1996. Depreciation and amortization increased to $57,255 for the year ended December 31, 1997 from $11,622 for the period from inception to December 31, 1996. The increase is due primarily to an increase in capitalized costs of property and equipment acquired during the year ended December 31, 1997. The cost basis of property and equipment increased to $384,300 at December 31, 1997 from $120,442 at December 31, 1996. The increase in amortization expense is directly attributed to the amortization of the customer list and related customer accounts purchased in July 1997. The cost basis of this customer list and related customer accounts was $85,338.

     Interest expense. As a percentage of total revenues, interest expense decreased to 9.8% for the year ended December 31, 1997 from 16.0% for the period from inception to December 31, 1996. Interest expense increased to $66,201 for the year ended December 31, 1997, from $10,434 for the period from inception to December 31, 1996 due to the additional debt we incurred to fund our capital purchases, the purchase of a customer list in July 1997 and working capital needs. Total debt at December 31, 1997 was $1,128,845 compared to $328,925 at December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, we have funded our operations and capital expenditures primarily through cash flow from operations; borrowings from banks, shareholders and db Telecom Technologies; capital leases; and sales of common stock. At December 31, 1998, we had outstanding debt and accrued interest of $2,349,733. At June 30, 1999, we had outstanding debt and accrued interest of $2,126,344, as follows:

                                                            PRINCIPAL   MATURITY      ANNUAL
LENDER                                                       AMOUNT       DATE     INTEREST RATE
------                                                      ---------   --------   -------------
db Telecom Technologies, Inc..............................  $270,188      1/1/00           10%
Premier Bank..............................................   150,100     11/1/99    prime + 1%
Premier Bank..............................................   700,000     11/1/99    prime + 1%
Dr. Samuel F. Dayton and James L. Bruce, Jr...............   618,549      1/1/00           10%
Dr. Samuel F. Dayton and James L. Bruce, Jr...............   283,985    12/27/99         8.75%

     We used the proceeds of this debt for equipment purchases and working capital. We expect to repay all outstanding debt with the net proceeds of this offering. We will pay the $283,985 we currently owe to Dr. Dayton and Mr. Bruce directly to The First National Bank of Commerce. This payment will satisfy the remaining balance of the $383,985 borrowed from First National by Dr. Dayton and Mr. Bruce on our behalf, which they loaned us to fund our purchase of Athens' ISP in July 1998 and to provide working capital. In addition to the debt described above, we have approximately $26,000 of capital leases that we intend to continue to pay in the ordinary course of business.

     From November 23, 1998 through June 30, 1999, we sold 371,762 shares of our common stock in a private placement at a price of $5.71 per share. We are using the $2,122,744 proceeds of this private placement for working capital.

     Net cash used by operating activities was $645,268 for the six months ended June 30, 1999, $210,355 for the year ended December 31, 1998, $402,451 for the year ended December 31, 1997 and $202,080 for the year ended December 31, 1996. Net cash used in investing activities was $185,889 for the six months ended June 30, 1999, $1,010,909 for the year ended December 31, 1998, $349,196 for the year ended December 31, 1997 and $120,442 for the year ended December 31, 1996. Cash used in investing activities was primarily for the purchase of Athens' ISP in 1998, the purchase of customer lists and related customer accounts from other ISPs in 1998 and 1997, the investment in nschool in 1998 and the purchase of property and equipment in all three years. Financing activities provided cash in the amounts of $1,592,607 for the six months ended June 30, 1999, $1,450,209 for the year ended December 31, 1998, $799,921 for the year ended December 31, 1997 and $328,924 for the year ended December 31, 1996. The primary source of this cash was proceeds from the issuance of long-term debt in each of those three years and the issuance of common stock in the year ended December 31, 1998 and the six months ended June 30, 1999.

     During the 14 months following completion of this offering, we expect to purchase or lease up to seven new data centers and eleven additional POPs. We anticipate that the net proceeds of the offering will be used in part to pay for these additional data centers and POPs.

     We believe that the net proceeds of this offering, funds currently on hand and funds to be provided by operations will be sufficient to meet our anticipated capital expenditures and liquidity requirements through at least the end of 2000, excluding the funding of our long term plan to become an integrated communications provider, for which we will need to find other sources of capital. However, numerous factors, including those described in "Risk Factors," could accelerate our need for additional funding. For example, we intend to grow, in part, through strategic acquisitions, some of which may require significant cash expenditures, but we cannot predict the timing and amount of any acquisitions and expenditures that may occur.

     Our ability to grow will depend not only on acquisitions but also on our ability to expand and improve our Internet operations, the effectiveness of our marketing efforts and our customer support capabilities. If we expand more rapidly than we currently expect or if our working capital needs exceed our current expectations, we will need to raise additional capital from equity or debt sources. If we raise additional funds by issuing equity or convertible debt securities, shareholders may experience dilution, and those securities may have rights, preferences or privileges senior to those of our common stock.

     We cannot be sure that we will be able to obtain the additional financing to satisfy our cash requirements or to implement our growth strategy on acceptable terms or at all. If we cannot obtain that financing on terms acceptable to us, we may be forced to curtail our planned business expansion and may be unable to fund our ongoing operations.

YEAR 2000 COMPLIANCE

OVERVIEW

     We rely on computer software programs, internal operating systems and telephone and other network communications connections to conduct our business. If any of these programs, systems or network connections are not programmed to recognize and properly process dates after December 31, 1999, significant system failures or errors may result. These matters are commonly referred to as year 2000 issues, and they could have a material adverse effect on both our affected customers and us. Our potential areas of exposure include:

     - information technology, including computers, software and systems that we have developed internally or purchased or licensed from others, such as our billing system and accounts receivable system,

     - non-information technology, including telephone systems and other equipment that we use internally, and

     - external systems, particularly the systems that comprise the Internet and those services that allow us access to the Internet and our customers to access our network.

     If our operational systems are not year 2000 ready on December 31, 1999, we may be unable to provide our services.

STATE OF READINESS

     Our overall plan to achieve year 2000 readiness includes the following phases with respect to our information technology and non-information technology systems:

     - assessment of repair requirements, which includes assessing all systems, significant business processes and connections with others on whom we depend,

     - remediation, which includes updating or modifying systems identified as critical to our efforts to become year 2000 ready,

     - testing of systems which have been altered or replaced as part of our efforts to become year 2000 ready, and

     - contingency planning.

     We have completed our assessment phase, including the determination of whether the system we were reviewing was internally developed, an external system critical to our operations, or a non-critical system or piece of software or hardware. We believe that we have completed all necessary modifications with respect to both our critical and our non-critical systems. We consider any information technology systems to be "critical" if the failure of that system would result in our being unable to provide Internet access or data center services or would prevent us from billing customers. We also have successfully completed the testing phase of our year 2000 plan.

     During the course of our year 2000 plan, we reviewed publicly available disclosures from the other companies who provide hardware and software that comprise our critical information technology systems or who operate external systems on which we rely. Almost all of our outside vendors and providers have indicated that their hardware, software or systems are, or will be, year 2000 ready. Nevertheless, we remain vulnerable to a significant vendor's or provider's inability to remedy its own year 2000 issues. We cannot assure you that the components of our information technology systems provided by others, or the external systems on which we rely, will be year 2000 ready in a timely manner. We have not entered into any material contracts with external contractors to complete our year 2000 plan.

COSTS

     Our costs for assessment, remediation and testing have been minimal to date, and we do not expect to incur any additional costs that are material.

RISKS

     Our failure to correct a material year 2000 problem could result in an interruption in, or a failure of, normal business activities or operations. Presently, however, we believe that our most reasonably likely worst case scenario related to the year 2000 is associated with potential failures of third party services or products we use in our operations or with the other services and products our customers use in their operations.

     We supply Internet related services to our customers and have not tested any other products or systems used in our customers' businesses. If our customers do not successfully address year 2000 issues in their operations, and as a result they experience temporary or permanent interruptions in their businesses, we may lose revenues from these customers.

We believe that many businesses, including our customers, are still in the preliminary stages of analyzing their systems for year 2000 issues. We cannot estimate the potential expenses involved or delays that may result from the failure of these customers and third parties to resolve their year 2000 issues in a timely manner. If these expenses, failures or delays do in fact occur, they may have a material adverse effect on our business, financial condition or results of operations.

     In providing Internet access to our customers, we depend upon providers of telecommunications and data services, government agencies, utility companies and other service providers over which we have little or no control. If any of these entities fails to correct its year 2000 issues, our customers may be unable to use the Internet, and our operations would suffer. See "Risk
Factors -- Potential year 2000 problems may cause us to lose customers and subject us to significant liabilities and costs."

CONTINGENCY PLANS

     We have no specific contingency plans for year 2000 failures other than the redundancies already built into our system. For example, we have a back-up generator powered by diesel fuel that will provide power for approximately 36-48 hours, and we have multiple connections to ISPs, allowing us to route traffic away from any particular provider that may experience problems.

     The estimates and conclusions included in this discussion contain forward-looking statements and are based on our management's best estimates of future events. Our expectations about risks, future costs and timely completion of our year 2000 testing may turn out to be incorrect, and any variance from these expectations could cause actual results to differ from this discussion. Factors that could influence risks, amount of future costs and the timing of remediation efforts include our success in identifying and correcting potential year 2000 issues and the ability of others to address their year 2000 issues.

     The statements above related to the ability of our services to operate properly before, on and after January 1, 2000 are "Year 2000 Readiness Disclosures" under the Year 2000 Information and Readiness Disclosure Act of 1998. Those statements are not a guaranty, contract or warranty, and our compliance with that act does not preclude any claims against us based on the federal securities laws.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income and its components in a full set of general-purpose financial statements. This statement was effective for periods beginning after December 15, 1997. The adoption of SFAS No. 130 did not have an impact on our financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about services, geographic areas and major customers. This statement was effective for financial statements for periods beginning after December 15,

1997. The adoption of SFAS No. 131 did not have a material impact on our financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, the type of hedge transaction. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." This statement defers the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. We believe that the adoption of SFAS No. 133 and SFAS No. 137 will not have a material impact on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Our interest income and expense is sensitive to changes in the general level of United States interest rates. Changes in United States interest rates affect the interest that we earn on our cash investments as well as the interest that we incur on our debt. Based on our cash equivalents balance and level of debt at June 30, 1999, our exposure to interest rate risk is not material.

     We believe our exposure to market risks is immaterial. We hold no market risk sensitive instruments for trading purposes. At present, we do not employ any derivative financial instruments, other financial instruments or derivative commodity instruments to hedge any market risks, and we do not currently plan to employ them in the future.

                                    BUSINESS

OVERVIEW

     We are a rapidly growing ISP that targets middle market businesses, educational institutions and government organizations. Our primary services include:

     - dedicated Internet access through our highly reliable network, which provides our customers with Internet access that is "always on,"

     - co-location services, in which we provide secure space to house customer-owned Internet equipment, and

     - managed application hosting, in which we provide a server for the customer's exclusive use to install any software application the customer chooses.

     Data center services include, among others, our co-location services and our managed application hosting services. These are similar to the services offered by computer service providers, or CSPs, which house, maintain and supply power to their customers' Internet equipment.

     We believe our growth and success in serving our target customer base is the direct result of our competitive strengths, including:

     - a network that permits our customers to bypass congested Internet exchanges and access points and avoid Internet exchange breakdowns, increasing the speed and reliability of our customers' Internet connection,

     - Internet access that we can tailor to meet each customer's needs,

     - knowledgeable and responsive customer support by our network experts,

     - business Internet solutions that allow our customers to outsource a significant portion of their Internet technology and staff, and

     - a senior management team with more than sixty years of combined experience in designing, implementing and managing telecommunications networks.

INDUSTRY BACKGROUND AND OPPORTUNITY

     The Internet was originally conceived as a communications tool to be used by a limited number of researchers and academics. Today, it has escalated into a web of approximately 70 million interconnected users. The Internet has evolved from a static, text-based medium to a graphically rich communications infrastructure. The creation and rapid development of the desktop computer simplified access to the Internet, encouraging consumers to seek information through this new medium. As the breadth of the information expanded, the Internet's applications and users grew as well. Businesses began investigating the potential of the Internet to reach the growing volume of customers on the Internet. To capture this emerging customer base, businesses needed a presence on the Internet and applications to facilitate electronic commerce.

THE INTERNET INFRASTRUCTURE

     The Internet has emerged as a significant global business communications medium, enabling millions of people to communicate, publish and retrieve information, and conduct business electronically. A multi-tiered system of local, regional and national ISPs has evolved to provide access to the Internet, transport data and, more recently, to provide value-added Internet services. ISPs exchange data in packets generated by their customers through direct or indirect connections with other ISPs. To meet the needs of ISPs to exchange data at centralized points, large ISPs have established a series of central Internet exchanges, which facilitate the transmission of data.

     Despite the relatively centralized nature of these exchange points, data traveling across the Internet often makes multiple connections or "hops" through a variety of local, regional and national ISPs, as it moves from the originating site, through a central exchange point, and to its final destination. While these centralized points have the advantage of having dozens of ISPs interconnected and exchanging Internet data, they increasingly face congestion problems that cause significantly longer response times for a user. In addition, because data traveling across the Internet must often make connections through multiple ISPs, the failure of a single ISP's Internet connection can interrupt a user's Internet transmission. Many ISPs have sought to improve data transmission reliability and speed by establishing private "peering connections" and network access points. This permits the ISPs to directly exchange Internet traffic while reducing the number of hops in their Internet connection and avoiding the often congested major Internet exchanges.

THE GROWTH OF THE INTERNET

     The Internet has experienced tremendous growth and has become a global medium for communications and commerce. According to International Data Corporation, or IDC, the ISP market in the United States reached $10.7 billion in 1998, representing a 43.0% increase over 1997 revenues. Business-related Internet operations generated approximately $2.9 billion of the $10.7 billion aggregate 1998 ISP revenue. Moreover, IDC predicts revenues generated by business-related ISPs will increase by 75.9% to $5.1 billion in 1999 and reach $12.0 billion by 2003, growing at a compound annual growth rate of 32.5% from 1998 to 2003. In addition, IDC estimates that the total value of goods and services purchased over the Internet will increase from $50.5 billion in 1998 to approximately $734.0 billion by the end of 2002.

     Trends contributing to the growth of the business-related Internet market include:

     - the increasing availability of high bandwidth capacity,

     - the proliferation of Internet access and ancillary Internet services,

     - the competitive need of small and mid-sized businesses to automate key business processes,

     - the convenience and speed of conducting business over the Internet,

     - the availability of Internet-enabled packaged software applications,

     - an increase in the amount and diversity of business and educational information available on the Internet and the Web, and

     - recent enhancements in the Internet's security and reliability.

     The demand generated by these new dynamics, combined with business customers' high quality service requirements, has fueled the growth of dedicated access connections and other Internet-related products and services for businesses.

WEB HOSTING AND CO-LOCATION

     To realize the opportunities of the Internet, companies must develop an attractive Internet presence using a "Web site" that is easily accessible to potential customers. However, rapid Internet and technology growth have outpaced the ability of many businesses to develop the necessary internal information technology knowledge and tools. A variety of companies, including Web hosting companies and ISPs, have begun to focus on providing Internet co-location and other Web-related services to their customers. Typically, companies offering these services build networks of numerous geographically dispersed data centers to be physically close to their customers. This reduces the cost of the services and the risk of transmission delay and data loss as data travels through multiple network connections. According to IDC, corporate Internet access and value-added services, such as Web hosting and co-location, are the fastest growing services offered by ISPs. Corporate access revenue and value-added services revenue were $5.9 billion in 1998 and are expected to grow to approximately $25.0 billion by 2003.

THE TREND TOWARD OUTSOURCING OF INTERNET OPERATIONS

     Many businesses lack the resources and expertise to cost-effectively develop, maintain and continually upgrade their network facilities and systems. Also, individuals with the expertise to establish and maintain sophisticated Internet technology are in great demand and their services are costly. Furthermore, businesses often find it difficult to keep up with new technologies and to integrate them into their infrastructure. Even if enterprises possess the necessary resources to accomplish these tasks, we believe that they often determine that this ongoing and significant investment in their own Internet technology and personnel is an inefficient use of their overall resources. Consequently, many enterprises are seeking outsourcing arrangements for their Internet needs. These arrangements allow enterprises to focus on their core operations, enhance the reliability and performance of their Web sites and reduce their Internet-related operating expenses.

THE CONVERGENCE OF SERVICES IN THE COMMUNICATIONS INDUSTRY

     The traditional divisions within the communications industry are disappearing due to new regulations, customer demand, and technology evolution. Regulatory changes in the United States and around the world have opened the communications industry to increased competition. In particular, the Telecommunications Act of 1996 provides for comprehensive reform of telecommunications laws in the United States and is designed to foster competition in the local telecommunications marketplace.

     With greater competition in the communications industry, customers have increasingly demanded that communications providers offer multiple services at lower prices. These services may include local and long distance calling, wireless, Internet access, and high-speed dedicated lines. Also included are ancillary services such as single bill presentment, call forwarding, caller identification, voicemail and similar services.

     We believe that these integrated providers will increase efficiency in the deployment of communications services by selling multiple services in bundles over a single connection.

Enhancements in switching technologies are beginning to permit the delivery of numerous services over a single network, offering cost savings over traditional networks which were designed to deliver a limited number of services. We believe that as competition increases, providers who offer a range of services in a cost-effective manner will be best positioned to capitalize on the convergence of services within the communications industry. These providers will offer a well-designed package of services they can tailor to satisfy each customer's needs.

THE COMSTAR.NET STRATEGY

CURRENT BUSINESS STRATEGIES

     We intend to become a leader in providing businesses, educational institutions and governmental organizations with high quality, cost-effective business solutions that will allow our customers to take advantage of the Internet without having to develop and maintain their own Internet technology and hire and retain an extensive Internet staff. To achieve this objective, we intend to continue to rely on the following core elements of our business strategy:

     Providing Highly Reliable Internet Access. We intend to continue increasing the capacity, fault-tolerance and geographic reach of our network to support customer growth. Our network is designed to respond quickly, be secure and provide continuous availability to our clients. We can deliver our services to customers throughout the world from our Atlanta data center. We connect our customers' Internet traffic to four very large ISPs who provide access to the central Internet exchanges. Our innovative network architecture often permits our customers' Internet traffic to bypass congested points on the Internet and avoid breakdowns at the Internet exchanges, which increases the speed and reliability of their Internet connection. We proactively manage and monitor traffic on the Internet and reroute traffic to provide high quality access.

     Increasing the Percentage of our Revenues from Value-Added Data Center Services. We intend to generate a higher percentage of our revenues from our value-added data center services, which typically provide higher margins than our Internet access services. We believe that value-added services are among the fastest growing segments of the Internet marketplace. Our data center services provide a variety of options to our customers, and we work with their management and information technology teams to analyze their varied Internet service needs and choose the option that best addresses those needs. We have offered our co-location services since June 1996, and as of September 1, 1999 we had 23 co-location customers. We have offered our managed application hosting services since June 1999, and, as of September 1, 1999, had six managed application hosting customers. We intend to emphasize our managed application hosting business in our marketing, and we have allocated greater resources to developing these services.

     Targeting Middle Market Business, Educational and Governmental Customers. The Internet service needs of middle market businesses, educational institutions and governmental organizations differ significantly from those of the typical individual consumer because Internet access and related services are often critical to enterprise customers' businesses. They demand dedicated, high speed Internet access and knowledgeable, prompt and responsive customer support. When marketing our services, we focus on creating the best solution to meet our customers' needs and not simply promoting our technology. Compared to individual consumers, enterprise customers are usually less price sensitive and more willing to pay a premium for custom solutions that meet their needs. As a result, we believe that providing services to enterprise customers generates greater revenues and higher margins per customer than servicing individual consumers.

     Providing Superior Customer Support by Network Experts. Enterprise customers seeking broader access to the Internet increasingly face significant technological challenges, in part because the Internet is an evolving and rapidly growing medium. In addition, as new and more complex applications for the Internet are developed, we believe that even sophisticated users will increasingly encounter problems. Unlike many other ISPs who outsource their technical support to independent call centers, the comstar.net professionals who implemented our network are among those who respond to and resolve customer inquiries and problems. We intend to continue providing superior customer support by hiring only customer support personnel who can demonstrate the ability to understand and manage our network. We believe that our strong emphasis on the superior customer support provided by our network experts has resulted in a high level of customer satisfaction and significant subscriber growth from customer referrals.

GROWTH STRATEGIES

     We intend to further develop our business by focusing on the core elements of our business strategy discussed above and pursuing the following key growth strategies:

     Expanding Our Network Nationally and Internationally. We intend to build more data centers and POPs in the United States and pursue international opportunities. We believe that having a number of widely distributed and networked data centers and POPs improves network performance and reliability. We intend to add data centers in the following metropolitan areas by the end of 2000: Washington, D.C., Chicago, Boston, Phoenix, Miami, Dallas and San Francisco. We intend to establish data centers in Denver and London by the end of the first quarter of 2001. Before purchasing or leasing a new data center, we will evaluate the market opportunity in the proposed location by analyzing Internet usage statistics and specific economic criteria as well as pre-selling our services in that market. For any given location we expect to require at least six months to select the appropriate site, construct or acquire the necessary facilities, install equipment and hire the operations and sales personnel needed to conduct business at the site. We have already identified suitable sites for some of our proposed data center locations. We also intend to supplement the data center expansion by establishing POPs throughout the United States and at various international sites to aggregate and transport traffic to and from our planned data centers.

     Broadening Our Marketing Activities. We intend to expand our marketing efforts to increase our customer base. We also intend to increase market awareness of our name and our commitment to reliable service and superior customer support. Therefore, while continuing to encourage referrals from existing customers, we are increasing print publication, radio, outdoor, and direct mail advertising and telemarketing in targeted metropolitan areas.

     Pursuing Strategic Sales and Distribution Alliances. We are pursuing strategic sales and distribution alliances in markets where there are substantial opportunities to attract new customers. We believe that establishing relationships with businesses that provide products and services which complement our service offerings will permit us to use their expertise and market access, while lowering our costs of entering new markets. These relationships will also give us additional customer referrals and new solutions to offer existing customers. For example, we currently obtain customer referrals through our

Valued Internet Partner, or VIP program, in which we pay our partners a fee for referring new customers who ultimately purchase our services. We will also pursue strategic alliances with value-added resellers or other authorized partners through our comstar.net Affiliate Partner, or CAP program, which permits others to resell our services directly to customers in specified markets. We intend to further expand our customer base by establishing additional distribution relationships with network integrators, value-added resellers, system vendors, consulting companies and other ISPs.

     Engaging in Strategic Acquisitions. We will continue to consider acquisitions of strategically located operations and customer lists and associated customer accounts. In addition, we may consider acquisitions of businesses, including other ISPs, with complementary products, services or technologies. We may also consider acquisitions that can provide personnel who augment our team of network experts.

     Eventually Becoming an Integrated Communications Provider, Offering Both Voice and Data Services. We plan to pursue a long-term strategy of providing a complete portfolio of voice and data communications services. To achieve our goal, we plan to become a competitive local exchange carrier, or CLEC, which would permit us to provide voice and other data services to complement our current services. We believe that technology advancements and customer preferences are driving the convergence of communications services toward service providers who can offer multiple communication services through a single network. We also believe that to remain competitive in the face of these changes, we must eventually become a single-source provider of voice and data communications services.

NETWORK DESIGN

     To increase Internet access speed for our customers, we designed our network to avoid congested areas on the Internet. Most Internet traffic moves through central Internet exchanges. To avoid transporting all of our customers' traffic through these central exchanges and the related network access points, we have established direct links to very large ISPs, including UUNET, GTE Internetworking, Sprint and Intermedia Internet. Through this network, we can dynamically reroute traffic quickly and efficiently. Our network experts monitor traffic patterns and congestion points throughout the network and reroute our customers' traffic to a different Internet link when there is excessive congestion. As a result, we can deliver most of our customers' Internet traffic while bypassing congested points on the Internet.

     Another important characteristic of our network is its high level of reliability. We maintain multiple links with very large ISPs to protect against a service outage should one or more links fail. Our equipment automatically monitors Internet traffic and reroutes it to avoid breakdowns at Internet exchanges and access points so that our customers' upstream transmissions are not affected by failures in other systems. In addition, each data center and POP we operate has multiple fiber or copper telecommunications lines into the facility so that downstream transmissions operate reliably.

     Our network provides optimal service to our customers who are geographically located relatively close to either a data center or a POP. Close proximity allows the transportation of our customers' traffic from their server to its destination and back in a shorter period of time. Close proximity also allows us to provide a greater range of services at lower costs to our customers.

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

     The following diagram describes how our network is linked to very large ISPs and how we can distribute our customers' traffic:

A chart appears here, illustrating the manner in which comstar.net is connected to major Internet access providers and its customers, showing various ways in which comstar.net is able to distribute its customers' traffic over the Internet.

The chart has 3 columns. The first column has five circles, containing the following text: (1) UUNET, (2) GTE/BBN, (3) Sprint, (4) Intermedia and (5) Others. The second column has two circles, containing the following text: (1) comstar.net and (2) other ISP. The third column contains five circles, each of which contains the following text: business customer.

SERVICES

     We create tailored solutions for our customers based on their business and technical requirements, modifying these solutions as our customers' needs evolve. Unlike many other ISPs that outsource their technical support to independent call centers, our highly reliable services are supported by our knowledgeable and responsive network experts, some of whom are the same professionals that implemented our network. Our primary services include dedicated Internet access, co-location services and managed application hosting. We also offer Web hosting, email services and domain name services.

     Our customer contracts require us to provide our services for a one-year, two-year or three-year term, and contain, among other things, a limited service level warranty related to the continuous availability of service on a 24 hours per day, seven days per week basis, except for scheduled maintenance periods. This warranty provides a credit for free service for disruptions in our Internet access services. At the end of the term of a contract, a customer may elect to extend the contract's term on a month-to-month basis. Any change or upgrade in service, however, typically requires a new contract for a new term.

     Internet Access. Our Internet access services are designed to deliver the ease of expansion, high availability and performance required by moderate to high volume Internet operations that are central to a customer's business. Revenues from our Internet access services represented approximately 62.3% of our revenues for the year ended December 31, 1998 and 61.3% of our revenues for the six months ended June 30, 1999.

     Our Internet access options include:

SERVICE                 DESCRIPTION                            BENEFITS
-------                 -----------                            --------
Leased Lines            Leased lines are a dedicated service   Leased lines, which are priced
                        that delivers access speeds from       on a per-mile basis, provide a
                        56Kbps to 44Mbps.                      customer with a truly private
                                                               network where no other entity's
                                                               data flows over the same
                                                               network. Leased lines are very
                                                               cost-effective when reasonably
                                                               close to one of our POPs or our
                                                               data center.

Frame Relay             Frame relay is a dedicated service     Gives customers connecting
                        that delivers access speeds from       geographically dispersed
                        56Kbps to 44Mbps.                      offices an affordable
                                                               alternative with pricing that
                                                               is not based on mileage.

Symmetrical Digital     SDSL is a dedicated service using      Provides inexpensive Internet
Subscriber Line, or     digital technology to deliver access   access for customers with high
SDSL                    speeds from 160Kbps to 1.54Mbps.       bandwidth requirements.

Integrated Services     ISDN is a dial-up service utilizing    Provides inexpensive Internet
Digital Network, or     digital signaling technology to        access for customers with low
ISDN                    deliver access speeds of either        bandwidth requirements.
                        64Kbps or 128Kbps.

     Co-location. Through our co-location services, we provide secure space to house customer-owned Internet equipment. Based upon their business and technical requirements, customers may select from shared cabinet facilities, exclusive cabinets or custom-built rooms with additional security features. All co-location facilities include dedicated electrical power circuits to ensure that we meet each customer's power requirements. Because the Internet operations of our co-location customers frequently require hardware and software upgrades, we give customers unlimited but secure access to their leased co-location space. Additional space, electrical power and Internet services can be tailored to meet our customers' needs. Our co-location services represented approximately 10.0% of our revenues for the year ended December 31, 1998 and approximately 11.6% of our revenues for the six months ended June 30, 1999.

     Our Atlanta data center houses the computers that operate the core functions of our business, including communications equipment, data storage and retrieval systems, security software and hardware and related customer support. Our data center provides customers with a secure, climate-controlled facility that they cannot readily or inexpensively create at their own place of business. The data center contains:

     - a power supply with a back-up generator,

     - fire suppression and containment capabilities,

     - raised floors,

     - fully redundant HVAC, and

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

     - high levels of physical security.

     We offer the following co-location services:

     - SWITCH HOTEL(TM) -- A dedicated, enclosed custom-built room with separate dedicated power circuits, providing additional security via key-card entry, access barriers, motion camera and tiles bolted to the floor.

     - CABINET CO-LOCATION -- Mid-level service providing an exclusive cabinet for the customer. This is an economical solution for customers co-locating multiple servers.

     - SERVER CO-LOCATION -- Entry-level service providing an economical solution for customers co-locating a single server. The customer's server shares space in a cabinet with the servers of other customers.

     We intend to open new data centers in Washington, D.C., Chicago, Boston, Phoenix, Miami, Dallas and San Francisco before the end of 2000. We believe our data centers will be an important factor in attracting customers and marketing our data center services.

     Managed Application Hosting. Our managed application hosting service, which we first introduced in June 1999, provides a server for the customer's exclusive use to install any software application the customer chooses. In addition, we will provide all required maintenance on the server hardware. This service, which is similar to the services being offered by computer service providers, or CSPs, is targeted to businesses with high volumes of Internet traffic and with Internet-based applications and Web services that are extremely important to their daily operations. Unlike typical Web hosting operations that host multiple customers' Web sites on a single server, we provide our managed application hosting services with only one customer per server. As a result, a customer need not be concerned about how its actions or applications might impact other customers' applications housed on the same server, or how its server might be affected by other customers' actions or applications.

     Our managed application hosting services offer a suite of applications from leading software vendors that is designed to meet the Internet operations needs of middle market companies. We also offer proprietary e-commerce and Web development software as additional options for our managed application customers. We presently offer these software products only in conjunction with our managed application hosting services. We implement the applications selected by the customer in our data center, configure them to meet the needs of the customer, and package them with a server, security, Internet access, back-up and operational support. A customer may also use software applications it obtains from others on the server we provide to the customer in our data center.

     Our managed application hosting services are compatible with the products of many leading hardware and software system vendors, including Cobalt Networks, VA Linux Systems, Hewlett-Packard Company, Sun Microsystems, Silicon Graphics, Microsoft Corporation and Allaire Corporation. This multi-vendor flexibility enables our customers to select their own technical solutions and to integrate their Internet operations with their existing information technology. We offer our customers four different levels of managed application hosting service that range from simple to comprehensive solutions, each of which can be tailored to meet the specific needs of a given customer. In addition, our customers can augment their services with hardware or software that we provide or software that they purchase directly from others.

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

CUSTOMERS

     Most of our customers are middle market businesses, educational institutions or governmental organizations, but our customer base also includes other ISPs and several larger companies. The Internet service needs of our target customers differ significantly from those of typical individual consumers. Enterprises often view their Internet access and related services as critical to their business. They demand dedicated, high speed Internet access and knowledgeable, prompt and often highly technical customer support. When marketing our services, we focus on creating the best solutions to meet our customers' needs and not simply promoting our technology. We work with our customers' management and information technology teams to analyze their Internet needs and create solutions to specifically address those needs. Compared to individual consumers, enterprise customers are usually less price sensitive and more willing to pay a premium for creative solutions crafted to meet their needs. As a result, we believe that providing Internet services to enterprise customers generates greater revenues and higher margins per customer than servicing individual consumers. As of September 1, 1999, we had 510 customers. We provide service to a number of enterprises, including:

- Atlanta Convention and Visitors Bureau

- AGL Resources

- Atlanta Historical Society

- BellSouth Wireless Services

- Elastic Networks, Inc. (formerly a division of Northern Telecom)

- Georgia Professional Standards Commission

- Georgia Society of Certified Public Accountants

- Guantanamo Bay Naval Air Station, Cuba, through a contract with Local Communications Network

- Hartsfield Atlanta International Airport

- Mohawk Industries

- National Service Industries

- nBank

- Net.B@nk

- nFront

- America Online, through a contract with TeleHouse

- Tom's Foods

- WATL-TV Channel 36, Atlanta

     Our customer nBank, a division of The First National Bank of Commerce, provided 9.1% of our revenues for the year ended December 31, 1998 and 10.7% of our revenues for the six months ended June 30, 1999. No other customer accounted for more than 10% of our revenues during either period.

SALES AND MARKETING

     We sell our services through a consultative approach developed by our management team based on their cumulative business experience. We use local technology-oriented sales personnel to understand individual customer needs and make the proper recommendations regarding tailored Internet-based solutions. The local field sales staff is supported by our in-house tele-sales staff based at our corporate headquarters in Atlanta. We refer to our employees who use the telephone to directly market and sell our services as our tele-sales staff. We use our tele-sales staff or our CAP partners, discussed below, to complete sales to smaller customers and to target customers in markets where we do not have field sales staff. In addition, we hire independent telemarketing firms to generate business leads. To support our sales efforts, we have also begun a new advertising and media campaign to build awareness of our name and quality of service. We intend to expand our field sales force, further develop our indirect distribution channels and use telemarketing firms to increase sales leads and grow our customer base.

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

     Field Sales. Our field sales force consists of technically competent, locally based and experienced Internet sales representatives. These individuals have strong Internet technical backgrounds and understand the local telecommunications tariffs as well as the needs of their local business communities. In general, members of our field sales staff pursue leads generated by our telemarketing campaign and our outdoor advertising efforts. Our field sales personnel also make "cold calls" on potential customers. Most larger sales are closed by a field salesperson who visits the customer. We believe that this localized approach allows us to provide better solutions for our customers' needs.

     Tele-sales. Our tele-sales staff contacts smaller potential customers in the geographic areas we serve as well as potential customers in new markets. We expect our tele-sales staff to develop the interest of large customers and close sales to small customers without requiring a face-to-face meeting between the customer and a member of our field sales force.

     Indirect Sales. We are developing relationships with partners, including value-added resellers, network integrators and Web design companies, to use the expertise of their established sales organizations to help increase our sales.

     For example, our Valued Internet Partner, or VIP program, is an agency relationship that offers referral fees to VIP partners who bring us sales opportunities that ultimately result in sales of our services. We intend to expand the VIP program into each new market area we enter. We believe our VIP program generated a significant number of our new customer installations for the years ended December 31, 1996, 1997 and 1998. As of September 1, 1999, we had signed more than 80 VIP partners to the program.

     Also, our comstar.net Affiliate Program, or CAP program, allows our authorized partners to resell our services and maintain a direct relationship with customers in their local markets. In markets we have not identified as a high priority for our network expansion, we forward leads directly to our CAP partners so they can arrange a visit to the customer. We provide service and technical support 24 hours a day, every day of the year and invoice the partners at a reduced rate, allowing them to profit from the resale of our services.

     Internet Sales. We use the Internet as another source to generate sales. Our tele-sales staff handles many inquiries regarding our services received via e-mail, either closing the sale or passing the leads to our field sales force. We are internally developing systems and applications that will allow us to receive, accept and implement sales electronically via the Internet.

     Telemarketing. We began a telemarketing campaign in May 1999 using an outside telemarketing firm that we pay on an hourly basis. We also compensate the firm with performance-based bonuses. We create a sales script used by the telemarketers and train all telemarketing personnel. Our telemarketing program seeks to generate leads from small to medium sized businesses that are pre-qualified for our services in our market areas. We may establish an internal telemarketing department to ensure the quality of our sales efforts.

     Strategic Marketing and Reseller Alliances. We enter into strategic marketing and reseller alliances with partners to bundle and sell our services with those of the partners. For example, our agreement with NorthPoint Communications, Inc. allows us to resell NorthPoint's SDSL service, bundled with our Internet access service. In addition, NorthPoint jointly funds our marketing efforts for SDSL services in geographic areas

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

where this service can be offered. NorthPoint also promotes our services as one of a dedicated number of its Internet access referral partners.

     Branding. As a component of our marketing efforts, we plan to invest aggressively in building the comstar.net brand. We have already begun outdoor and radio advertising in the markets we currently serve. We intend to increase customer awareness of us and our services through an integrated marketing plan, which combines online and traditional advertising in business and trade publications, trade show participation, direct mail and public relations campaigns.

COMPETITION

     The market for Internet access, co-location, and managed application hosting services is very competitive. The tremendous growth and potential size of the market for Internet services has attracted many new start-ups as well as existing businesses. In addition to other national, regional and local ISPs, our current and prospective competitors include long distance and local exchange telecommunications carriers, cable television operators and their affiliates, satellite and wireless communications companies and providers of co-location and other data center services. We also anticipate that if we offer services as a CLEC, we will face new competitors that already have established a market presence for local telecommunications access. When compared to us, many of our competitors have substantially greater financial, technical, marketing and personnel resources; larger customer bases; a broader range of services; more extensive networks and facilities; longer operating histories; greater name recognition and market presence; and more established business relationships in the industry. In addition, many of our current competitors have already developed the capacity to provide, and are providing, local telecommunications access. Further, intense price competition could significantly reduce our operating margins and adversely affect our operating results.

     The principal competitive factors in our market include:

     - Internet system engineering expertise and advanced technical functions,

     - price of services,

     - availability and quality of customer service and support,

     - timing of introductions of new services,

     - network capability,

     - network security,

     - reliability of services,

     - financial resources,

     - variety and quality of services,

     - ease of expansion,

     - ability to maintain, expand and add new distribution channels,

     - broad geographic presence,

     - brand name, and

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

     - conformity with industry standards.

     ISPs. Our primary competitors include other ISPs with a significant national presence that focus on business customers, such as UUNET, GTE Internetworking, PSINet, Concentric Network, MindSpring Enterprises, Verio and Intermedia Internet. We also compete with smaller regional and local ISPs in our targeted geographic regions such as Net Depot and Lyceum. Our customer base includes smaller ISPs, which may also compete with us for customers in their markets.

     Value-Added Services Providers. As we increasingly generate revenues from our value-added data center services, competition from other value-added service providers will become more intense. Our competitors in this market include co-location providers like Exodus Communications, Frontier GlobalCenter, Digex and USInternetworking. They also include application service providers such as NaviSite and Digital Nation, which was recently acquired by Verio.

     Telecommunications Carriers. All of the major long distance companies, including AT&T, MCI Worldcom and Sprint, offer Internet access services and compete with us. The relatively recent sweeping reforms in the federal regulation of the telecommunications industry brought about by the Telecommunications Act of 1996 have created greater opportunities for local exchange carriers, including the regional Bell operating companies, to enter the Internet access market. We believe that many long distance and local telecommunications carriers will seek to acquire ISPs, enter into joint ventures with them and purchase Internet access wholesale from ISPs to address the Internet access requirements of those carriers' current enterprise customers. Worldcom's acquisition of UUNET, GTE's acquisition of BBN and Cable & Wireless's acquisition of internetMCI are indicative of this trend. Accordingly, we expect to experience increased competition from the traditional large telecommunications carriers.

     Cable Operators, Direct Broadcast Satellite and WirelessCommunications Companies. Many of the major cable television operators, such as MediaOne, have begun to offer or have announced an intention to offer Internet access through their existing cable infrastructure. Seeking to take advantage of this installed cable infrastructure and the Internet access opportunities it affords, many telecommunications providers have acquired cable companies, such as AT&T's acquisition of TCI and @Home. While many cable companies are faced with large-scale upgrades of their existing plant equipment and infrastructure to support connections to the Internet and become competitive, we believe that some smaller enterprise customers may be attracted by the combined services already being offered by cable operators. Other alternative service communications companies have also announced plans to enter the Internet access market with various wireless and satellite services and technologies.

GOVERNMENT REGULATION

INTERNET REGULATION

     Currently, only a small body of laws and regulations directly apply to access to or commerce on the Internet. Due to the increasing popularity and use of the Internet, however, laws and regulations may be adopted at the international, federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Moreover, a
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

number of laws and regulations have been proposed and are currently being considered by federal, state and foreign legislatures with respect to these issues. We cannot predict the impact on our business of any new laws and regulations or the manner in which existing and new laws and regulations may be interpreted and enforced. For example, recently, Congress passed and the President signed into law:

     - The Communications Decency Act, which protects ISPs from defamatory statements made on or accessible through the provider's service.

     - The Digital Millennium Copyright Act, which provides stronger copyright protection for software, music and other works on the Internet. Under this law, ISPs and Web site operators must register with the United States Copyright Office to avoid liability for infringement by their subscribers.

     - The Child Online Protection Act, which makes it illegal to communicate material that is harmful to minors on the Internet for commercial purposes in a manner assessable by minors. This law also requires Web sites to obtain parental consent before collecting information from children who are age 12 and younger.

     - The Child Protection and Sexual Predator Punishment Act, which imposes criminal penalties for using the Internet to solicit minors for sexual purposes, and for sending obscene material to persons under the age of 16.

     - The Internet Tax Freedom Act, which imposes a three-year moratorium on taxes which are multiple or discriminatory, to give state and federal lawmakers time to develop a more comprehensive approach to Internet taxation.

     In addition, there is substantial uncertainty as to the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy. The vast majority of these laws were adopted before the advent of the Internet and, as a result, did not contemplate the unique issues of the Internet. Future developments in the law might decrease the growth of the Internet, impose taxes or other costly requirements, create uncertainty in the market or in some other manner have an adverse effect on Internet commerce. These developments could, in turn, have a material adverse effect on our business.

     While no one has ever filed a claim against us relating to information carried on, stored on, or disseminated through our network, someone may file a claim of that type in the future and may be successful in imposing liability on us. If that happens, we may have to spend significant amounts of money to defend ourselves against these claims and, if we are not successful in our defense, the amount of damages that we will have to pay may be significant. Any costs that we incur as a result of defending these claims or the amount of liability that we may suffer if our defense is not successful could materially adversely affect our business. If, as the law in this area develops, we become liable for information carried on, stored on, or disseminated through our network, we may decide to take actions to reduce our exposure to this type of liability. This may require us to spend significant amounts for new equipment and discontinue offering some of our services.

     The United Kingdom and the European Union have adopted legislation and directives that have a direct impact on business conducted over the Internet and on the use of the Internet. For example, the United Kingdom Defamation Act of 1996 protects ISPs, under some circumstances, from liability for defamatory materials stored on its servers. The European Directives on the Protection of Consumers, Data Protection, and Distance

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

Selling are expected to have direct effects on the use of the Internet for commercial transactions and will create additional layers of consumer protection legislation with respect to electronic commerce. In addition, governmental authorities throughout the world are contemplating numerous other regulatory schemes. As in the United States, there is uncertainty as to the enactment and impact of foreign regulatory and legal developments. These developments may have an adverse effect on our business.

     Our Internet access service transmits some data over public telephone lines. Regulations and policies establishing charges, terms and conditions for communications govern these transmissions. As an ISP, we are not currently regulated directly by the Federal Communications Commission, or the FCC, or any other agency, other than regulations applicable to businesses generally. We could, however, become subject in the future to regulation by the FCC and/or other regulatory agencies if we become classified as a provider of basic telecommunications services. As a result, compliance with these FCC regulations could affect the charges that we pay to connect to the local telephone network because ISPs, unlike long distance telephone companies, are not currently required to pay carrier access charges. Access charges are assessed by local telephone companies on long-distance companies for the use of the local telephone network when the local telephone companies originate and terminate long-distance calls, generally on a per-minute basis. The payment of access charges has been a matter of continuing dispute, with long-distance companies arguing that the charges are substantially in excess of actual costs and local telephone companies arguing that access charges are justified to subsidize lower local rates for end users. In May 1997, the FCC reaffirmed its decision that ISPs will not be required to pay these access charges. Subsequent statements issued by the FCC have not altered this conclusion. The FCC also has concluded that, unlike providers of basic telecommunications services, ISPs are not currently required to contribute a percentage of their revenues to the federal universal service fund and are not expected to contribute to similar funds established at the state level.

     Both the access charge issue and the universal service fund treatment of ISPs are the subjects of further FCC proceedings and may change. Telephone companies have requested the FCC to reconsider or reverse its decisions in these areas, and their arguments are gaining support as Internet-based telecommunications services begin to compete with conventional telecommunications services. We cannot predict how these matters will be resolved but it may adversely affect us if, in the future, ISPs are required to pay access charges or contribute to the universal service fund.

TELECOMMUNICATIONS REGULATION

     We are in the beginning stages of obtaining the regulatory and contractual approvals we need to provide local and long distance telecommunications services to our customers. If we are successful in entering this marketplace, then our services will be subject to varying degrees of federal, state and local regulation. The FCC regulates the facilities and services of telecommunications common carriers if those facilities are used to originate or terminate interstate or international communications. The state regulatory commissions regulate the same facilities and services if they are used to originate or terminate intrastate communications. Local governments sometimes impose fees and other requirements on competitive local exchange carriers, or CLECs. Many of these regulations are currently the subject of lawsuits, legislative hearings and administrative proposals that may change the manner in which the telecommunications industry operates. We cannot predict the outcome of these proceedings or their impact on our business.

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

     Federal Telecommunications Regulations. If we become a CLEC, we will be regulated at the federal level under the Communications Act of 1934. The Communications Act of 1934 was substantially amended by the Telecommunications Act of 1996. Before the passage of the Telecommunications Act, states typically granted an exclusive franchise in each local service area to a single dominant carrier. These were often former subsidiaries of AT&T known as regional Bell operating companies, or RBOCs. An RBOC generally owned and operated the entire local exchange network in the local service area it served. The Telecommunications Act provides for comprehensive reform of the telecommunications laws in the United States and is designed to foster competition in the local telecommunications marketplace by:

     - prohibiting state and local governments from granting exclusive telecommunications franchises,

     - requiring incumbent local exchange carriers to grant CLECs the right to interconnect their CLEC facilities to the incumbent carrier's facilities,

     - making it easier for customers to switch service from incumbent local exchange carriers to CLECs,

     - requiring incumbent local exchange carriers and CLECs to permit resale of their communications services without unreasonable conditions or restrictions,

     - requiring incumbent local exchange carriers and CLECs to provide reciprocal compensation arrangements for transmitting telephone calls, and

     - requiring incumbent local exchange carriers and CLECs to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

     The Telecommunications Act also provided for the removal of most of the restrictions imposed on RBOCs by the 1982 consent decree which provided for divestiture of the RBOCs from AT&T in 1984. For example, the Telecommunications Act establishes procedures under which an RBOC can offer "in-region" long distance services, which are provided to customers in the area where the RBOC provides local exchange service. However, before an RBOC can provide in-region long distance services in a state, it must obtain FCC approval by showing that:

     - competitors exist in the state that use their own communications facilities,

     - the RBOC has entered into interconnection agreements with competitors in the state where it seeks authority,

     - the interconnection agreements satisfy a 14-point "checklist" of competitive requirements, and

     - the entry of the RBOC into the market for long distance services in the state is in the public interest.

     The FCC has not yet granted this authority to any RBOCs, but requests by RBOCs are the subject of pending appeals at the FCC. When the FCC permits RBOCs to provide "in region" long distance services, they will begin to compete with existing long distance carriers. Because RBOCs provide their own local access services, we expect they will not need the services of CLECs to the same extent as these existing long distance carriers. If these existing long distance carriers experience a decline in their businesses as a result of

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

this competition, it may have an adverse effect on the ability of CLECs to generate access revenues from providing services to long distance carriers.

     FCC Rules Implementing the Local Competition Provisions of the Telecommunications Act. In August 1996, the FCC adopted rules and policies implementing the local competition provisions of the Telecommunications Act and adopted national guidelines regarding:

     - the unbundling of incumbent local exchange carriers' network elements,

     - the resale of incumbent local exchange carrier services,

     - the pricing of interconnection services and unbundled elements, and

     - other local competition issues.

     Numerous parties appealed the FCC's orders to the United States Eighth Circuit Court of Appeals, and in 1997, the Eighth Circuit upheld some of the FCC's rules but reversed many of the FCC's rules on other issues, including the rules regarding the pricing of unbundled elements.

     In January 1999, the United States Supreme Court largely reversed the Eighth Circuit's decision and upheld many of the FCC's interconnection rules, including the FCC's jurisdiction to adopt pricing guidelines under the Telecommunications Act. The Supreme Court also upheld the FCC's "pick and choose" rules, which allow CLECs to adopt rates, terms and conditions from agreements that an incumbent local exchange carrier has with any other carriers. The Supreme Court did not, however, evaluate the specific pricing method adopted by the FCC, and we expect the Eighth Circuit to further consider that method. Additionally, the Supreme Court vacated the FCC rules defining what network elements must be unbundled and made available to the CLECs by the incumbent local exchange carriers. The Supreme Court held that the FCC must provide a stronger rationale to support the degree of unbundling ordered by the FCC. As a result, the FCC will likely seek to revise its rules on unbundled network elements. We view the Supreme Court decision as a favorable development for the CLEC industry, although we cannot predict the ultimate outcome of further FCC and court proceedings resulting from the decision.

     Other Federal Regulation. In general, the FCC has a policy of encouraging new competitors, like comstar.net, to enter the telecommunications industry and preventing anti-competitive practices. Therefore, the FCC has established different levels of regulation for dominant carriers and nondominant carriers. Large incumbent local exchange carriers such as the RBOCs and GTE Corporation are currently considered dominant carriers, while CLECs are considered nondominant carriers. As a nondominant carrier, we will be subject to relatively limited FCC regulation. At the federal level, unlike incumbent local exchange carriers, we will not be subject to price cap or rate of return regulations, which will give us more freedom to set our own pricing policies.

     As nondominant carriers, CLECs may install and operate facilities for transmitting domestic interstate communications without prior FCC authorization. The services of nondominant carriers have been subject to relatively limited regulation by the FCC, primarily consisting of the filing of tariffs and periodic reports concerning the carrier's interstate network facilities. However, nondominant carriers must offer interstate services on a nondiscriminatory basis, at just and reasonable rates, and remain subject to FCC compliance procedures. The FCC has sought to eliminate the requirement that

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

nondominant interstate carriers file tariffs, but has been prevented from doing so by a federal Court of Appeals. However, the court may permit the FCC to take this action in the future.

     The FCC has granted incumbent local exchange carriers significant flexibility in pricing their interstate switched access and dedicated services. In May 1997, the FCC adopted an order which makes various reforms to the existing rate structure for interstate access that are designed to move access charges, over time, to more cost based rate levels and structures. We expect that these changes will reduce access charges and shift charges currently based on minutes to flat-rate, monthly per line charges. As a result, the aggregate amount of access charges paid by long distance carriers to local exchange carriers in the United States may decrease. In August 1999, the FCC implemented a market-based approach to further access charge reform. This approach will give incumbent local exchange carriers progressively greater flexibility in setting rates as competition develops, gradually replacing regulation with competition as the primary means of setting prices. This series of access charge reforms will likely have a significant impact on our telecommunications services.

     In May 1997, the FCC issued an order to implement the provisions of the Telecommunications Act which seek to advance universal telephone service. Universal telephone service includes:

     - broad access to advanced telecommunications services in rural and high cost areas, schools, health care facilities and libraries,

     - equitable, nondiscriminatory and predictable funding obligations under the federal universal service fund, and

     - affordable rates for telecommunications services.

All telecommunications carriers providing interstate telecommunications services, which will include us if we provide interstate services, must contribute to the federal universal service fund. The FCC may decide in the future to increase the size of subsidy payments by CLECs or the scope of the subsidy program. This would increase our costs of operating as a CLEC.

     State Regulation. We believe that most, if not all, states in which we propose to operate will require a certification or other authorization to offer intrastate telecommunications services. These certifications generally require a showing that the carrier has adequate financial, managerial, and technical resources to offer the proposed services in a manner consistent with the public interest.

     We intend to file applications to obtain intrastate authority for the provision of dedicated telecommunications services and a full range of local switched services and long distance services. In most states, we will be required to file tariffs describing the terms, conditions and prices for services that are classified as intrastate. Additionally, some states may impose reporting, customer service, quality requirements and universal service requirements. There are many regulatory proceedings before the states, the outcome of which may affect our competitive and economic position in the telecommunications services markets.

     In addition to obtaining state certifications, we must negotiate terms of interconnection with the incumbent local exchange carrier before we can begin providing telecommunication services. Our executed agreements will be subject to the approval of

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the state commissions. If we are unable to voluntarily negotiate an interconnection agreement with the incumbent local exchange carrier, we may petition the state public service commission to arbitrate any open issues. We may experience difficulties in entering into these agreements on terms acceptable to us and in enforcing these agreements.

     We also may be subject to requirements in some states to obtain prior approval for, or notify the state commission of, any transfers of our voting securities, sales of our assets, corporate reorganizations involving us, issuances of our stock or debt instruments and similar transactions involving us.

     Local Government Authorizations. Under the Telecommunications Act, local authorities retain jurisdiction to control our access to municipally owned or controlled easements and other rights of way. In addition, if a telecommunications provider constructs a fiber optic network, it is often required to obtain construction permits from local governments. In doing so, however, municipalities may not prohibit or effectively prohibit any company from providing any telecommunications services. In addition, the Telecommunications Act requires that local governmental authorities treat telecommunications carriers in a non-discriminatory and competitively neutral manner. Many municipalities will require us to obtain franchises from them and pay fees to them, often based on a percentage of gross revenues we receive from providing telecommunications services.

PROPRIETARY RIGHTS

     General. Although we believe that our success is more a function of our technical expertise and customer service than our proprietary rights, our success and ability to compete depend in part upon our technology. We rely on a combination of contractual restrictions and copyright, trademark and trade secret laws to establish and protect our technology. Our policy is to require employees and consultants and, when possible, suppliers to execute confidentiality agreements upon the commencement of their relationships with us. The steps we have taken may not be adequate to prevent misappropriation of our technology, or our competitors may independently develop technologies that are substantially equivalent or superior to our technology.

     Licenses. We developed some software for nschool Communication Systems, Inc. and received rights to use the software in exchange for the development of the software. Specifically, we have the right to use the separable components of the software for any purpose and to use the combined software product for limited purposes. We are specifically prohibited from using the software to provide electronic communications, Internet applications and services to organized, group-based educational entities.

     Trademarks. We own three federal trademark registration applications, which are currently pending in the United States Patent and Trademark Office. We filed two applications in May 1999 and one application in August 1999. In May 1999 we filed applications for the marks ComStar Internet Services, Inc., with design, and ComStar Internet & Wireless, Inc., with design, and in August 1999 we filed an application for the mark comstar.net, inc., with logo. The applications are based on our intent to use these marks in commerce in connection with Internet access, web hosting and co-location services for businesses. The Patent and Trademark Office has not yet acted on these applications. In addition, we own the Switch Hotel(TM) trademark but have not filed a federal trademark application for it.

EMPLOYEES

     As of September 1, 1999, we employed 28 people, including full-time and part-time employees. We consider our employee relations to be good. All employees have entered into non-disclosure, non-compete, and non-solicitation agreements with us. None of our employees is covered by a collective bargaining agreement.

FACILITIES

     We lease our headquarters facilities in Atlanta, Georgia under a lease that expires on September 30, 1999. The lease covers approximately 3,250 square feet and the annual rent is approximately $44,000. The lease relating to the data center at our Atlanta facility expires March 15, 2001 and has an annual rent of approximately $75,000. The data center comprises approximately 3,500 square feet, including external space for a generator. We intend to expand our Atlanta facilities by leasing an additional building to house a new data center and to serve as corporate headquarters. The facility will comprise approximately 40,000 total square feet, including two data centers of 5,800 and 6,200 square feet.

     We lease approximately 660 square feet of office space in Athens, Georgia, which contains our POP for that area, as well as several full-time and part-time employees. We lease this space under an agreement that expires on June 30, 2001. The annual rent for the Athens facility is approximately $7,600. Our office space in Miami, Florida and Raleigh, North Carolina each comprises less than 200 square feet and averages approximately $13,000 in annual rent. We also house servers in additional offices in Miami, Florida; Durham, North Carolina; Birmingham, Alabama; Columbus, Georgia; and Houston, Texas under co-location agreements with various customers and telecommunications providers.

LEGAL PROCEEDINGS

     We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS, AND KEY EMPLOYEES

     The executive officers, directors and key employees of comstar.net, and their ages as of September 1, 1999 are listed in the following table. Upon the closing of this offering, our articles of incorporation will provide that our board of directors will be divided into three classes, as nearly equal in number as possible. Class I directors' terms expire at the annual meeting of shareholders in 2000, Class II directors' terms expire at the annual meeting of shareholders in 2001, and Class III directors' terms expire at the annual meeting of shareholders in 2002.

NAME                               AGE   CLASS               POSITION
----                               ---   -----               --------
Samuel F. Dayton, Ph.D...........  63       I    Chairman of the Board and
                                                 President
J. Cary Howell...................  39     III    Chief Executive Officer and
                                                 Director
Edward N. Landa..................  29       I    Chief Technology Officer,
                                                 Secretary and Director
Christopher K. Martin, C.P.A.....  33      --    Chief Financial Officer and
                                                 Treasurer
Cynthia A. St. Ores..............  39      --    Chief Operating Officer
Steven J. Edwards................  49      --    Executive Vice President of Sales
                                                 and Marketing
Michael A. Dayton................  37      --    Vice President of Network
                                                 Operations
James L. Bruce, Jr...............  55      II    Director
Glenn W. Sturm...................  45     III    Director
Stephen R. Gross.................  51      II    Director

     Samuel F. Dayton, Ph.D., a co-founder of comstar.net, has served as Chairman of the Board and President since we were incorporated in March 1996, but he will resign from his position as President effective on the closing of this offering. Since 1994, Dr. Dayton has also served as Chairman and Chief Executive Officer of db Telecom Technologies, Inc., which helps telecommunications companies develop and install their transmission sites, test their equipment for quality and strength of signal, and maintain their equipment after installation. Dr. Dayton is the father of Michael A. Dayton.

     J. Cary Howell, a co-founder of comstar.net, has served as Chief Executive Officer and as a director since March 1996. From February 1995 to April 1996, Mr. Howell was Manager of Network Operations for MindSpring Enterprises, Inc., an ISP. From February 1993 to February 1995, Mr. Howell was a communications consultant with OmniTech Consulting Group, a consulting group for telecommunications providers such as BellSouth and served as a consultant for various other companies. From April 1991 to April 1993, Mr. Howell was a Senior Engineer for Memotec Corporation, a voice and data service provider. In June 1996, Mr. Howell co-founded the Association of Internet Professionals. He is a life member and served as its first Chairman from June 1996 to May 1998.

     Edward N. Landa, a co-founder of comstar.net, has served as Chief Technology Officer since January 1999, as Vice President of Engineering from March 1996 to January 1999, and as Secretary and a director since March 1996. From February 1996 to May 1996, Mr. Landa was an engineer with MindSpring Enterprises, Inc. From February 1994 to February 1996, Mr. Landa served as Network Systems Administrator for Lida Stretch Fabrics, a textile manufacturer. From March 1990 to February 1994, Mr. Landa worked for the Electric Power Research Institute, a company that researches technological solutions for the electricity industry, as an employee of J.A. Jones Applied Research, a research company. Mr. Landa served in various positions at American Communications Company and its parent American Systems Corporation, both of which are communications companies, from 1986 to 1988.

     Christopher K. Martin, C.P.A., has served as Chief Financial Officer since March 1999 and as Treasurer since August 1999. From April 1998 to March 1999, Mr. Martin served as Experienced Manager of the Business Audit Development Team for Arthur Andersen Performance and Learning in Chicago, Illinois and assisted in developing the Business Audit methodology being implemented globally by Arthur Andersen LLP. From September 1990 to February 1998, Mr. Martin served as an auditor/consultant with the Assurance and Business Advisory Division of Arthur Andersen in the telecommunications, distribution and logistics, manufacturing and service industries. From June 1995 to February 1999, Mr. Martin served as an Experienced Manager within this division. Mr. Martin has also been a certified public accountant since May 1991.

     Cynthia A. St. Ores has served as Chief Operating Officer since July 1999. From January 1995 to July 1999, Ms. St. Ores served as firmwide technology implementation specialist with Arthur Andersen. From July 1998 until she joined comstar.net in July 1999, she was a member of the Knowledge Services Business Solutions Team at Arthur Andersen, sharing best practices with worldwide firm personnel and global clients regarding strategies for technology implementation for knowledge sharing and distance learning environments. From September 1992 to June 1994, Ms. St. Ores was a research assistant at the University of Illinois.

     Steven J. Edwards has served as Executive Vice President of Sales and Marketing since June 1999. From July 1997 to May 1999, Mr. Edwards served as Director, Global Business Programs, EMEA (Europe, Middle East, Africa) for Bay Networks, a hardware provider of networking equipment that was acquired by Nortel Networks in September 1998. Mr. Edwards served as Director, Customer Development, EMEA for Bay Networks from May 1996 to June 1997. From June 1993 to May 1996, Mr. Edwards held various sales positions at SynOptics Communications, Inc., a hardware provider of networking equipment which merged with another company and was renamed Bay Networks in October 1994. Mr. Edwards began his career in 1970 with International Business Machines Corporation and worked in many sales and marketing functions until his departure in 1989.

     Michael A. Dayton has served as Vice President of Network Operations since August 1999 and served from June 1999 to August 1999 as Vice President of Finance and Mergers and Acquisitions. Mr. Dayton coordinated our engineering and accounting functions from June 1997 to June 1999. From September 1994 to May 1997, Mr. Dayton attended the Whiting School of Engineering at Johns Hopkins University as a graduate student and was also a research scientist at the Center for Nondestructive Evaluation at Johns Hopkins University. Mr. Dayton is the son of Dr. Samuel F. Dayton.

     James L. Bruce, Jr., a co-founder of comstar.net, has served as a director since 1996. He has also served as the President and a director of db Telecom Technologies since 1994. Since 1970, Mr. Bruce has served as an executive with a variety of businesses in the textile and manufacturing industries.

     Glenn W. Sturm has served as a director since July 1999. Mr. Sturm has been a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P. since 1992, and he presently serves as its Corporate Chairman and as a member of its Executive Committee. He is a director of Phoenix International Ltd., Inc., The InterCept Group, Inc. and Towne Services, Inc. Mr. Sturm is a principal of Capital Appreciation Partners II, the chief executive officer of Netzee, Inc., and a director of WebMD, Inc.

     Stephen R. Gross has served as a director since July 1999. In 1979, Mr. Gross co-founded HLB Gross Collins, P.C., a full-service accounting firm in Atlanta, Georgia. Mr. Gross also serves as a director of the Concert Investment Series Funds, ebank.com, Inc., Ikon Ventures, Inc. and SuperCorp, Inc.

COMMITTEES OF OUR BOARD OF DIRECTORS

       COMMITTEES AND MEMBERS                        FUNCTION OF COMMITTEES
       ----------------------                        ----------------------
Executive committee                    - exercises the power of the board of directors
  James L. Bruce, Jr.                    between board meetings, with some limitations
  Samuel F. Dayton
  Stephen R. Gross
  J. Cary Howell
Audit committee                        - reviews our audit functions, including our
  Glenn W. Sturm                         accounting and financial reporting practices
  Stephen R. Gross                     - reviews the adequacy of our system of internal
                                         accounting controls and the quality and integrity
                                         of our financial statements
                                       - maintains relations with our independent auditors
Compensation committee                 - establishes the compensation of our executive
  Glenn W. Sturm                         officers, including salaries, bonuses, commissions,
  Stephen R. Gross                       and benefit plans
                                       - administers our option and incentive plans

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers currently serves as a member of the compensation committee or as a director of any entity of which any of our directors serves as an executive officer. Before establishing the compensation committee in August 1999, our board of directors, acting as a whole, determined executive compensation. Dr. Samuel F. Dayton, our Chairman of the Board, and James L. Bruce, Jr., one of our directors, are also directors, executive officers and the sole shareholders of db Telecom Technologies, and Dr. Dayton is also the chairman of the board of nschool Communication Systems, Inc.

     From the date of our inception in March 1996 and through September 1997, Dr. Dayton and Mr. Bruce loaned us an aggregate of $618,549. These loans bear simple interest at a rate of 10% per year and become due on the earlier of January 1, 2000 or the closing of this offering. We intend to repay these loans and all accrued interest with a portion of the net proceeds from this offering.

     From the date of our inception through June 30, 1999, we have paid monthly management fees to db Telecom Technologies in exchange for various administrative, accounting, consulting and other management services. For the year ended December 31,

1998, we paid db Telecom Technologies an aggregate amount of $60,000 for management fees and $4,305 for other services.

     In December 1996, db Telecom Technologies agreed to provide additional periodic loans to us on an "as needed" basis. Under this agreement, db Telecom Technologies has loaned us an aggregate of $270,188. All amounts extended under this loan bear simple interest at a rate of 10% per year and become due on the earlier of January 1, 2000 or the closing of this offering. The repayment of this debt is personally guaranteed by each of Dr. Dayton, Mr. Bruce, J. Cary Howell, our Chief Executive Officer and a director, and Edward N. Landa, our Chief Technology Officer and a director. We intend to repay this loan and the accrued interest with a portion of the net proceeds from this offering.

     In May 1998, we established a line of credit with Premier Bank to borrow up to an aggregate of $700,000 from time to time, at an annual interest rate of prime plus 1%. Each of Dr. Dayton, Mr. Howell, Mr. Landa and Mr. Bruce gave personal guarantees to Premier Bank that the amounts due under the credit line would be repaid. We intend to repay this loan and the accrued interest with a portion of the net proceeds from this offering.

     In July 1998, Dr. Dayton and Mr. Bruce personally borrowed $383,985 from The First National Bank of Commerce on our behalf, and then loaned us the money to fund our purchase of Athens' ISP and to provide working capital. We repaid approximately $100,000 of this loan in February 1999, when Dr. Dayton and Mr. Bruce obtained an extension of the loan's maturity date to August 27, 1999. The loan, which was subsequently extended in August 1999, currently accrues interest at the rate of 8.75% per year, and is due on December 27, 1999. We are obligated to repay the remaining principal amount of $283,985 and accrued interest with a portion of the net proceeds of this offering.

     In September 1998, we borrowed $200,100 from Premier Bank under a promissory note bearing interest at an annual rate of prime plus 1%. Dr. Dayton personally guaranteed the repayment of this note. We made a principal payment of $50,000 in each of March 1999 and July 1999. The current amount outstanding is $100,100, and the loan is due in November 1999. We intend to repay this loan and the accrued interest with a portion of the net proceeds from this offering.

     In December 1998, we entered into an agreement with nschool Communication Systems, Inc., a developer and licensor of software that links educators, parents and students. Under the agreement, we developed software applications for nschool in exchange for 25% of the outstanding common stock of nschool. In addition, we promised not to compete with nschool by utilizing the developed technology, and nschool granted us the right to match any contract for Internet access presented to nschool by any other ISP. We granted to nschool a license to use both the combined software product and the separable components for limited purposes, and nschool granted to us a license to use the components of the software for any purpose and to use the combined software product for limited purposes.

     In September 1999, we granted options to purchase an aggregate of 520,000 shares of our common stock to key employees of db Telecom Technologies at an exercise price of $5.71 per share in connection with consulting services these employees performed for us. All of these options were granted pursuant to our 1999 Option Plan and are currently exercisable.

     In September 1999, the board granted each of Mr. Dayton and Mr. Bruce an option to purchase 137,500 shares of common stock at an exercise price of $5.71 per share in consideration for their financial and management support of us since our inception. These options were granted under our 1999 Option Plan and are immediately exercisable.

     Since our inception, a substantial portion of our business has resulted from our relationship with db Telecom Technologies. We expect to continue to benefit from this relationship in the future, particularly with respect to educational and governmental contracts we may jointly pursue.

DIRECTOR COMPENSATION

     Our bylaws allow our board of directors to determine from time to time the compensation that directors may receive for their service as directors. Since inception, however, our directors have served without cash compensation, except for reimbursement for out-of-pocket expenses for each meeting attended.

     We granted to each of Mr. Gross and Mr. Sturm options to purchase 100,000 shares of common stock at an exercise price of $5.71 in September 1999. These options were vested with respect to one-third of the shares as of the date of grant and will vest with respect to the remaining shares in two equal installments on each of the next two anniversaries of the date they commenced service on the board. For additional information regarding options and awards directors are eligible to receive under the comstar.net Director Stock Option Plan, see "-- comstar.net, inc. Director Stock Option Plan" below.

EXECUTIVE COMPENSATION

     The following table describes all compensation earned by or paid or awarded to our chief executive officer for services rendered to us in all capacities during the year ended December 31, 1998. No other officer received compensation in excess of $100,000 for the year ended December 31, 1998.

                             SUMMARY COMPENSATION TABLE
                             --------------------------
    NAME AND PRINCIPAL POSITION      YEAR   SALARY    BONUS   ALL OTHER COMPENSATION
    ---------------------------      ----   -------   -----   ----------------------
J. Cary Howell, Chief Executive
  Officer..........................  1998   $69,030    -0-             -0-

EMPLOYMENT AGREEMENTS

     As a general matter, we do not enter into employment agreements, and we have not entered into employment agreements with any of our executive officers. Rather, the employment relationships with each executive officer are "at will." However, in connection with the initial employment of each executive officer, comstar.net and the executive executed an offer letter which outlines the general compensation and benefits provided to the executive, including base salary, targeted annual bonus, option grants and employee benefits. We granted each of Christopher K. Martin, our Chief Financial Officer, Cynthia A. St. Ores, our Chief Operating Officer and Steven J. Edwards, our Executive Vice President of Sales and Marketing, an option to purchase 100,000 shares of common stock at an exercise price of $5.71 per share concurrently with the commencement of their employment. These options, which were granted under the comstar.net, inc. 1999 Stock Option and Incentive Plan, vest in three equal installments on the first three anniversaries of the commencement of their employment. In addition, in March 1999 we granted

Michael A. Dayton, our Vice President of Network Operations, an option under the 1999 Stock Option and Incentive Plan to purchase 100,000 shares of common stock at an exercise price of $5.71 per share. As of the date of this prospectus, 66,666 shares subject to the option are vested and the remaining shares vest in June 2000.

COMSTAR.NET, INC. 1999 STOCK OPTION AND INCENTIVE PLAN

     In March 1999, the board of directors adopted the 1999 Stock Option and Incentive Plan under which a maximum of 1,700,000 shares of our common stock were available to be granted to employees, consultants and others rendering services to us. In September 1999, we increased the number of shares available for grant under this plan to 2,300,000 shares. The number of shares that may be granted under the 1999 Option Plan automatically increases on January 1 of each calendar year to an amount equal to 15% of our common stock outstanding on December 31 of the previous year, calculated on a fully diluted basis, if that amount is greater than the maximum amount previously available for grant under the 1999 Option Plan. Options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code, which permits the deferral of taxable income related to the exercise of the option, or nonqualified options not entitled to the tax deferral. Incentive stock options may only be granted to employees, and the exercise price must be at least equal to the fair market value of the common stock on the date the options are granted. In addition, the 1999 Option Plan allows for awards of restricted stock and stock appreciation rights.

     The board of directors and the compensation committee administer the 1999 Option Plan. Under the 1999 Option Plan, the number of shares for which options may be granted and the number of shares that may be issued under unexercised options are adjusted to take into account some of the events affecting the common stock, including stock splits, dividends payable in common stock and business combinations. Within the limits specified in the 1999 Option Plan, the board of directors and the compensation committee, in their discretion, select the recipients of awards and the number of options granted under the 1999 Option Plan and determine other matters such as:

     - vesting and exercisability schedules,

     - the exercise price of options, which cannot be less than 100% of the fair market value of the common stock on the date of grant for all stock options, and

     - the duration of awards.

     Our general practice has been to make all options granted under the 1999 Option Plan vest in three equal installments on the first three anniversaries of the date the optionee commences employment. As of September 1, 1999, we had granted options to purchase 1,472,250 shares of common stock under the 1999 Option Plan at an exercise price of $5.71 per share.

COMSTAR.NET, INC. DIRECTOR STOCK OPTION PLAN

     Our board of directors approved the Director Stock Option Plan in September 1999, subject to shareholder approval. The Director Option Plan provides for the grant of non-qualified stock options to our non-employee directors. The Director Option Plan authorizes the issuance of up to 600,000 shares of common stock under options having an exercise price equal to the fair market value of the common stock on the date the options are granted. Under the Director Option Plan, the number of shares for which options may be granted and the number of shares that may be issued under unexercised options are adjusted to take into account some of the events affecting the common stock, including stock splits, dividends payable in common stock and business combinations. The board of directors administers the Director Option Plan.

     The Director Option Plan provides for grants of options to acquire shares of common stock to each non-employee director who is initially elected to the board of directors after the date of approval of the Director Option Plan. The board of directors will establish the number of shares in each grant, the exercise terms and vesting schedules of each option on the grant date. Each option will expire five years after the date of grant, unless cancelled sooner as a result of termination of service or death, or unless the option is fully exercised before the end of the option period. As of September 1, 1999, options to acquire 200,000 shares of common stock were outstanding under the Director Option Plan at an exercise price of $5.71 per share.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

     Our articles of incorporation provide that no director will be personally liable to us or any of our shareholders for any breach of the duties of office, except that the elimination of liability does not apply to:

     - appropriations of business opportunities in violation of the director's duties,

     - knowing or intentional misconduct or violation of law,

     - liability for assenting to distributions which are illegal or improper under Georgia law or our articles of incorporation, and

     - liability for any transaction in which the director derived an improper personal benefit.

     In addition, our articles of incorporation state that if Georgia law is ever amended to allow for greater exculpation of directors than presently permitted, the directors will be relieved from liabilities to the fullest extent provided by Georgia law, as so amended. No further action by the board of directors or our shareholders is required, unless Georgia law provides otherwise. No modification or repeal of our articles of incorporation will adversely affect the elimination or reduction in liability provided by it with respect to any alleged act occurring before the effective date of that modification or repeal.

     We have entered into indemnification agreements with each of our directors and executive officers that give these individuals similar rights to indemnification and contribution.

                           RELATED PARTY TRANSACTIONS

     We believe that all of the following transactions, as well as all of the transactions described in "Management -- Compensation Committee Interlocks and Insider Participation," were made on terms no less favorable to us than could have been obtained from other unaffiliated parties. All future transactions, including loans, between us and our officers, directors, principal shareholders and their affiliates will be approved by a majority, but not fewer than two, of our disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from other unaffiliated parties.

     In June 1999, we sold 8,757 shares of common stock series A at $5.71 per share to each of Christopher K. Martin, our Chief Financial Officer, and Steven
J. Edwards, our Executive Vice President of Sales and Marketing, each of whom was an officer at the time of sale.

     Our director Glenn W. Sturm is a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P., where he serves as Corporate Chairman and a member of the executive committee. Nelson Mullins has advised us regarding securities and corporate law matters since August 1998.

     In addition to the transactions described above, other transactions involving Dr. Samuel F. Dayton, our Chairman of the Board, James L. Bruce, Jr., one of our directors and principal shareholders, their affiliates, J. Cary Howell, our Chief Executive Officer and a director, and Edward N. Landa, our Chief Technology Officer and a director, are described in "Management -- Compensation Committee Interlocks and Insider Participation."

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table provides information with respect to the beneficial
ownership of our common stock as of September   , 1999, and as adjusted to
reflect the sale of the common stock offered by this prospectus, by:

     - each person known by us to beneficially own more than 5% of the outstanding shares of common stock,

     - each of our directors and executive officers named in the summary compensation table,

     - all of our directors and executive officers as a group, and

     - each selling shareholder.

     Unless otherwise indicated, the address of each of the beneficial owners identified is c/o comstar.net, inc., 2812 Spring Road, Suite 210, Atlanta, Georgia 30339. Except as otherwise indicated, the beneficial owners have sole voting and investment power with respect to all shares of common stock owned by
them. Percentage of ownership is based on      shares of common stock
outstanding as of September   , 1999 and      shares outstanding after this
offering, assuming no exercise of the underwriters' over-allotment option. Shares of common stock issuable under options held by the respective person or
group which may be exercised within 60 days after September   , 1999 are
referred to in this prospectus as "presently exercisable stock options." Under SEC rules, presently exercisable stock options are deemed to be outstanding and to be beneficially owned by the person or group holding those options for the purpose of computing the percentage ownership of the person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

                                            SHARES BENEFICIALLY                SHARES BENEFICIALLY
                                                OWNED BEFORE                       OWNED AFTER
                                                THE OFFERING       NUMBER OF      THE OFFERING
                                            --------------------    SHARES     -------------------
NAME OF BENEFICIAL OWNER                      NUMBER     PERCENT    OFFERED     NUMBER     PERCENT
------------------------                    ----------   -------   ---------   ---------   -------
Samuel F. Dayton(1).......................   2,646,257    25.2%                2,646,257        %
J. Cary Howell............................   2,482,490    23.9
Edward N. Landa(2)........................   2,502,757    24.1
James L. Bruce, Jr.(3)....................   2,637,500    25.1                 2,637,500
Glenn W. Sturm(4).........................      33,333       *                    33,333       *
Stephen R. Gross (4)......................      33,333       *                    33,333       *
All directors and executive officers as a
  group (9 persons)(5)....................  10,353,184    96.6

-------------------------

 *  Less than 1% of the outstanding common stock.
(1) Includes 137,500 shares of common stock that may be issued on the exercise of presently exercisable stock options. Also includes 8,757 shares of common stock held by the Mauney Family Limited Partnership, all of which may be deemed to be beneficially owned by Dr. Dayton. Dr. Dayton disclaims beneficial ownership of these 8,757 shares, except to the extent of his pecuniary interest in the shares.
(2) Includes 10,000 shares of common stock owned by Mr. Landa's wife and 12,257 shares of common stock held by seven trusts of which Mr. Landa is the sole trustee, all of which may be deemed to be beneficially owned by Mr. Landa. Mr. Landa disclaims beneficial ownership of all of these 22,257 shares, except to the extent of his pecuniary interest in the shares.
(3) Includes 137,500 shares of common stock that may be issued on the exercise of presently exercisable stock options. Mr. Bruce's address is c/o Yonah Manufacturing Company, P.O. Box 280, Cornelia, Georgia 30531.
(4) Consists of 33,333 shares of common stock that may be issued on the exercise of presently exercisable stock options.
(5) Includes 66,666 shares of common stock that may be issued on the exercise of presently exercisable stock options granted to our directors, 18,757 shares of common stock held by affiliates of certain members of the group and 12,257 shares of common stock held by trusts for which members of the group serve as trustee, which may be deemed to be beneficially owned by those members.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary is qualified in its entirety by the provisions of our articles of incorporation and our bylaws, and by the applicable provisions of Georgia law. We will amend and restate our articles of incorporation and our bylaws on the closing date of this offering, and the discussion below assumes that the amendment and restatement have occurred.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Our authorized capital stock currently consists of the following:

     - 80,000,000 shares of common stock, without par value and without designation as to series,

     - 10,000,000 shares, without par value, designated as common stock series
       A,

     - 10,000,000 shares, without par value, designated as common stock series B, and

     - 5,000,000 shares of preferred stock, without par value, with the rights and preferences the board of directors determines.

     All shares designated as common stock series A and common stock series B currently issued and outstanding will be converted automatically by their terms on a one-for-one basis into shares of common stock without designation on the closing date of this offering. The authorized shares of common stock series A and common stock series B will be eliminated. Accordingly, no further information regarding the currently outstanding shares of common stock series A and common stock series B is given below. As of September 1, 1999, 5,371,762 shares of common stock series A were outstanding and held of record by 44 shareholders; 5,000,000 shares of common stock series B were outstanding and held of record by two shareholders, and no shares of preferred stock were outstanding.

COMMON STOCK

     The holders of common stock are entitled to one vote for each share they hold of record for matters on which they are entitled to vote. There are no sinking fund provisions or any cumulative voting, preemptive, redemption or conversion rights applicable to the common stock.

     The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any shares of any series of preferred stock that our board of directors may designate from time to time in the future. Subject to the preference rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably any dividends and other distributions that the board of directors may declare out of funds legally available for that purpose. On the liquidation, dissolution or winding up of comstar.net, holders of common stock are entitled to share ratably in all assets remaining after the payment of our debts and other liabilities, and, if applicable, dividends on our preferred stock. The outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

     Under our articles of incorporation, our board of directors has the authority, without shareholder approval or action, to issue up to 5,000,000 shares of preferred stock in the series and with the preferences, limitations and relative rights as the board of directors may determine from time to time. The terms of the voting, conversion, dividend, liquidation, preemptive, redemption and other rights, privileges and preferences conferred on the holders of any preferred stock may be more favorable than those granted to holders of common stock. The designation of any preferred stock with greater rights, privileges and preferences than those applicable to the common stock may adversely affect the voting power, market price and other rights and privileges of the common stock, and may hinder or delay the removal of directors, attempted tender offers, proxy contests or takeovers, or other attempts to change control of comstar.net, some or all of which the holders of common stock may desire.

RELEVANT PROVISIONS OF THE ARTICLES, BYLAWS AND GEORGIA LAW

     Some of the provisions of our articles of incorporation and bylaws and of Georgia law, summarized in the following paragraphs, may be considered to have anti-takeover effects. These provisions may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover that a shareholder may deem to be in that shareholder's best interest, including an attempted transaction that might result in payment of a premium over the market price for shares the shareholder holds.

     Classified Board of Directors; Number, Term and Removal of Directors. Our board of directors is divided into three classes of directors, each serving for staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. Our articles of incorporation provide that we may not have more than 15 directors, and that the number of directors will be set by resolution of the board of directors under our bylaws. Currently, we have six directors. Directors may only be removed from the board of directors with cause upon the affirmative vote of at least a majority of the shareholders entitled to vote for directors at a duly held shareholders' meeting for which notice of the removal action was properly given. Upon a vacancy created in the board of directors by a removal action or for any other reason, including an increase in the size of the board of directors, a successor or new director may be appointed only by the affirmative vote of a majority of the directors then in office. The classification of directors, together with the limitation on the removal of directors, and the ability of the remaining directors to fill any vacancies on the board of directors, has the effect of making it more difficult for shareholders to change the composition of the board of directors.

     Shareholder Meetings; Actions by Written Consent of Shareholders. Our bylaws provide that special meetings of shareholders or a class or series of shareholders may be called at any time by the board of directors, the Chairman of the Board or the Chief Executive Officer, and must be called on the written request of the holders of shares representing at least 25% of the votes entitled to be cast on each issue presented at the meeting, or a majority of the votes entitled to be cast if we have more than 100 beneficial owners. The bylaws also provide that shareholders seeking to bring business before an annual shareholders' meeting or to nominate candidates for election as directors must provide notice of their proposed action not less than 45 nor more than 90 days before the first anniversary of the previous year's annual shareholder meeting, and, in that notice, provide to us information concerning the proposal or nominee. This provision may prevent shareholders from bringing matters before the shareholders at an annual meeting or from making nominations for directors at an annual meeting. All actions by the shareholders either must be taken at a meeting with prior notice under the bylaws or without a meeting if a written consent describing the action to be taken is signed by all shareholders entitled to vote on the action.

     Constituency Provisions. Our articles of incorporation permit the board of directors, its committees and individual directors to consider the interests of various constituencies, including our employees, customers, suppliers, and creditors, communities in which we maintain offices or operations and other factors which directors deem pertinent in carrying out and discharging the duties and responsibilities of their positions and in determining what they believe to be in our best interests.

     Georgia Anti-Takeover Statutes. Some provisions of Georgia law that may apply to us if we so choose may be considered to have anti-takeover effects and may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover that a shareholder may deem to be in his or her best interest.

     Georgia law generally restricts a company from entering into business combinations with an interested shareholder or an affiliate of an interested shareholder for a period of five years after the date the shareholder became an interested shareholder, unless one of the conditions summarized below is met. An "interested shareholder" is any person or entity that is the beneficial owner of at least 10% of the company's voting stock. The conditions are:

     - before the shareholder became an interested shareholder, the company's board of directors approved either the business combination or transaction which resulted in the shareholder becoming an interested shareholder,

     - the interested shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10%, or

     - after becoming an interested shareholder, the shareholder acquires 90% of the company's voting stock and the holders of a majority of the remaining voting stock, not including voting stock held by the interested shareholder, directors or officers of comstar.net or their affiliates, approve the business combination.

Georgia law states that the above restrictions will not apply unless the company's bylaws specifically provide that these restrictions are applicable to the company. We have not elected to be covered by this statute, but we could do so by action of the board of directors at any time.

     Georgia law also imposes fair price and other procedural requirements on some business combinations with any person who owns 10% or more of the common stock. These statutory requirements restrict business combinations with, and accumulations of shares of voting stock of, some Georgia corporations. The statute will apply to a company only if it elects to be covered by the restrictions imposed by these statutes. We have not elected to be covered by this statute, but we could do so by action of our board of directors at any time.

DIRECTOR EXCULPATION AND INDEMNIFICATION

     Our articles of incorporation and bylaws limit the liability of our directors to us and our shareholders as described above in "Management - Director and Officer Liability and Indemnification." We have also entered into indemnification agreements with each of our directors and our executive officers that give them similar rights to indemnification and contribution.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is SunTrust Bank, Atlanta.

                        SHARES ELIGIBLE FOR FUTURE SALE

     When we complete this offering, we will have                      shares of
common stock outstanding, or                shares if the underwriters exercise
their over-allotment option, assuming no exercise of options after
                 , 1999. Of this amount, the shares sold in the offering will be freely tradeable by persons other than our "affiliates," as that term is defined by the SEC.

     We sold the remaining 10,371,762 shares in private transactions. Unless registered under the Securities Act, these shares, which we refer to as "restricted shares," as well as shares held by our affiliates must be sold in accordance with the holding period requirements, volume limits and other conditions of an applicable exemption from registration, such as Rule 144 or Rule 701 of the SEC discussed below. Additionally, we and our directors, executive officers and some other shareholders have agreed not to sell any common stock or securities convertible into or exchangeable for common stock for 180 days after the date of this prospectus without the prior approval of Scott & Stringfellow, Inc., subject to some exceptions.

     Based on the above, the following table indicates when the shares that will be outstanding upon completion of this offering will be eligible for sale in the public market:

                                          APPROXIMATE
                                        SHARES ELIGIBLE
DAYS AFTER THE DATE OF THIS PROSPECTUS  FOR FUTURE SALE               COMMENT
--------------------------------------  ---------------               -------
Upon effectiveness.................                       Freely tradeable shares sold in
                                                          offering and shares salable
                                                          under Rule 144(k) that are not
                                                          subject to 180-day lockup.
90 days............................        (1)            Shares salable under Rule 144,
                                                          144(k) or 701 that are not
                                                          subject to 180-day lockup.
180 days...........................                       Lockup released; shares salable
                                                          under Rule 144, 144(k) or 701.
Over 180 days......................                       Restricted shares held for one
                                                          year or less.

-------------------------

(1) If Scott & Stringfellow, Inc. waives the 180-day lockup agreements within the first 90 days after the date of the prospectus, an additional shares will be available for sale in the public market 90 days following the date of this prospectus, subject in some cases to compliance with the volume and other limitations of Rule 144.

     In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

     - 1% of the then outstanding shares of common stock (approximately shares immediately after the offering), or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale.

Persons selling under Rule 144 must also comply with the rule's requirements concerning the availability of public information about us, the manner of sale and filing of notice of sale. However, a person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of comstar.net at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell under Rule 144 even after the one year holding period has been satisfied.

     Any of our employees or consultants who purchased his or her shares under a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this
prospectus. As of                          , 1999, the holders of options to
purchase approximately                      shares of common stock will be
eligible to sell their shares under Rule 701 upon the expiration of the 180-day lockup period, subject in some cases to vesting of such options.

     We intend to file a registration statement on Form S-8 under the Securities Act within 90 days after the date of this prospectus to register shares of common stock under outstanding stock options or reserved for issuance under our 1999 Option Plan and our Director Stock Option Plan. This will permit nonaffiliates to immediately sell those shares in the public market without limitation and will permit affiliates to immediately sell without compliance with any holding period requirement but subject to the other conditions of Rule 144.

     We cannot estimate the number of shares that will be sold under Rule 144, Rule 701 or our Form S-8 registration statement, because this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. Before the offering, no public market for our common stock has existed, and a significant public market for the common stock may not develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock offered by this prospectus.

                                  UNDERWRITING

     Scott & Stringfellow, Inc. and SunTrust Equitable Securities Corporation are acting as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement among the representatives of the underwriters, the selling shareholders and us, the underwriters have severally agreed to purchase from comstar.net and the selling shareholders the number of shares of common stock indicated opposite their respective names below, at the public offering price less the underwriting discount shown on the cover page of this prospectus.

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Scott & Stringfellow, Inc...................................
SunTrust Equitable Securities Corporation...................

  Total.....................................................
                                                                  ========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are committed to purchase and accept delivery of all the shares of common stock offered by this prospectus, other than the shares covered by the over-allotment option described below, if they purchase any. If an underwriter fails to keep its purchase commitment, the underwriting agreement provides that, in some circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

     The underwriters propose initially to offer the common stock to the public at the public offering price shown on the cover page of this prospectus, and to specified dealers at that price less a concession of not more than
$          per share. The underwriters may allow, and the dealers may reallow, a
discount of not more than $          per share to other specified dealers. After
the initial public offering, the representatives may change the public offering price and the other selling terms at any time without notice.

     We have granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus, to purchase up to a maximum of additional shares of common stock to cover over-allotments, if any, at the same per share price as the initial shares to be purchased by the underwriters. To the extent the underwriters exercise that option, each underwriter will be committed, subject to certain conditions, to purchase additional shares in approximately the same proportion as the number of shares to be purchased initially by that underwriter bears to the total number of shares to be purchased initially by all the underwriters.

     The following table shows the underwriting fees that we and the selling shareholders will pay to the underwriters in connection with the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of our common stock.

                                                                        TO BE PAID BY
                                    TO BE PAID BY COMSTAR.NET       SELLING SHAREHOLDERS
                                   ---------------------------   ---------------------------
                                   NO EXERCISE   FULL EXERCISE   NO EXERCISE   FULL EXERCISE
                                   -----------   -------------   -----------   -------------
Per share........................    $              $              $              $
Total............................

     We estimate our expenses of this offering, exclusive of the underwriting
discount, will be $          . We and the selling shareholders have agreed to
indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of these liabilities.

     Upon purchase by the underwriters of the shares of common stock being offered by this prospectus, we will issue to Scott & Stringfellow, Inc. warrants
to purchase up to                shares of our common stock at an exercise price
equal to 110% of the initial public offering price. The warrant exercise price has been determined by negotiation between us and Scott & Stringfellow, Inc. These warrants may not be exercised until after the first anniversary of the date of issuance and expire, if not exercised sooner, on the fifth anniversary of the date of issuance. If these warrants are issued, Scott & Stringfellow, Inc. will have, at nominal cost, the opportunity to profit from an increase in the market price of the common stock. To the extent these warrants are exercised, the value of the common stock may be diluted.

     We and each of our directors, executive officers and some of our shareholders, who upon the completion of this offering will beneficially own
approximately                shares (     %) of our common stock, have agreed
during the 180-day period following the date of this prospectus not to, without the prior written consent of Scott & Stringfellow, Inc.:

     - directly or indirectly make, agree to or cause any offer, sale (including short sale), loan, pledge or other disposition of, or grant any options, rights or warrants to purchase with respect to, or otherwise transfer or reduce any risk of ownership of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock,

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the common stock, or

     - in the case of our directors, executive officers and shareholders, make any demand for or exercise any right with respect to the registration of shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock.

This restriction is subject to some exceptions. In addition, during the 180-day period, we have also agreed not to file any registration statement with respect to the registration of any shares of our common stock or any securities convertible into or exercisable for our common stock, except that we intend to file a registration statement on Form S-8 under the Securities Act within 90 days after the completion of the offering to register shares of common stock issuable under outstanding stock options or reserved for issuance under our 1999 Stock Option Plan and our Director Option Plan. This will permit the holders of those shares to sell them in the public market without compliance with any holding period requirement.

     The representatives have informed us that the underwriters do not expect to make sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of common stock offered by this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price, up to                shares of common stock for our employees, directors
and other persons we have designated, who have expressed an interest in purchasing shares of our common stock. The number of shares available for sale to the general public in this offering will be reduced to the extent those persons purchase the reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as other shares offered by this prospectus.

     Before this offering, no public trading market for the common stock has existed. Consequently, the initial public offering price of the common stock has been determined by negotiations among comstar.net, the representatives of the selling shareholders and the representatives of the underwriters. The factors considered in determining the initial public offering price included the following:

     - the history and future prospects of comstar.net and our industry,

     - the present state of our development,

     - an assessment of our management,

     - the general condition of the economy and the securities markets at the time of this offering, and

     - the market prices of and demand for publicly traded common stock of comparable companies at the time of the offering.

     We have applied to have the common stock approved for quotation on the Nasdaq National Market under the symbol "CSTX."

     Until the distribution of the common stock is completed, rules of the SEC may limit the ability of the underwriters and specified selling group members to bid for and purchase the common stock. As an exception to these rules, the representatives of the underwriters are permitted to engage in specified transactions that stabilize the price of the common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. If the underwriters create a short position in the common stock in connection with this offering (that is, if they sell more shares of common stock than are set forth on the cover page of this prospectus), the representatives may reduce that short position by purchasing common stock in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The representatives of the underwriters may also impose a penalty bid on underwriters and selling group members in some cases. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of a security if it discourages resales of the security. None of comstar.net, the selling shareholders or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, the underwriters are not required to engage in these activities and may end any of these activities at any time. Some of the underwriters intend to make a market in the common stock upon the completion of the offering.

     There are restrictions on the offer and sale of the common stock in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the common stock in, from or otherwise involving the United Kingdom must be complied with.

     Each underwriter has also agreed that it has:

     - not offered or sold and, prior to the date six months after the date of issue of the shares of common stock, will not offer or sell any shares of common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995,

     - complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom, and

     - only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issuance of the shares of common stock to a person who is of a kind described in
       Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia. Glenn W. Sturm, a partner of Nelson Mullins, is one of our directors and owns options to purchase 100,000 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The audited financial statements as of December 31, 1997 and 1998, and from the period of inception, March 5, 1996, to December 31, 1996 and for each of the two years ended December 31, 1997 and 1998, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     comstar.net has filed with the SEC, through the Electronic Data Gathering and Retrieval, or EDGAR, system, a registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information provided in the registration statement, because we have omitted parts of the registration statement as permitted by SEC rules. For further information about us and our common stock, you should refer to the registration statement, including its exhibits and schedule. Statements in this prospectus about any contract or other document may only be a summary of that document, and in each instance we refer you to the copy of that contract or other document filed as an exhibit to the registration statement.

     You may read the registration statement at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of the registration statement from the Public Reference Room at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site at http://www.sec.gov through which you may review the registration statement. You may also review the registration statement at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     We are not presently a reporting company and do not file reports or other information with the SEC. On the effective date of the registration statement, however, we will become a reporting company, and we will register our securities under the Securities Exchange Act of 1934. Accordingly, the additional reporting requirements of the Exchange Act will apply to us, and we will file reports, proxy statements and other information with the SEC. In addition, after the completion of this offering, we intend to furnish our shareholders with annual reports containing audited financial statements and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                               COMSTAR.NET, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
COMSTAR.NET, INC.
Report of Independent Public Accountants....................   F-2
Balance Sheets as of December 31, 1997 and 1998, and June
  30, 1999 (unaudited)......................................   F-3
Statements of Operations for the Period from Inception
  (March 5, 1996) to December 31, 1996, for the Years Ended
  December 31, 1997 and 1998, and for the Six Months Ended
  June 30, 1998 and 1999 (unaudited)........................   F-4
Statements of Shareholders' Deficit for the Period from
  Inception (March 5, 1996) to December 31, 1996, for the
  Years Ended December 31, 1997 and 1998, and for the Six
  Months Ended June 30, 1998 and 1999 (unaudited)...........   F-5
Statements of Cash Flows for the Period from Inception
  (March 5, 1996) to December 31, 1996, for the Years Ended
  December 31, 1997 and 1998, and for the Six Months Ended
  June 30, 1998 and 1999 (unaudited)........................   F-6
Notes to Financial Statements...............................   F-7
ATHENS' ISP, INC.
Report of Independent Public Accountants....................  F-23
Balance Sheets as of December 31, 1996 and 1997.............  F-24
Statements of Operations and Accumulated Deficit for the
  Years Ended December 31, 1996 and 1997....................  F-25
Statements of Cash Flows for the Years Ended December 31,
  1996 and 1997.............................................  F-26
Notes to Financial Statements...............................  F-27

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To comstar.net, inc.:

     We have audited the accompanying balance sheets of COMSTAR.NET, INC. (a Georgia corporation) as of December 31, 1997 and 1998 and the related statements of operations, shareholders' deficit, and cash flows for the period from inception (March 5, 1996) to December 31, 1996 and for each of the two years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of comstar.net, inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the period from inception (March 5, 1996) to December 31, 1996 and for each of the two years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

Atlanta, Georgia
June 30, 1999
(except with respect to Note 10,
as to which the date is
September 1, 1999)

                               COMSTAR.NET, INC.

                                 BALANCE SHEETS

                                                                   DECEMBER 31,          JUNE 30,
                                                              -----------------------   -----------
                                                                 1997         1998         1999
                                                              ----------   ----------   -----------
                                                                                        (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   54,676   $  283,621   $1,045,071
  Accounts receivable, net of allowance for doubtful
    accounts of $19,426, $25,447, and $66,845 in 1997, 1998,
    and 1999, respectively..................................      74,082      234,390      312,052
  Prepaid and other current assets..........................           0        4,764       51,633
  Deferred transaction costs................................           0            0      110,980
                                                              ----------   ----------   ----------
      Total current assets..................................     128,758      522,775    1,519,736
                                                              ----------   ----------   ----------
PROPERTY AND EQUIPMENT:
  Computers and telecommunications equipment................     376,597      689,350      865,782
  Furniture and fixtures....................................       3,628       11,613       21,070
  Property under capital leases (Note 8)....................           0       46,886       46,886
  Leasehold improvements....................................       4,075      101,979      101,979
                                                              ----------   ----------   ----------
                                                                 384,300      849,828    1,035,717
  Less accumulated depreciation.............................     (61,765)    (195,999)    (296,361)
                                                              ----------   ----------   ----------
      Property and equipment, net...........................     322,535      653,829      739,356
                                                              ----------   ----------   ----------
OTHER ASSETS:
  Investment in nschool (Note 4)............................           0       82,744            0
  Acquired customer base, net of accumulated amortization of
    $7,112, $157,475, and $239,232 in 1997, 1998, and 1999,
    respectively (Note 2)...................................      78,226      390,499      308,742
                                                              ----------   ----------   ----------
      Total other assets....................................      78,226      473,243      308,742
                                                              ----------   ----------   ----------
      Total assets..........................................  $  529,519   $1,649,847   $2,567,834
                                                              ==========   ==========   ==========
LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current maturities of long-term debt (Note 5).............  $  110,094   $  902,469   $  850,100
  Note payable to related party (Note 5)....................      57,124      270,188      270,188
  Notes payable to shareholders (Note 5)....................     618,549    1,002,534      902,534
  Current portion of obligations under capital leases (Note
    8)......................................................           0       28,067       12,061
  Accounts payable..........................................     111,565      113,604      237,293
  Accrued liabilities.......................................      34,986      169,729      113,034
  Accrued interest..........................................      60,940      135,501       77,427
  Advance billings..........................................      18,547       75,053       95,234
                                                              ----------   ----------   ----------
      Total current liabilities.............................   1,011,805    2,697,145    2,557,871
                                                              ----------   ----------   ----------
LONG-TERM LIABILITIES:
  Long-term debt, less current maturities (Note 5)..........     343,078            0            0
  Obligations under capital leases (Note 8).................           0       10,974       14,034
                                                              ----------   ----------   ----------
      Total long-term liabilities...........................     343,078       10,974       14,034
                                                              ----------   ----------   ----------
COMMITMENTS AND CONTINGENCIES (NOTE 8)
SHAREHOLDERS' DEFICIT (NOTE 6):
  Preferred stock, $0 par value; undesignated, 5,000,000
    shares authorized, 0 shares issued and outstanding in
    1997, 1998, and 1999....................................           0            0            0
  Common stock, $0 par value:
    Undesignated, 80,000,000 shares authorized, 1,000 shares
      authorized, issued, and outstanding in 1997 and 0
      shares issued and outstanding in 1998 and 1999........           0            0            0
    Series A voting, 10,000,000 shares authorized, 0 shares
      authorized, issued, and outstanding in 1997 and
      5,063,892 and 5,371,762 shares issued and outstanding
      in 1998 and 1999, respectively........................           0      364,822    2,122,744
    Series B voting, 10,000,000 shares authorized, 0 shares
      authorized, issued, and outstanding in 1997 and
      5,000,000 shares issued and outstanding in 1998 and
      1999..................................................           0            0            0
  Accumulated deficit.......................................    (825,364)  (1,423,094)  (2,126,815)
                                                              ----------   ----------   ----------
      Total shareholders' deficit...........................    (825,364)  (1,058,272)      (4,071)
                                                              ----------   ----------   ----------
      Total liabilities and shareholders' deficit...........  $  529,519   $1,649,847   $2,567,834
                                                              ==========   ==========   ==========

      The accompanying notes are an integral part of these balance sheets.

                               COMSTAR.NET, INC.

                            STATEMENTS OF OPERATIONS

                          PERIOD FROM INCEPTION
                           (MARCH 5, 1996) TO            YEARS ENDED                PERIODS ENDED
                              DECEMBER 31,              DECEMBER 31,                  JUNE 30,
                          ---------------------   -------------------------   -------------------------
                                  1996               1997          1998          1998          1999
                          ---------------------   -----------   -----------   -----------   -----------
                                                                                     (UNAUDITED)
REVENUES:
  Internet access.......       $    29,579        $   399,167   $ 1,334,053   $   552,991   $   910,540
  Data center
    services............            33,048            205,171       417,112       156,202       280,726
  Circuit rebills.......               276             44,459       255,230        90,881       244,830
  Other.................             2,495             26,772       135,950        57,712        49,448
                               -----------        -----------   -----------   -----------   -----------
    Total revenues......            65,398            675,569     2,142,345       857,786     1,485,544
                               -----------        -----------   -----------   -----------   -----------
COSTS AND EXPENSES:
  Cost of network
    services............            73,963            528,835     1,235,862       423,292       917,980
  Salaries and wages....           150,448            370,145       521,570       222,923       508,568
  General and
    administrative......            67,259            131,767       379,036        94,680       322,435
  Rent..................            21,792             33,152       106,417        42,931        61,339
  Management fees (Note
    9)..................             8,000             42,000        60,000        30,000        30,000
  Depreciation and
    amortization........            11,622             57,255       284,598        69,794       182,119
                               -----------        -----------   -----------   -----------   -----------
    Total costs and
      expenses..........           333,084          1,163,154     2,587,483       883,620     2,022,441
                               -----------        -----------   -----------   -----------   -----------
OPERATING LOSS..........          (267,686)          (487,585)     (445,138)      (25,834)     (536,897)
                               -----------        -----------   -----------   -----------   -----------
OTHER (EXPENSE) INCOME:
  Interest expense......           (10,434)           (66,201)     (150,605)      (60,752)     (102,593)
  Other income (loss)...                 0              6,542        (1,987)       (9,801)       18,513
  Equity in net loss of
    investee............                 0                  0             0             0       (82,744)
                               -----------        -----------   -----------   -----------   -----------
    Total other
      expenses..........           (10,434)           (59,659)     (152,592)      (70,553)     (166,824)
                               -----------        -----------   -----------   -----------   -----------
LOSS BEFORE INCOME
  TAXES.................          (278,120)          (547,244)     (597,730)      (96,387)     (703,721)
INCOME TAX BENEFIT......                 0                  0             0             0             0
                               -----------        -----------   -----------   -----------   -----------
NET LOSS................       $  (278,120)       $  (547,244)  $  (597,730)  $   (96,387)  $  (703,721)
                               ===========        ===========   ===========   ===========   ===========
NET LOSS PER SHARE:
  Basic and diluted.....       $     (0.03)       $     (0.06)  $     (0.06)  $     (0.01)  $     (0.07)
                               ===========        ===========   ===========   ===========   ===========
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING....        10,000,000         10,000,000    10,005,731    10,000,000    10,165,825
                               ===========        ===========   ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                               COMSTAR.NET, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT

                                                  COMMON STOCK
                          -------------------------------------------------------------
                           UNDESIGNATED            SERIES A               SERIES B
                          ---------------   ----------------------   ------------------   ACCUMULATED
                          SHARES   AMOUNT    SHARES       AMOUNT      SHARES     AMOUNT     DEFICIT        TOTAL
                          ------   ------   ---------   ----------   ---------   ------   -----------   -----------
Balance at
  inception,
  March 5, 1996.........       0   $   0            0   $        0           0   $   0    $         0   $         0
  Net loss..............       0       0            0            0           0       0       (278,120)     (278,120)
  Issuance of common
    stock...............   1,000       0            0            0           0       0              0             0
                          ------   ------   ---------   ----------   ---------   ------   -----------   -----------
Balance,
  December 31, 1996.....   1,000       0            0            0           0       0       (278,120)     (278,120)
  Net loss..............       0       0            0            0           0       0       (547,244)     (547,244)
                          ------   ------   ---------   ----------   ---------   ------   -----------   -----------
Balance,
  December 31, 1997.....   1,000       0            0            0           0       0       (825,364)     (825,364)
  Net loss..............       0       0            0            0           0       0       (597,730)     (597,730)
  Exchange of common
    stock...............  (1,000)      0    5,000,000            0   5,000,000       0              0             0
  Issuance of common
    stock...............       0       0       63,892      364,822           0       0              0       364,822
                          ------   ------   ---------   ----------   ---------   ------   -----------   -----------
Balance,
  December 31, 1998.....       0       0    5,063,892      364,822   5,000,000       0     (1,423,094)   (1,058,272)
  Net loss
    (unaudited).........       0       0            0            0           0       0       (703,721)     (703,721)
  Issuance of common
    stock (unaudited)...       0       0      307,870    1,757,922           0       0              0     1,757,922
                          ------   ------   ---------   ----------   ---------   ------   -----------   -----------
Balance,
  June 30, 1999
    (unaudited).........       0   $   0    5,371,762   $2,122,744   5,000,000   $   0    $(2,126,815)  $    (4,071)
                          ======   ======   =========   ==========   =========   ======   ===========   ===========

        The accompanying notes are an integral part of these statements.

                               COMSTAR.NET, INC.

                            STATEMENTS OF CASH FLOWS

                                       PERIOD FROM
                                        INCEPTION
                                     (MARCH 5, 1996)
                                           TO                 YEARS ENDED               PERIODS ENDED
                                      DECEMBER 31,            DECEMBER 31,                 JUNE 30,
                                     ---------------    ------------------------    ----------------------
                                          1996            1997          1998          1998         1999
                                     ---------------    ---------    -----------    --------    ----------
                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss.......................       $(278,120)      $(547,244)   $  (597,730)   $(96,387)   $ (703,721)
                                        ---------       ---------    -----------    --------    ----------
  Adjustments to reconcile net
    loss to net cash used in
    operating activities:
    Depreciation and
      amortization...............          11,622          57,255        284,598      69,794       182,119
    Equity in net loss of
      investee...................               0               0              0           0        82,744
    Changes in operating assets
      and liabilities:
      Accounts receivable, net...          (8,743)        (65,339)      (160,308)    (66,465)      (77,662)
      Prepaid and other current
        assets...................               0               0         (4,764)     (9,288)      (46,869)
      Deferred transaction
        costs....................               0               0              0           0      (110,980)
      Accounts payable...........               0         111,565          2,039     (27,557)      123,689
      Accrued liabilities........          63,114         (28,128)       134,743       7,127       (56,695)
      Accrued interest...........          10,047          50,893         74,561      34,874       (58,074)
      Advance billings...........               0          18,547         56,506      41,704        20,181
                                        ---------       ---------    -----------    --------    ----------
        Total adjustments........          76,040         144,793        387,375      50,189        58,453
                                        ---------       ---------    -----------    --------    ----------
        Net cash used in
          operating activities...        (202,080)       (402,451)      (210,355)    (46,198)     (645,268)
                                        ---------       ---------    -----------    --------    ----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchase of businesses and
    customer base................               0         (85,338)      (513,836)    (30,808)            0
  Purchases of property and
    equipment, net...............        (120,442)       (263,858)      (414,329)   (256,452)     (185,889)
  Investment in nschool..........               0               0        (82,744)          0             0
                                        ---------       ---------    -----------    --------    ----------
        Net cash used in
          investing activities...        (120,442)       (349,196)    (1,010,909)   (287,260)     (185,889)
                                        ---------       ---------    -----------    --------    ----------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from issuance of long-
    term debt....................          15,312         455,355        469,731     205,359             0
  Proceeds from note payable to
    related party................           8,000          55,124        233,080      84,518             0
  Proceeds from notes payable to
    shareholders.................         306,643         313,250        409,095           0             0
  Principal payments on long-term
    debt.........................          (1,031)        (16,464)       (20,434)    (11,095)      (52,369)
  Repayments of note payable to
    related party................               0          (6,000)       (20,016)          0             0
  Repayments of notes payable to
    shareholders.................               0          (1,344)       (25,110)          0      (100,000)
  Obligations under capital
    leases.......................               0               0         39,041           0       (12,946)
  Proceeds from issuance of
    common stock.................               0               0        364,822           0     1,757,922
                                        ---------       ---------    -----------    --------    ----------
        Net cash provided by
          financing activities...         328,924         799,921      1,450,209     278,782     1,592,607
                                        ---------       ---------    -----------    --------    ----------
NET INCREASE (DECREASE) IN
  CASH...........................           6,402          48,274        228,945     (54,676)      761,450

CASH AT BEGINNING OF PERIOD......               0           6,402         54,676      54,676       283,621
                                        ---------       ---------    -----------    --------    ----------
CASH AT END OF PERIOD............       $   6,402       $  54,676    $   283,621    $      0    $1,045,071
                                        =========       =========    ===========    ========    ==========

CASH PAID FOR INTEREST...........       $     387       $  15,308    $    76,044    $ 25,878    $  160,667
                                        =========       =========    ===========    ========    ==========

        The accompanying notes are an integral part of these statements.

                               COMSTAR.NET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1997, AND 1998
                     AND JUNE 30, 1998 AND 1999 (UNAUDITED)

1. ORGANIZATION AND BUSINESS OPERATIONS

     comstar.net, inc. (formerly Comstar Communications, Inc.) (the "Company") (a Georgia corporation) is a local, regional, and national provider of Internet access and other enhanced Internet services to businesses, educational institutions, and governmental organizations. The Company was incorporated on March 5, 1996 and commenced operations on June 10, 1996.

     The Company has incurred significant net operating losses in each year since its formation. As of December 31, 1998, the Company had an accumulated deficit of approximately $1.4 million. The Company expects that it will continue to incur net losses as it continues to expend substantial resources on sales and marketing initiatives and expansion efforts. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations.

     In addition, any increase in the Company's growth rate, shortfalls in anticipated revenues, increases in anticipated expenses, increases in the number of customers acquired, or significant acquisition opportunities could have a material adverse effect on the Company's liquidity and capital resources and would require the Company to raise additional capital from public or private equity or debt sources in order to finance operating losses, anticipated growth, and contemplated capital expenditures. If such sources of financing are insufficient or unavailable, the Company will be required to modify its growth and operating plans in accordance with the extent of available funding and attempt to attain profitability in its existing markets. The Company may need to raise additional funds in order to take advantage of unanticipated opportunities, such as the acquisition of a complementary business or the development of new services, or otherwise respond to unanticipated competitive pressures. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM UNAUDITED FINANCIAL INFORMATION

     The accompanying financial statements for the six months ended June 30, 1999 and 1998 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements have been included. The results for the six months ended June 30, 1999 are not necessarily indicative of the results to be obtained for a full year.

                               COMSTAR.NET, INC.

SOURCES OF SUPPLIES

     The Company relies on third-party networks, local and long distance telephone companies, and other companies to provide data communications capacity. Although management feels that alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

SIGNIFICANT CUSTOMERS

     During the year ended December 31, 1997, sales to one of the Company's customers were approximately $128,000, representing approximately 19% of the Company's total revenues. There were no amounts due from this customer as of December 31, 1997. There were no sales to customers representing 10% or more of the Company's revenues during the years ended December 31, 1996 or December 31, 1998.

     During the six months ended June 30, 1999, sales to a different customer were approximately $160,000, representing approximately 10.7% of the Company's total revenues. Accounts receivable due from this customer as of June 30, 1999 totaled approximately $29,000. The loss of this customer could have a material adverse effect on the Company's future operations.

LONG-LIVED ASSETS

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and cost in excess of net assets acquired related to those assets to be held and used and for long-lived assets and certain identifiable intangible assets to be disposed of.

     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and acquired customer base to determine whether any impairment exists. If circumstances suggest that the asset values may be impaired, an assessment of the assets' estimated fair values is performed based on the estimated undiscounted cash flows expected to be generated from such assets over the remaining lives of the long-lived assets, and an impairment loss is recognized in the statement of operations equal to the difference between the estimated fair values and the assets' carrying values. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

                               COMSTAR.NET, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Expenditures for improvements are capitalized, and replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Depreciation is provided on a straight-line basis over the remaining estimated useful lives, as follows:

Computers and telecommunications equipment................  Five years
Furniture and fixtures....................................  Ten years
Leasehold improvements....................................  Three years

PROPERTY UNDER CAPITAL LEASES

     The Company leases certain of its data communication and other equipment under lease agreements accounted for as capital leases. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Property under capital leases is depreciated over their estimated useful lives of five years, which is longer than the terms of the leases.

ADVERTISING COSTS

     The Company expenses all advertising costs as incurred.

ACCRUED LIABILITIES

     Accrued liabilities as of December 31, 1997 and 1998 consisted of the following:

                                                               1997       1998
                                                              -------   ---------
Accrued telecommunication expenses..........................  $17,839   $  69,958
Accrued professional fees...................................    5,000      59,517
Other accrued liabilities...................................   12,147      40,254
                                                              -------   ---------
                                                              $34,986   $ 169,729
                                                              =======   =========

REVENUE RECOGNITION

     The Company's revenues consist primarily of (i) Internet access, (ii) data center services, (iii) circuit rebills, and (iv) other revenues. Internet access revenues consist primarily of recurring revenues received for Internet access services. Data center services revenues consist primarily of recurring revenues received for co-location, managed application hosting, E-mail, domain name, and Web hosting services. Circuit rebills consists primarily of the resale of distance-sensitive circuits from local loop providers to the Company's customers. Other revenues consist primarily of transaction processing fees and miscellaneous hardware sales.

     Revenues are recognized as services are provided. Installation and customer set-up fees are recognized upon completion of services and historically comprise 3% to 8% of total

                               COMSTAR.NET, INC.

monthly revenues. Fees billed to customers related to installation and customer set-up are charged in order to recover the Company's cost of installing and setting up each customer. Transaction processing fees are generated from the use of the Company's e-commerce software and are recognized based upon monthly usage. Hardware sales are recognized upon the delivery of the hardware to the customer.

ADVANCE BILLINGS

     Advance billings represent the liability for billings made to customers in advance of services being provided. Such amounts are recognized as revenue when the related services are performed.

LIMITED SERVICE WARRANTIES

     The Company's customer contracts provided a limited service level warranty related to the continuous availability of service. This warranty provides a credit for free service for disruption in Internet access services. The Company accrues for such costs as estimated at the time of the sale. Credits issued for disruption in service were approximately $1,400, $5,200, and $2,800 for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999, respectively. There were no credits issued during the year ended December 31, 1996.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include cash, debt, and other short-term assets and liabilities. Based on the short-term nature or variable interest rates of these financial instruments, the estimated fair values of the Company's financial instruments approximate their carrying values as of December 31, 1996, 1997, and 1998.

CREDIT RISK

     The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to the ability to terminate access on delinquent accounts. The concentration of credit risk is mitigated by the large number of customers comprising the customer base. The carrying amounts of the Company's receivables approximate their fair values as of December 31, 1997 and 1998.

NET LOSS PER SHARE

     Basic and diluted net loss per share was computed in accordance with SFAS No. 128, "Earnings per Share," using the weighted average number of common shares outstanding. Basic loss per share is based on the weighted average number of shares outstanding. Diluted loss per share is based on the weighted average number of shares outstanding, and the dilutive effect of common stock equivalent shares issuable upon the exercise of stock options (using the treasury stock method). Net loss for basic and diluted earnings per share is the same for basic and diluted earnings per share; therefore, no reconciliation of the numerator is presented.

                               COMSTAR.NET, INC.

     On February 4, 1998, the Securities and Exchange Commission released Staff Accounting Bulletin ("SAB") No. 98, "Computation of Earnings Per Share." SAB No. 98 requires the retroactive inclusion of nominal issuances of common stock and common stock equivalents on earnings per share calculations for all periods presented and precludes the use of the treasury stock method for these issuances. Management believes that all issuances of common stock and stock options have been made at the current market value at the time of issuance and that there have been no nominal issuances.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income and its components in a full set of general-purpose financial statements. This statement was effective for periods beginning after December 15, 1997. The adoption of SFAS No. 130 did not have an impact on the Company's financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement was effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS No. 131 did not have an impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is the type of hedge transaction. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133". This statement defers the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company believes that the adoption of SFAS No. 133 and SFAS No. 137 will not have a material impact on the Company's financial statements.

3. ACQUISITIONS

ATHENS' ISP, INC.

     On July 1, 1998, Comstar acquired certain assets of Athens' ISP, Inc. under the terms of an asset purchase agreement. The acquisition consisted primarily of Internet access business subscribers and related computer and telecommunications equipment. The purchase price was $326,678, of which $275,478 was allocated to the customer list and related accounts and $51,200 was allocated to the equipment acquired. The customer list

                               COMSTAR.NET, INC.

and related accounts acquired is being amortized on a straight-line basis over three years. No goodwill was recorded.

     This acquisition was accounted for under the purchase method in accordance with Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations." Accordingly, the purchase price has been allocated to the net assets acquired based on their estimated fair values.

     The following unaudited pro forma information has been prepared assuming that the purchase acquisition occurred at the beginning of the year of acquisition and the year immediately preceding. The unaudited pro forma information is presented for informational purposes only and may not be indicative of the actual results of operations which would have occurred had the purchase acquisitions been consummated at the beginning of the respective periods, nor is the information necessarily indicative of the results of operations which may occur in the future operations of the combined entities.

                                                             1997         1998
                                                           ---------   ----------
Pro forma revenues.......................................  $ 801,349   $2,232,367
Pro forma loss from operations...........................   (604,841)    (501,630)
Pro forma loss per share.................................  $    (.06)  $     (.05)

ACQUIRED CUSTOMER BASE

     The Company capitalizes specific costs incurred related to the purchase of customer lists and related accounts from other Internet service providers. These costs include the actual fees paid as well as other expenses specifically related to the transactions. The following less significant purchases of customer lists and related accounts occurred during fiscal years 1997 and 1998:

SYSTEMS ATLANTA COMMUNICATIONS SYSTEMS, INC.

          On July 25, 1997, the Company acquired the business customer list and related accounts of Systems Atlanta Communications Systems, Inc. and certain related generic computer and telecommunications equipment under the terms of a purchase agreement. The purchase price was $148,343, of which $85,338 was allocated to the customer list and related accounts and $63,005 was allocated to the equipment acquired.

HOLLANDER, DOWS AND REINHARDT

          On April 3, 1998, Comstar acquired the business customer list and related accounts of Hollander, Dows and Reinhardt under the terms of a purchase agreement. The purchase price was $30,808, all of which was allocated to the customer list and related accounts.

                               COMSTAR.NET, INC.

WATCH ME NOW, INC.

          On July 31, 1998, the Company acquired the business customer list and related accounts and certain related computer and telecommunications equipment from Watch Me Now, Inc. under the terms of a purchase agreement. The purchase price was $179,350, of which $156,350 was allocated to the customer list and related accounts and $23,000 was allocated to the equipment acquired.

     The Company amortizes customer lists and related accounts over the lesser of three years or their calculated customer churn. Subsequent to an acquisition that results in the recording of customer lists or other intangible assets, the Company continually evaluates whether later events and circumstances have occurred that indicate that the remaining estimated useful lives of intangible assets may warrant revision or that the remaining balance of intangible assets may not be recoverable. When factors indicate that intangible assets should be evaluated for possible impairment, the Company uses a calculation of customer churn or an estimate of the related business segment's undiscounted net income or cash flows, as appropriate, over the remaining life of the assets in measuring whether such assets are recoverable in accordance with SFAS No. 121.

4. INVESTMENT IN NSCHOOL COMMUNICATIONS SYSTEMS, INC.

     On December 18, 1998, the Company entered into an agreement with nschool Communications Systems, Inc. ("nschool"), an internet communications company servicing educational institutions. The agreement required the Company to develop specialized software applications and provide related services to nschool in exchange for a 25% ownership interest in nschool. In accordance with APB Opinion No. 17, "Intangible Assets," the ownership interest in nschool was valued at the cost incurred to develop the software provided. The Company accounts for the investment in nschool under the equity method of accounting. The activity between December 18, 1998 and December 31, 1998 was immaterial to the Company's investment balance.

     During the period ending June 30, 1999, the Company recorded its percentage of the net loss of nschool bringing its investment balance to zero as of June 30, 1999. nschool sustained operating losses during the period ending June 30, 1999, exceeding the Company's investment balance. Therefore, the Company will track those losses in excess separately, and any subsequent realization of income from nschool will first go to reduce the excess losses.

                               COMSTAR.NET, INC.

5. LONG-TERM DEBT

     Long-term debt at December 31, 1997 and 1998 consisted of the following:

                                                             1997         1998
                                                          ----------   ----------
Note payable to related party, interest at 10%,
  principal and interest payable at maturity, January 1,
  2000 or upon closing of an initial public offering,
  whichever is sooner; secured by certain assets of the
  Company and personal guarantees by four of the
  Company's principal shareholders......................  $   57,124   $  270,188
Note payable to shareholders, interest at 9%, principal
  and interest payments payable at maturity, January 31,
  1999 (subsequently extended, Note 10).................           0      383,985
Note payable to shareholders, interest at 10%, principal
  and interest payable at maturity, January 1, 2000 or
  upon closing of an initial public offering, whichever
  is sooner; secured by certain assets of the Company...     618,549      618,549
$200,100 note payable to bank, interest at prime plus 1%
  (8.25% at December 31, 1998), principal and interest
  payments payable monthly through July 1, 1999; secured
  by certain assets of the Company and personal
  guarantees by one of the Company's principal
  shareholders (subsequently extended, Note 10).........           0      200,100
$700,000 revolving credit facility, interest at prime
  plus 1% (8.25% at December 31, 1997 and 1998),
  principal and accrued interest due at maturity, May
  25, 1999 secured by certain assets of the Company and
  personal guarantees by four of the Company's principal
  shareholders (subsequently extended, Note 10).........     430,369      700,000
$25,085 note payable to bank, interest at prime plus 1%
  (8.25% at December 31, 1997 and 1998), principal and
  interest payments payable monthly through February 15,
  1999; secured by certain assets of the Company........      15,345        2,369
$15,412 note payable to bank, interest at prime plus 1%
  (8.25% at December 31, 1996 and 1997), principal and
  interest payments payable monthly through November 5,
  1998; secured by certain assets of the Company........       7,458            0
                                                          ----------   ----------
                                                           1,128,845    2,175,191
Less current portion....................................     785,767   (2,175,191)
                                                          ----------   ----------
                                                          $  343,078   $        0
                                                          ==========   ==========

     In April 1997, the Company entered into a one-year revolving credit facility (the "Revolving Credit Facility") with a local commercial lending institution to provide up to

                               COMSTAR.NET, INC.

$500,000 of financing for the Company's operations. In May 1998, the Company extended the Revolving Credit Facility an additional year and increased the available credit to $700,000. At December 31, 1997 and 1998, $69,631 and $0, respectively, were available to the Company under the Revolving Credit Facility. On June 22, 1999, the Company extended the Revolving Credit Facility to October 1, 1999.

     In July 1998, two of the Company's principal shareholders entered into a lending arrangement with a bank on behalf of the Company. In connection with this lending arrangement, the shareholders then loaned the funds obtained to the Company with terms that mirrored the terms of the shareholders' note payable to the bank. The Company has been making principal and interest payments directly to the bank on behalf of the shareholders since the inception of the obligation. On February 28, 1999, the shareholders extended the maturity of the obligation to August 27, 1999, and the interest rate was lowered from 9% to 8.5%.

     The principal shareholders of the Company have agreed not to require repayment of the notes payable to them before June 30, 2000 or upon closing of an initial public offering, whichever is sooner.

6. SHAREHOLDERS' DEFICIT

COMMON STOCK

     In April 1996, the Company's board of directors authorized the creation of 1,000 shares of zero par value common stock. Each of the Company's four founders received 250 shares of the common stock.

     On November 19, 1998, the Company's board of directors authorized the creation of 105,000,000 shares of stock of all series. The authorization included 10,000,000 shares of common stock designated as Series A, 10,000,000 shares of common stock designated as Series B, 80,000,000 shares of undesignated common stock, and 5,000,000 shares designated as preferred stock. The two classes of common stock are identical except that shares of common stock Series A are entitled to one vote per share and shares of common stock Series B are entitled to ten votes per share. All of the series of stock have zero par values. Two of the original shareholders exchanged 250 shares each of the previously issued common stock for 2,500,000 shares each of the Series A common stock. The two remaining shareholders exchanged their previously issued shares for 2,500,000 shares each of the newly issued Series B common stock. All per share and share amounts (except for shareholders' deficit) have been restated for the exchanges.

SALE OF COMMON STOCK

     In November and December 1998, the Company sold 63,892 shares of Series A common stock for $5.71 per share to several private investors resulting in total proceeds of $364,822, all of which was recorded as additional paid-in capital.

     From January 1, 1999 to June 30, 1999, the Company sold 307,870 shares of Series A common stock to several private investors for total proceeds of $1,757,922, all of which was recorded as additional paid-in capital. All shares were sold at $5.71 per share.

                               COMSTAR.NET, INC.

EMPLOYEE STOCK OPTION PLAN

     On March 1, 1999, the Company's board of directors approved the 1999 Stock Option and Incentive Plan ("the Plan") to grant incentive stock options to purchase the Company's common stock. The Plan provided for the issuance of options to purchase up to 1,700,000 shares of the Company's common stock; 405,250, 25,000, and 32,000 options were granted to employees of the Company under the Plan on March 10, 1999, March 12, 1999, and March 30, 1999, respectively, at $5.71 per share. On May 17, 1999 and June 1, 1999, 15,000 and 100,000 additional option grants were made to two additional employees at $5.71 per share, respectively. In the opinion of management, the fair value of the Company's common stock on the dates of grant was equal to the exercise price; therefore, no compensation expense was recorded at the dates of grant. The Plan provides that the options vest at the rate of one-third per year from the date of original hire and expire ten years from the date of grant. At June 30, 1999, 577,250 options had been granted, 187,667 of which were fully vested. No options had been forfeited and none had expired; 1,122,750 shares of stock were available for future grants under the Plan as of June 30, 1999. A summary of the status of the Company's stock options at June 30, 1999 (unaudited) and changes during the period then ended is presented in the following table:

                                                                        WEIGHTED
                                                                         AVERAGE
                                                                        PRICE PER
                                                              SHARES      SHARE
                                                              -------   ---------
Outstanding at December 31, 1998............................        0     $0.00
  Granted...................................................  577,250      5.71
                                                              -------     -----
Outstanding at June 30, 1999................................  577,250     $5.71
                                                              =======     =====

Exercisable at June 30, 1999................................  187,667     $5.71
                                                              =======     =====

     The Company accounts for its stock-based compensation plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123, "Accounting for Stock-Based Compensation," defines a fair value-based method of accounting for an employee stock option plan or similar equity instrument and allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB Opinion No. 25. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value-based method of accounting defined in the statement had been applied.

     The Company has computed for pro forma disclosure purposes the value of all options granted during the period ended June 30, 1999 using the minimum value method as prescribed by SFAS No. 123 using the following assumptions:

Risk free interest rate.....................................  5.6% to 5.9%
Expected dividend yield.....................................  0
Expected lives..............................................  Five years
Expected volatility.........................................  84%

                               COMSTAR.NET, INC.

     If the Company had accounted for these grants in accordance with SFAS No. 123, the Company's reported pro forma net loss for the period ended June 30, 1999 would have increased to the following pro forma amount:

Net loss:
  As reported...............................................  $  (703,721)
  Pro forma.................................................   (1,628,927)
Net loss per share:
  Basic and diluted:
     As reported............................................  $     (0.07)
     Pro forma..............................................        (0.16)

7. INCOME TAXES

     Prior to January 1, 1999, the Company was an S corporation and was generally not subject to corporate level taxes on its net income because such income was attributed to the Company's stockholders, and taxes on such income were directly payable by them.

     On January 1, 1999, the Company became a C corporation for income tax purposes. Accordingly, the Company adopted SFAS No. 109, "Accounting for Income Taxes," which requires the use of the liability method in accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred income taxes also reflect the value of net operating losses and offsetting valuation allowances provided against assets which are not likely to be realized.

     Upon conversion to C corporation status, the Company recorded deferred taxes for which it will be responsible resulting from the termination of S corporation status. The components of the pro forma total deferred tax assets as of December 31, 1998 are as follows:

Deferred tax assets:
  Allowance for doubtful accounts...........................  $  9,670
  Amortization of customer lists............................    50,458
  Accrued interest..........................................    51,509
                                                              --------
     Total deferred tax assets..............................   111,637
Deferred tax liabilities:
  Depreciation of property and equipment....................    36,953
                                                              --------
     Net deferred tax assets before valuation allowance.....    74,684
  Less valuation allowance..................................   (74,684)
                                                              --------
     Net deferred tax assets................................  $      0
                                                              ========

     At December 31, 1998, the Company provided a valuation allowance against the entire net deferred tax asset balance because it is uncertain that the net deferred tax assets resulting from these deferred tax items will not be realized through future taxable income.

                               COMSTAR.NET, INC.

     The following summarizes the components of the pro forma income tax benefit for the years ended December 31, 1996, 1997, and 1998:

                                                   1996        1997        1998
                                                 ---------   ---------   ---------
Current:
  Federal......................................  $       0   $       0   $       0
  State........................................          0           0           0
Deferred:
  Federal......................................    (94,540)   (184,231)   (202,185)
  State........................................    (11,122)    (21,675)    (23,787)
  Valuation allowance..........................    105,662     205,906     225,972
                                                 ---------   ---------   ---------
                                                 $       0   $       0   $       0
                                                 =========   =========   =========

     A reconciliation from the federal statutory rate to the pro forma tax benefit for the years ended December 31, 1996, 1997, and 1998 is as follows:

                                                         1996     1997     1998
                                                         -----    -----    -----
Statutory federal tax rate.............................  (34.0)%  (34.0)%  (34.0)%
State income taxes, net of federal tax benefits........   (4.0)    (4.0)    (4.0)
Permanent differences -- meals and entertainment.......    0.0      0.4      0.2
Valuation allowance....................................   38.0     37.6     37.8
                                                         -----    -----    -----
                                                           0.0%     0.0%     0.0%
                                                         =====    =====    =====

8. COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATIONS

     The Company leases office space under noncancelable operating leases expiring on various dates through 2001. The Company recorded rent expense of approximately $33,152 and $106,417 for the years ended December 31, 1997 and 1998, respectively, related to these operating leases.

                               COMSTAR.NET, INC.

     Minimum future payments under noncancelable capital and operating leases as of December 31, 1998 for each of the next five years ended December 31 are as follows:

                                                             CAPITAL    OPERATING
                                                              LEASES     LEASES
                                                             --------   ---------
1999.......................................................  $ 28,067   $ 68,914
2000.......................................................    22,904     68,914
2001.......................................................    11,005     21,675
2002.......................................................         0          0
2003.......................................................         0          0
                                                             --------   --------
  Total minimum lease payments.............................    61,976   $159,503
                                                                        ========
Less imputed interest......................................   (22,935)
                                                             --------
Present value of minimum capitalized lease payments........    39,041
Less current portion of capital lease obligations..........   (28,067)
                                                             --------
Long-term portion of capital lease obligation..............  $ 10,974
                                                             ========

LEGAL PROCEEDINGS

     The Company is subject to lawsuits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of any pending legal proceedings will not have a material adverse effect on the Company's business or financial condition.

DEPENDENCE ON OTHER INTERNET ACCESS AND TELECOMMUNICATIONS PROVIDERS

     The Company depends on other corporations such as UUNET Technologies, Inc. ("UUNET"), GTE Internetworking ("GTE"), Sprint Communications Company, L.P. ("Sprint"), Intermedia Communications, Inc., and other facilities-based and nonfacilities-based carriers for the Company's subscribers' access to internet. The Company has entered into supply agreements with Sprint, GTE, UUNET, and other carriers to provide access to the Internet. The contracts are generally for a term of one to three years but are subject to early termination in certain instances. Some of the contracts also contain minimum purchase requirements. In addition, the Company depends on local carriers such as BellSouth and MediaOne for their subscribers' transmission to the Company's network. The Company's ability to maintain and expand business depends in part on its ability to enter into favorable contracts with the aforementioned access providers and carriers. The Company's success also depends on the cooperation of interexchange and local exchange carriers originating and terminating service in a timely manner. The partial or total loss of ability to initiate or terminate access to the internet would result in a loss of revenues and could lead to a loss of subscribers.

9. RELATED-PARTY TRANSACTIONS

DBTELECOM TECHNOLOGIES, INC.

     dbTelecom Technologies, Inc. ("Teletech") is a communications company that builds, maintains and installs technology upgrades on cellular and PCS networks. Teletech

                               COMSTAR.NET, INC.

is co-owned by two of the shareholders of the Company. In December 1996, Teletech agreed to pay certain operating expenditures on the Company's behalf and began to charge the Company a management fee for the use of certain employees of Teletech. All expenditures paid by Teletech are included in the Company's note payable to Teletech. During 1997 and 1998, Teletech paid $7,124 and $153,065, respectively, in operating expenses on the Company's behalf. Additionally, Teletech charged the Company management fees of $42,000 and $60,000 during 1997 and 1998, respectively. As of December 31, 1997 and 1998, the Company's note payable balance to Teletech was $57,124 and $270,188, respectively. The Company also reimbursed Teletech directly in cash for various expenses totaling $4,305 during 1998.

     The Company paid Teletech approximately $30,000 in management fees during the six-month period ended June 30, 1999. On July 1, 1999, the Company assumed the management functions previously provided by Teletech and therefore will no longer pay management fees in the future.

NSCHOOL

     The Company owns 25% of the outstanding common stock of nschool (Note 4). In addition to the development of the software, The Company performed services related to the design of nschool's corporate logo for which it charged a total of $1,462. One of the Company's principal shareholders and its Chairman of the board of directors is also the Chairman of the board of directors of nschool.

SALE OF COMMON STOCK TO EXECUTIVES

     In connection with the sale of the Company's shares to several private investors from November 23, 1998 through June 30, 1999 (Note 6), the Company sold 8,757 shares each of common stock at $5.71 per share to two executives of the Company.

10. SUBSEQUENT EVENTS

DEBT EXTENSIONS

     On July 21, 1999, the Company extended both the Revolving Credit Facility and the note payable with a local commercial lending institution to November 1, 1999. The Company made two payments of $50,000 each in March and July of 1999 on its note payable to the lending institution.

     On August 27, 1999, the two principal shareholders who had previously entered into a lending arrangement with a bank and then loaned the monies to the Company, extended the maturity of that obligation from August 27, 1999 to December 27, 1999. The interest rate was raised from 8.5% to 8.75%.

DIRECTOR APPOINTMENT

     On July 29, 1999, a partner in a law firm which is providing services to the Company with respect to general corporate matters as well as in connection with the Company's

                               COMSTAR.NET, INC.

proposed initial public offering, was one of two directors appointed to the board of directors of the Company. As of June 30, 1999, approximately $75,000 was due to this law firm for previously provided services. No professional fees were paid to this law firm during the year ended December 31, 1998.

COMPANY NAME CHANGE

     On July 29, 1999, the Company's board of directors unanimously voted to change the name of the Company to comstar.net, inc. from Comstar Communications Corporation, Inc. The name change became legally effective on August 2, 1999. The accompanying financial statements have been modified to reflect that change.

STOCK OPTION GRANTS

     On July 16, 1999, 100,000 option grants were made to an employee of the Company under the Plan at $5.71 per share. In the opinion of management, these options were granted at management's best estimate of fair market value at the date of grant and thus no compensation expense was recorded.

     On September 1, 1999, the Company's board of directors amended the Plan. The Amended and Restated 1999 Stock Option and Incentive Plan (the "Amended Plan") provides for an additional 600,000 shares of the Company's common stock to be available for grant, bringing the total amount of shares available from 1,700,000 (the original amount provided by the Plan) to 2,300,000.

     On September 1, 1999, two of the Company's principal shareholders were granted 137,500 options each under the Amended Plan at $5.71 per share. These options vest immediately upon the date of grant and expire ten years from the date of grant. Compensation expense of approximately $162,000 was recorded in connection with this grant.

     On September 1, 1999, 520,000 option grants were made to certain employees of Teletech under the Amended Plan. These options vest immediately upon the date of grant and expire ten years from the date of grant. Compensation expense of approximately $3,204,000 was recorded in connection with these grants using the fair value method of accounting as prescribed by SFAS No. 123.

DIRECTOR STOCK OPTION PLAN

     On September 1, 1999, the Company's board of directors approved the Director Stock Option Plan (the "Director Plan"). This Director Plan provides for the issuance of options to purchase up to 600,000 shares of the Company's common stock. On September 1, 1999, the Company granted 100,000 options each to two of the Company's directors. These options vest one-third immediately upon the date of grant, and then at a rate of one-third per year for the next two years from the date they commenced services as directors. The options expire five years from the date of grant. Compensation expense of approximately $39,000 was recorded in connection with this grant. The Company's board of directors will

                               COMSTAR.NET, INC.

establish the number of shares, exercise terms, and vesting schedules for all future grants made under the Director Plan.

PROPOSED INITIAL PUBLIC OFFERING OF COMMON STOCK

     The Company is in the process of registering with the Securities and Exchange Commission shares of its common stock. There can be no assurance that this offering will be completed.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Athens' ISP, Inc.:

     We have audited the accompanying balance sheets of ATHENS' ISP, INC. (a Georgia corporation) as of December 31, 1996 and 1997 and the related statements of operations and shareholders' deficit, and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Athens' ISP, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Atlanta, Georgia
May 28, 1999

                               ATHENS' ISP, INC.

                                 BALANCE SHEETS

                                                             1996        1997
                                                           ---------   ---------
ASSETS
CURRENT ASSETS:
  Cash...................................................  $   1,334   $   4,603
  Accounts receivable, net of allowance for doubtful
     accounts of $292 and $497 in 1996 and 1997,
     respectively........................................      1,653       2,983
  Unbilled revenues......................................      9,145      28,925
  Loan receivable........................................        505           0
  Prepaid expenses.......................................        898       5,793
                                                           ---------   ---------
       Total current assets..............................     13,535      42,304
                                                           ---------   ---------
PROPERTY AND EQUIPMENT:
  Computer and telecommunications equipment..............     83,404      95,068
  Furniture and fixtures.................................      5,594       6,837
  Property under capital leases (Note 2).................     47,055      47,055
  Software...............................................     17,633      18,398
                                                           ---------   ---------
                                                             153,686     167,358
  Less accumulated depreciation..........................    (23,287)    (53,046)
                                                           ---------   ---------
     Property and equipment, net.........................    130,399     114,312
                                                           ---------   ---------
OTHER ASSETS:
  Organization costs, net of accumulated amortization of
     $111 and $206 in 1996 and 1997, respectively........        364         269
  Acquired Customer Base, net of accumulated amortization
     of $0 and $1,025 in 1996 and 1997, respectively
     (Note 2)............................................          0       9,940
                                                           ---------   ---------
       Total other assets................................        364      10,209
                                                           ---------   ---------
       Total assets......................................  $ 144,298   $ 166,825
                                                           =========   =========

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current portion of obligations under capital leases
     (Note 3)............................................  $   8,268   $   9,344
  Accounts payable.......................................     10,296      12,050
  Accrued liabilities....................................      1,676       5,091
  Accrued interest.......................................     10,010      27,518
  Notes payable (Note 4).................................    218,308     240,401
                                                           ---------   ---------
       Total current liabilities.........................    248,558     294,404
                                                           ---------   ---------
LONG-TERM LIABILITIES:
  Obligations under capital lease (Note 3)...............     13,588       4,244
                                                           ---------   ---------
SHAREHOLDERS' DEFICIT (NOTE 5):
  Common stock, $1 par value.............................        500         500
  Accumulated deficit....................................   (118,348)   (132,323)
                                                           ---------   ---------
       Total shareholders' deficit.......................   (117,848)   (131,823)
                                                           ---------   ---------
       Total liabilities and shareholders' deficit.......  $ 144,298   $ 166,825
                                                           =========   =========

      The accompanying notes are an integral part of these balance sheets.

                               ATHENS' ISP, INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                             1996        1997
                                                           ---------   ---------
REVENUES:
  Access.................................................  $ 109,652   $ 292,511
                                                           ---------   ---------
OPERATING EXPENSES:
  Cost of service........................................     61,578      96,280
  Payroll................................................     63,471     106,810
  General and administrative.............................     27,240      25,200
  Rent...................................................      7,500      14,289
  Professional fees......................................      3,654       2,241
  Insurance..............................................      4,882       7,576
  Depreciation and amortization..........................     21,966      30,879
                                                           ---------   ---------
     Total operating expenses............................    190,291     283,275
                                                           ---------   ---------
OPERATING (LOSS) INCOME..................................    (80,639)      9,236
                                                           ---------   ---------
OTHER (EXPENSES) INCOME:
  Interest expense.......................................     (9,874)    (23,145)
  Other..................................................     (6,760)        (66)
                                                           ---------   ---------
     Total other (expenses) income.......................    (16,634)    (23,211)
                                                           ---------   ---------
NET LOSS.................................................    (97,273)    (13,975)
ACCUMULATED DEFICIT, BEGINNING OF YEAR...................    (20,575)   (117,848)
                                                           ---------   ---------
ACCUMULATED DEFICIT, END OF YEAR.........................  $(117,848)  $(131,823)
                                                           =========   =========

        The accompanying notes are an integral part of these statements.

                               ATHENS' ISP, INC.

                            STATEMENTS OF CASH FLOWS

                                                               1996       1997
                                                             --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................................  $(97,273)  $(13,975)
                                                             --------   --------
  Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities:
     Depreciation and amortization.........................    21,966     30,879
     Gain on sale of equipment.............................         0        196
     Changes in operating assets and liabilities:
       Accounts receivable, net............................    (1,653)    (1,330)
       Unbilled revenues...................................    (9,145)   (19,780)
       Prepaid expenses....................................      (898)    (4,895)
       Accounts payable....................................     9,620      1,754
       Accrued liabilities.................................     1,114      3,415
       Accrued interest....................................     9,643     17,508
                                                             --------   --------
          Total adjustments................................    30,647     27,747
                                                             --------   --------
          Net cash (used in) provided by operating
             activities....................................   (66,626)    13,772
                                                             --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net.................  (117,189)   (13,868)
  Purchase of customer base................................         0    (10,965)
  Loan receivable..........................................      (505)       505
                                                             --------   --------
          Net cash used in investing activities............  (117,694)   (24,328)
                                                             --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of debt...........................   170,010     39,563
  Repayment of debt........................................    (6,546)   (17,470)
  Obligations under capital lease..........................    21,856     (8,268)
                                                             --------   --------
          Net cash provided by financing activities........   185,320     13,825
                                                             --------   --------
NET INCREASE...............................................     1,000      3,269
CASH AT BEGINNING OF YEAR..................................       334      1,334
                                                             --------   --------
CASH AT END OF YEAR........................................  $  1,334   $  4,603
                                                             ========   ========
CASH PAID FOR INTEREST.....................................  $    224   $  2,232
                                                             ========   ========

        The accompanying notes are an integral part of these statements.

                               ATHENS' ISP, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

1. ORGANIZATION AND BUSINESS OPERATIONS

     Athens' ISP, Inc. (the "Company") (a Georgia corporation) is a local and regional provider of Internet access services to individuals and small businesses. The Company has provided Internet access services since September 1995.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LONG-LIVED ASSETS

     The Company carries long-lived assets, as defined, at cost less accumulated depreciation and amortization. Long-lived assets are evaluated periodically for other than temporary impairment. If circumstances suggest that their value may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the asset. Impairment, if any, is recognized through a valuation allowance with a corresponding charge recorded in the income statement. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Expenditures for improvements are capitalized, and replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Depreciation is provided on a straight-line basis over the remaining estimated useful lives, as follows:

Computers and telecommunications equipment..................  Five years
Furniture and fixtures......................................  Seven years
Software....................................................  Three years

PROPERTY UNDER CAPITAL LEASES

     The Company leases certain data communication and other equipment under lease agreements accounted for as capital leases. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Property under capital leases is depreciated over their estimated useful lives of five years, which is longer than the terms of the leases.

                               ATHENS' ISP, INC.

ACQUIRED CUSTOMER BASE

     On August 21, 1997, the Company acquired the customer list and related accounts of Interlinks Online, Inc. ("Interlinks") and some related computer and telecommunications equipment under the terms of a purchase agreement. The purchase price was approximately $18,465, of which $10,965 was allocated to the customer list and related accounts and $7,500 was allocated to the equipment acquired. The Company capitalized the cost of the customer list and related accounts and amortizes them over a period of three years.

INCOME TAXES

     The Company is an S corporation and is not subject to corporate level taxes on its net income because such income is attributed to the Company's stockholders and taxes on such income is directly payable by them.

REVENUE RECOGNITION

     The Company's revenues consist primarily of access revenues. Access revenues are recurring revenues received for Internet access and web domain hosting services. Revenue related to access services is recognized as the service is provided. Installation and customer set-up fees are recognized upon completion of the services. Unbilled revenues as of December 31, 1996 and 1997 consist of revenues associated with services provided in advance of billings.

CREDIT RISK

     The Company's accounts receivable potentially subjects the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to the ability to terminate access on delinquent accounts. The carrying amounts of the Company's receivables approximate their fair values as of December 31, 1997 and 1996.

MAJOR CUSTOMERS

     Sales to Kali, Inc. ("Kali"), a computer developer, during 1997 were approximately 35% of the Company's total sales during 1997. No other customer accounted for more than 10% of the Company's sales during 1996 and 1997. As of years ended December 31, 1996 and 1997, respectively, there were no accounts receivable balances due from Kali.

                               ATHENS' ISP, INC.

3. LEASES

OPERATING LEASES

     Beginning in 1997, the Company entered into various noncancelable operating lease agreements for certain telecommunications equipment. The obligations extend through 2000. The following is a schedule of future minimum rent payments required under the leases at December 31, 1997:

1998........................................................  $21,834
1999........................................................   18,749
2000........................................................    4,193
2001........................................................        0
2002........................................................        0
Thereafter..................................................        0
                                                              -------
  Total.....................................................  $44,776
                                                              =======

     Rent expense for the equipment was $6,789 for the year ended December 31, 1997 and is included in rent in the accompanying statement of operations and shareholders' deficit. The Company rents office space on a month to month basis. Office rent expense was $7,500 for the years ended December 31, 1996 and 1997, respectively.

CAPITAL LEASE

     The Company leases telecommunications equipment through a noncancelable capital lease agreement. The capital lease obligation totaled $21,856 and $13,588 for the years ended December 31, 1996 and 1997, respectively. The capital lease obligation is secured by the telecommunications equipment. The following is a schedule of future minimum payments required under the capital lease at December 31, 1997:

1998........................................................  $10,500
1999........................................................    4,375
                                                              -------
                                                               14,875
  Less imputed interest.....................................   (1,287)
                                                              -------
     Net obligations under capital lease....................  $13,588
                                                              =======

                               ATHENS' ISP, INC.

4. DEBT

     Debt at December 31, 1996 and 1997 consisted of the following:

                                                               1996       1997
                                                             --------   --------
Note payable to shareholder, interest at 8.27%% and 8.44%
  for 1996 and 1997, respectively, principal and interest
  payable on demand........................................  $199,945   $214,945
Note payable to Interlinks, payable monthly through
  September 5, 1998, non-interest bearing..................         0     15,219
Note payable to shareholder for credit card purchases,
  non-interest bearing, payable on demand..................    18,363     10,237
                                                             --------   --------
  Total debt...............................................  $218,308   $240,401
                                                             ========   ========

     Following are maturities of the debt as of December 31, 1997 for each of the next five years ending on December 31:

1999........................................................  $240,401
2000........................................................         0
2001........................................................         0
2002........................................................         0
2003........................................................         0
Thereafter..................................................         0
                                                              --------
  Total.....................................................  $240,401
                                                              ========

     There were payments of approximately $65,000, $75,000,and $100,000 made July 1998, January 1999, and April 1999, respectively, against the outstanding debt balances.

5. SHAREHOLDERS' DEFICIT

     In July 1995, the Company authorized for issuance 10,000 shares of common stock with a $1 par value. There were 500 shares outstanding at December 31, 1996 and 1997, respectively.

6. COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

     The Company is subject to lawsuits arising in the ordinary course of business. In the opinion of management, the ultimate resolution for these pending legal proceedings will not have a material adverse effect on the Company's business or financial condition.

DEPENDENCE ON OTHER INTERNET ACCESS AND TELECOMMUNICATIONS PROVIDERS

     The Company depends on other corporations such as Sprint, BellSouth, AT&T, and other facilities-based and nonfacilities-based carriers for the Company's subscribers' access to the Internet. The Company's success depends on the cooperation of interexchange and

                               ATHENS' ISP, INC.

local exchange carriers originating and terminating service in a timely manner. The partial or total loss of the ability to initiate or terminate access to the Internet would result in a loss of revenues and could lead to a loss of subscribers.

7. SUBSEQUENT EVENT

     On July 1, 1998, comstar.net,inc. acquired certain assets of Athen's ISP, Inc. under the terms of an asset purchase agreement. The acquisition consisted primarily of Internet access business subscribers and related computer and telecommunications equipment. The purchase price was approximately $327,000. On the same date, an unrelated party also acquired certain assets of Athens' ISP, Inc. under a separate asset purchase agreement. The acquisition consisted primarily of Internet access individual dial-up subscribers, accounts receivable, and related computer and telecommunications equipment. The purchase price was approximately $186,000.

                                            SHARES

                            (COMSTAR.NET, INC. LOGO)

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                           SCOTT & STRINGFELLOW, INC.
                         SUNTRUST EQUITABLE SECURITIES
                             ---------------------
                                            , 1999
                             ---------------------

     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made pursuant to this prospectus after the date of this prospectus shall create an implication that the information contained in this prospectus or the affairs of comstar.net, inc. have not changed since the date of this prospectus.

     Until              (25 days after the date of this prospectus), all dealers
that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

               PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table describes our expenses in connection with the offering described in the registration statement. All amounts are estimates and may be subject to future contingencies except the SEC registration fee and the NASD fees:

SEC registration fee........................................  $15,150
NASD fees...................................................    5,948
Nasdaq fees.................................................
Blue Sky fees and expenses..................................
Printing and engraving......................................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Transfer agent fees.........................................
Miscellaneous expenses......................................
                                                              -------
  Total.....................................................  $
                                                              =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Georgia Business Corporation Code, as amended, permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except a corporation cannot eliminate or limit the liability of a director for:

     - an appropriation, in violation of his duties, of any business opportunity of the corporation,

     - acts or omissions which involve intentional misconduct or a knowing violation of law,

     - unlawful corporate distributions, or

     - any transaction from which the director received an improper personal benefit.

This provision relates only to breaches of duty by directors in their capacity as directors, and not in any other corporate capacity, such as officers. It limits liability only for breaches of fiduciary duties under the Georgia Code, and not for violation of other laws, such as the federal securities laws. Our articles of incorporation exonerate our directors from monetary liability to the extent described above.

     In addition to the rights provided by law that are described above, our bylaws provide broad indemnification rights to our directors and the officers, employees and agents as the directors may select, with respect to various civil and criminal liabilities and losses that may be incurred by the director, officer, agent or employee in any pending or threatened litigation or other proceedings. This indemnification does not apply in the same situations described above with respect to the exculpation from liability of our directors. We are also obligated to reimburse directors and other parties for expenses, including legal fees, court costs and expert witness fees, incurred by those persons in defending against any of these liabilities and losses, as long as the person in good faith believes that he or she complied with the applicable standard of conduct with respect to the underlying accusations giving rise to the liabilities or losses and agrees to repay to us any advances made under the bylaws if it is ultimately determined that the person is not entitled to indemnification by us. Any amendment or other modification to the bylaws which limits or otherwise adversely affects the rights to indemnification currently provided in the bylaws shall apply only to proceedings based upon actions and events occurring after the amendment and delivery of notice of it to the indemnified parties. In addition, if the Georgia Code is ever amended to permit greater elimination of liability, our articles provide that such greater protection shall be given automatically to our directors without further board or shareholder action unless required by law.

     We have entered into separate indemnification agreements with each of our directors and some of our officers. We have agreed, among other things, to provide for indemnification and advancement of expenses in a manner and under terms and conditions similar to those stated in the bylaws. Our shareholders cannot void these agreements. In addition, we hold an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors and officers for a wrongful act that they may become legally obligated to pay or for which we are required to indemnify the directors or officers.

     We believe that the above protections are necessary to attract and retain qualified persons as directors and officers.

     The underwriting agreement, which is filed as Exhibit 1.1 hereto, also contains the underwriters' agreement to indemnify our directors and officers and some other persons against civil liabilities specified in the agreement.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     (a) Issuances of Capital Stock

     In May 1996, we issued and sold 1,000 shares of our common stock to 4 investors in exchange for services and other consideration equal to $1.00.

     In November 1998, we recapitalized comstar.net by converting the 1,000 shares of common stock previously outstanding to 5,000,000 shares of common stock series A and 5,000,000 shares of common stock series B.

     Between November 23, 1998 and June 30, 1999, we sold 371,762 shares of common stock series A at a price per share of $5.71 to 25 investors in a private financing for a total of $2,122,754 in cash.

     (b) Certain Grants of Options

     As of September 1, 1999, we had issued options to purchase 1,472,250 shares of common stock pursuant to the Amended and Restated 1999 Stock Option and Incentive Plan and options to purchase 200,000 shares of common stock pursuant to the Director Stock Option Plan.

     No underwriters were involved in the foregoing sales of securities. Each issuance of securities described above was made in reliance on one or more of the exemptions from registration provided by Sections 3(a)(11), 3(b), 4(2) and 4(6) of the Securities Act, Regulation D and Rule 701, as promulgated by the SEC under the Securities Act. All recipients of securities in these transactions were either (a) eligible participants in a compensatory plan or (b) accredited investors who represented their intention to acquire the securities for investment purposes only and not with a view to or for the sale in connection with any distribution of those shares. We affixed appropriate legends to the share certificates we issued in those transactions. All recipients of these securities had adequate access, through their relationships with comstar.net, to information about us. All of these securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1*     --   Form of Underwriting Agreement.
 2.1+     --   Asset Purchase Agreement dated as of June 30, 1998 between
               Athens' ISP, Inc. and the registrant.
 3.1      --   Amended and Restated Articles of Incorporation dated
               November 20, 1998 and Articles of Amendment to the Amended
               and Restated Articles of Incorporation dated July 29, 1999.
 3.2*     --   Form of Amended and Restated Articles of Incorporation to be
               filed upon the completion of this offering.
 3.3      --   Bylaws.
 3.4*     --   Form of Amended and Restated Bylaws to be effective upon the completion of this offering.
 4.1      --   See Exhibits 3.1 through 3.4 for provisions defining the
               rights of comstar.net shareholders.
 4.2*     --   Specimen common stock certificate.
 4.3      --   Amended and Restated Shareholder Agreement dated December 1,
               1998, and Amendment No. 1 to Amended and Restated
               Shareholder Agreement dated August 31, 1999.
 5.1*     --   Opinion of Nelson Mullins Riley & Scarborough, L.L.P.
10.1      --   Amended and Restated 1999 Stock Option and Incentive Plan,
               including form of Stock Option Agreement attached thereto.
10.2      --   Director Stock Option Plan, including form of Director Stock
               Option Agreement attached thereto.
10.3      --   Form of Indemnification Agreement between comstar.net, inc.
               and each of its directors and executive officers.
10.4      --   Lease of office space from Emerson Center Company dated May
               2, 1996, and First Amendment to lease dated August 26, 1996.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.5      --   Lease of office space from Emerson Center Company dated
               February 5, 1998, First Amendment to Lease dated September
               17, 1998 and Second Amendment to lease dated January 7,
               1999.
10.6      --   Form of Agreement between comstar.net and its customers for network services.
10.7      --   Form of Internet Access Service Addendum to the Network
               Services Agreement.
10.8      --   Form of Colocation Service Addendum to the Network Services
               Agreement.
10.9      --   Form of Corporate Acceptable Use Policy Addendum to the
               Network Services Agreement.
10.10     --   Form of Agreement between comstar.net and its customers for special access services.
10.11     --   Form of Non-Solicitation, Confidentiality and Assignment
               Agreement between comstar.net, inc. and each of its
               employees.
10.12     --   Loan agreement dated July 21, 1999 between Premier Bank and the registrant.
10.13     --   Modification Note dated July 21, 1999 and loan agreement
               dated June 22, 1999 between Premier Bank and the registrant.
10.14     --   Letter Agreement dated July 1, 1998 between Samuel F. Dayton and the registrant relating to repayment of loans to First
               National Bank of Commerce.
23.1*     --   Consent of Nelson Mullins Riley & Scarborough, L.L.P.
               (included in legal opinion to be filed as Exhibit 5.1)
23.2      --   Consent of Arthur Andersen LLP.
24.1      --   Power of Attorney (included on signature pages hereto).
27.1      --   Financial Data Schedule (for SEC use only).

-------------------------

* To be filed by amendment.

+ We agree to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request, as provided in Item 601(b)(2) of Regulation S-K.

     (b) Financial Statement Schedules

     Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     We hereby undertake to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus we file pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 10th day of September, 1999.

                                          comstar.net, inc.

                                          By:      /s/ SAMUEL F. DAYTON
                                             -----------------------------------
                                                      Samuel F. Dayton
                                                          President

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of comstar.net, inc., a Georgia corporation, for himself and not for one another, does hereby constitute and appoint Samuel F. Dayton and Christopher K. Martin, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Section 462(b) of the Securities Act of 1933, and all post-effective amendments thereto, and to cause the same (together with all Exhibits thereto and all documents in connection therewith) to be filed with the SEC, granting unto said attorneys and each of them full power and authority to do and perform each and every act and thing necessary and proper to be done in and about the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys-in-fact and agents or any one of them, or his or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities listed and on the dates indicated.

                 SIGNATURES                              TITLE                   DATE
                 ----------                              -----                   ----
             /s/ J. CARY HOWELL                Chief Executive Officer    September 10, 1999
---------------------------------------------    and Director (Principal
               J. Cary Howell                    Executive Officer)

          /s/ CHRISTOPHER K. MARTIN            Chief Financial Officer    September 10, 1999
---------------------------------------------    and Treasurer
            Christopher K. Martin                (Principal Financial
                                                 and Accounting Officer)

                 SIGNATURES                              TITLE                   DATE
                 ----------                              -----                   ----
            /s/ SAMUEL F. DAYTON               Chairman of the Board and  September 10, 1999
---------------------------------------------    President
              Samuel F. Dayton

             /s/ EDWARD N. LANDA               Chief Technology Officer,  September 10, 1999
---------------------------------------------    Secretary and Director
               Edward N. Landa

           /s/ JAMES L. BRUCE, JR.             Director                   September 10, 1999
---------------------------------------------
             James L. Bruce, Jr.

             /s/ GLENN W. STURM                Director                   September 10, 1999
---------------------------------------------
               Glenn W. Sturm

            /s/ STEPHEN R. GROSS               Director                   September 10, 1999
---------------------------------------------
              Stephen R. Gross

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To comstar.net, inc.:

     We have audited, in accordance with generally auditing standards, the financial statements of COMSTAR.NET, INC. (a Georgia corporation) included in this registration statement and have issued our report thereon dated June 30, 1999 (except with respect to Note 10, as to which the date is September 1, 1999). Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Item 16(b) of the registration statement is the responsibility of comstar.net's management and presented for purposes of complying with the Securities and Exchange Commission rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                              ARTHUR ANDERSEN LLP

                                              /s/ Arthur Andersen LLP

Atlanta, Georgia
June 30, 1999

                                  SCHEDULE II
                               COMSTAR.NET, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                            BALANCE AT   CHARGED TO
                                            BEGINNING    COSTS AND                  BALANCE AT
                                             OF YEAR      EXPENSES    DEDUCTIONS*   END OF YEAR
                                            ----------   ----------   -----------   -----------
For the period from:
  March 5, 1996 to December 31, 1996:
     Allowance for doubtful accounts......   $     0      $     0       $     0       $     0
                                             -------      -------       -------       -------
For the fiscal year ended:
  December 31, 1997: Allowance for
     doubtful accounts....................   $     0      $19,426       $     0       $19,426
                                             -------      -------       -------       -------
  December 31, 1998: Allowance for
     doubtful accounts....................   $19,426      $24,039       $18,018       $25,447
                                             -------      -------       -------       -------

---------------

* Principally charges for which reserves were provided, net of recoveries.